Exhibit 99.1

September 18, 2023

Dear Safe & Green Holdings Corp. Stockholder:

In December 2022, we announced our plan to separate into two separate publicly traded companies. To implement the separation, we will distribute approximately 30% of the outstanding shares of common stock of Safe and Green Development Corporation (“SG DevCo”) on the distribution date to our stockholders on a pro rata basis as a distribution.

Each stockholder of Safe & Green Holdings Corp. (“SG Holdings”) as of September 8, 2023, the record date for the distribution, will receive 0.930886 shares of SG DevCo common stock for every five (5) shares of SG Holdings common stock held as of the close of business on the record date, as well as a cash payment in lieu of any fractional shares. SG DevCo common stock will be issued in book-entry form only, which means that no physical share certificates will be issued. You do not need to take any action to receive shares of SG DevCo to which you are entitled as a SG Holdings stockholder, and you do not need to pay any consideration or surrender or exchange your SG Holdings common stock. Following the consummation of the distribution, you will own common stock in both SG Holdings and SG DevCo.

The separation of SG DevCo from SG Holdings and the distribution of SG DevCo common stock is intended, among other things, to enable the management of the two companies to pursue opportunities for long-term growth and profitability unique to each company’s business and to allow each business to more effectively implement its own distinct capital structure and capital allocation strategies. SG Holdings is expected to continue developing, designing and fabricating modular structures. SG DevCo will focus on real estate development.

The SG Holdings Board of Directors believes that, following the spin-off, the combined value of SG Holdings’ common stock and SG DevCo’s common stock could, over time and assuming similar market conditions, be greater than the value of SG Holdings’ common stock had the spin-off not occurred. With two separate public companies having distinct business models and investment characteristics, investors will have the opportunity to value each against distinct sets of peers and investment metrics. This has the potential to increase the overall valuation of the companies, thus unlocking stockholder value.

We encourage you to read the attached information statement, which is being provided to all SG Holdings stockholders that held shares on the record date for the distribution. The information statement describes the distribution in respect of SG DevCo in detail, material tax consequences and contains important business and financial information about SG DevCo. The included financial statements of SG DevCo are prepared from SG Holdings’ historical accounting records and contain certain allocations of SG Holdings’ costs as required, and we encourage you to read them together with the pro forma financial information included in the attached information statement.

We believe the separation provides tremendous opportunities for our businesses, as we work to continue to build long-term value. We appreciate your continuing support of SG Holdings.

Sincerely,
Paul M. Galvin
Chief Executive Officer
Safe & Green Holdings Corp.

September 18, 2023

Dear Future Safe and Green Development Corporation Stockholder:

On behalf of Safe and Green Development Corporation (“SG DevCo”) it is my great privilege to welcome you as a future stockholder of our company. Following our separation from Safe & Green Holdings Corp. (“SG Holdings”), we will operate as a separate publicly traded company.

SG DevCo is a real estate developer which has been and intends on continuing to engage primarily in the acquisition, development, management, sale and leasing of green single or multi-family projects nationally. We plan to construct many of the developments using modular structures constructed by SG Holdings. In addition to these development projects, we intend, subject to our ability to raise sufficient capital, to build strategically placed manufacturing facilities. We expect to begin to break ground on several projects in 2024.

The separation will create two companies with more focused, aligned businesses, which will allow each company to more effectively articulate a clear investment thesis to attract a long-term investor base suited to its business and the industries in which it operates and serves. We believe that each company will benefit from the investment community’s ability to value its businesses independently within the context of its particular industry with the anticipation that, over time, the aggregate market value of the companies will be higher, assuming the same market conditions, than if SG Holdings were to remain under its current configuration.

We invite you to learn more about our company by reading the enclosed information statement, which details our strategy and plans for near and long-term growth to generate value for our stockholders. We are excited about our future as a separate company, and we look forward to your support as a Safe and Green Development Corporation stockholder as we begin this new and exciting chapter.

Sincerely,
David Villarreal
Chief Executive Officer
Safe and Green Development Corporation

INFORMATION STATEMENT

Safe and Green Development Corporation

This information statement is being furnished in connection with the distribution by Safe & Green Holdings Corp. (“SG Holdings”), to its stockholders of approximately 30% of the outstanding shares of common stock of Safe and Green Development Corporation (“SG DevCo”), a wholly owned subsidiary of SG Holdings, that holds the assets and liabilities associated with SG Holdings’ real estate development business.

Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “SGD.”For every five (5) shares of common stock of SG Holdings held of record by you as of the close of business on September 8, 2023, the record date for the distribution, you will receive 0.930886 shares of our common stock. The distribution will generally be taxable to stockholders for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.” The distribution is expected to be completed on September 27, 2023, the distribution date. Immediately after SG Holdings completes the distribution, we will be a separate publicly traded company.

No vote or other action is required by you to receive shares of our common stock. You will not be required to pay anything for the new shares or to surrender any of your shares of SG Holdings common stock. We are not asking you for a proxy, and you should not send us a proxy or your share certificates.

There currently is no trading market for our common stock. We anticipate that a limited market, commonly known as a “when-issued” trading market, for our common stock will commence on September 19, 2023. We expect the “regular-way” trading of our common stock will begin on the first trading day following the completion of the distribution.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements. See “Business — Emerging Growth Company.” In addition, we will be a “controlled company” within the meaning of the corporate governance rules of the Nasdaq Stock Market due to SG Holding’s anticipated approximate 70% ownership interest in us immediately following the completion of the distribution.

The ownership percentages discussed above will be decreased upon future issuances of equity securities or securities convertible or exercisable into equity securities, including the exercise or settlement of any equity awards issued pursuant to our 2023 Incentive Compensation Plan (including 1,831,250 restricted stock unit (“RSU”) awards which are currently outstanding, 1,556,238 of which are currently vested). To date, no shares have been issued pursuant to such RSU awards. It is intended that shares subject to vested RSU awards will be issued shortly after the Separation and Distribution.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is September 18, 2023.

This information statement was first made available to SG Holdings stockholders on or about September 22, 2023.

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ABOUT THIS INFORMATION STATEMENT

This information statement forms part of a registration statement on Form 10 (File No. 001- 41581) filed with the Securities and Exchange Commission (“SEC”), with respect to the shares of our common stock to be distributed to SG Holdings stockholders in connection with the separation of SG Holdings and SG DevCo.

We and SG Holdings have supplied all of the information contained in this information statement relating to our respective companies. We and SG Holdings have not authorized anyone to provide you with information other than the information that is contained in this information statement. We and SG Holdings take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This information statement is dated September 18, 2023, and you should not assume that the information contained in this information statement is accurate as of any date other than such date.

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about SG Holdings assumes the completion of all of the transactions referred to in this information statement in connection with the separation of SG Holdings and SG DevCo.

Unless otherwise indicated or as the context otherwise requires, all references in this information statement to the following terms will have the meanings set forth below:

•        “SG DevCo,” “we,” “us,” “our,” “our Company,” and “the Company” means Safe and Green Development Corporation;

•        “SG Holdings” means Safe & Green Holdings Corp. and, when appropriate in the context, also includes the subsidiaries of this entity;

•        “Distribution” means the distribution of approximately 30% of the outstanding shares of our common stock on the Distribution Date, which are owned by SG Holdings, to stockholders of SG Holdings;

•        “Distribution Date” means the date on which the Distribution is completed, which is expected to be on September 27, 2023;

•        “Separation” means the separation of the Spin-Off Business from SG Holdings to SG DevCo;

•        “Nasdaq” means the Nasdaq Capital Market;

•        “Spin-Off Business” means SG Holdings’ real estate development business currently conducted by SG DevCo, including the operations, properties, services, and activities of such business.

•        “Record Date” means September 8, 2023, the record date for the Distribution.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this information statement that are not purely historical are forward-looking statements. All statements other than statements of historical facts contained or incorporated herein by reference in this information statement, including statements regarding our future operating results, future financial position, business strategy, objectives, goals, plans, prospects, markets, and plans and objectives for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “targets,” “contemplates,” “projects,” “predicts,” “may,” “might,” “plan,” “will,” “would,” “should,” “could,” “may,” “can,” “potential,” “continue,” “objective,” or the negative of those terms, or similar expressions intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. Specific forward-looking statements in this information statement, include statements regarding our strategies, outlook, business and prospects; and statements regarding potential share gains. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although each of SG Holdings and SG DevCo believes that the expectations reflected in any forward-looking statements it makes are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to:

•        Our limited operating history makes it difficult for us to evaluate our future business prospects.

•        Our auditors have expressed substantial doubt about our ability to continue as a going concern.

•        Our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth or investments effectively.

•        The long-term sustainability of our operations as well as future growth depends in part upon our ability to acquire land parcels suitable for residential projects at reasonable prices.

•        We operate in a highly competitive market for investment opportunities, and we may be unable to identify and complete acquisitions of real property assets.

•        Our property portfolio has a high concentration of properties located in certain states.

•        There can be no assurance that the properties in our development pipeline will be completed in accordance with the anticipated timing or cost.

•        Our insurance coverage on our properties may be inadequate to cover any losses we may incur and our insurance costs may increase.

•        We may not be able to secure sufficient modular units to complete our developments using modules built by SG Echo.

•        Our operating results may be negatively affected by potential development and construction delays and resultant increased costs and risks.

•        We rely on third-party suppliers and long supply chains, and if we fail to identify and develop relationships with a sufficient number of qualified suppliers, or if there is a significant interruption in our supply chains, our ability to timely and efficiently access raw materials that meet our standards for quality could be adversely affected.

•        The construction of manufacturing facilities involves significant risks.

•        Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results.

•        Legislative, regulatory, accounting or tax rules, and any changes to them or actions brought to enforce them, could adversely affect us.

•        Our business, results of operations, cash flows and financial condition are greatly affected by the performance of the real estate industry.

•        Our industry is cyclical and adverse changes in general and local economic conditions could reduce the demand for housing and, as a result, could have a material adverse effect on us.

•        Fluctuations in real estate values may require us to write-down the book value of our real estate assets.

•        We may be required to take write-downs or write-offs, restructuring, and impairment or other charges that could have a significant negative effect on our financial condition, results of operations, and our stock price, which could cause you to lose some or all of your investment.

•        Inflation could adversely affect our business and financial results.

•        We could be impacted by our investments through joint ventures, which involve risks not present in investments in which we are the sole owner.

•        Risks associated with our land and lot inventories could adversely affect our business or financial results.

•        We may not be able to sell our real property assets when we desire.

•        Access to financing sources may not be available on favorable terms, or at all, which could adversely affect our ability to maximize our returns.

•        If we were to default in our obligation to repay the loan we received from BCV S&G DevCorp, which loan is secured by 19.99% of our outstanding shares, it could disrupt or adversely affect our business and our stock price could decline.

•        The COVID-19 pandemic, or the future outbreak of any other highly infectious or contagious diseases, could materially and adversely impact our performance, financial condition, results of operations and cash flows.

•        We have no recent history of operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

•        Following the Separation and Distribution, our financial profile will change, and we will be a smaller, less diversified company than SG Holdings prior to the Separation.

•        We may not achieve some or all of the expected benefits of the Separation and Distribution.

•        SG Holdings’ plan to separate into two publicly traded companies is subject to various risks and uncertainties and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense.

•        Until the Distribution occurs, SG Holdings’ Board of Directors has sole and absolute discretion to change the terms of the Separation and Distribution in ways which may be unfavorable to us.

•        We may have indemnification liabilities to SG Holdings under the separation and distribution agreement.

•        Immediately after the Distribution, approximately 70% of our common stock will be owned by a single stockholder, and it may therefore be able to substantially control our management and affairs.

•        After the Distribution, we will be a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, will qualify for, and could rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such requirements.

•        We currently do not intend to pay dividends on our common stock. Consequently, our stockholders’ ability to achieve a return on their investment will depend on appreciation in the price of our common stock.

•        We cannot be certain that an active trading market for our common stock will develop or be sustained after the Distribution and, following the Distribution, our stock price may fluctuate significantly.

•        The combined post-Separation value of SG Holdings and SG DevCo shares may not equal or exceed the pre-Separation value of SG Holdings shares.

•        We may issue shares of preferred or common stock in the future, which could dilute your percentage ownership of the Company.

•        Anti-takeover provisions could enable SG DevCo to resist a takeover attempt by a third party and limit the power of our stockholders.

There can be no assurance that the Separation, Distribution or any other transaction described above will in fact be consummated in the manner described or at all. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the discussions under “Risk Factors” in this information statement. Any forward-looking statement speaks only as of the date on which it is made, and each of SG Holdings and SG DevCo assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

Please see “The Separation and Distribution” for a more detailed description of the matters summarized below.

Why am I receiving this document?

You are receiving this document because you are a SG Holdings stockholder as of the close of business on the Record Date and, as such, will be entitled to receive shares of our common stock upon completion of the transactions described in this information statement. This document will help you understand how the Separation and Distribution will affect your post-separation ownership in SG Holdings and SG DevCo.

How will SG Holdings accomplish the Separation of the Spin-Off Business?

The Separation will be implemented by SG Holdings distributing approximately 30% of the outstanding shares of common stock of SG DevCo on the Distribution Date to SG Holdings’ stockholders on a pro rata basis.

Why is SG Holdings separating the Spin-Off Business from its current business operations?

The separation of SG DevCo from SG Holdings and the distribution of SG DevCo common stock is intended, among other things, to enable the management of the two companies to pursue opportunities for long-term growth and profitability unique to each company’s business and to allow each business to more effectively implement its own distinct capital structure and capital allocation strategies.

The SG Holdings Board of Directors believes that, following the spin-off, the combined value of SG Holdings’ common stock and SG DevCo’s common stock could, over time and assuming similar market conditions, be greater than the value of SG Holdings’ common stock had the spin-off not occurred. As a combined company, SG Holdings has no exact peers, which, the SG Holdings Board of Directors believes, causes the market to undervalue the combined company. With two separate public companies having distinct business models and investment characteristics, investors will have the opportunity to value each against distinct sets of peers and investment metrics. This has the potential to increase the overall valuation of the companies, thus unlocking stockholder value. The increased market value of the common stock of each company should provide additional flexibility for each company to pursue its business strategy. For additional information, see “The Separation and Distribution — Reasons for the Separation.”

What is the record date for the Distribution?

The Record Date for the Distribution is September 8, 2023.

When will the Distribution occur?

The Distribution is expected to occur on September 27, 2023.

What do I have to do to participate in the Distribution?

Stockholders of SG Holdings as of the Record Date for the Distribution will not be required to take any action to receive SG DevCo common stock in the Distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the Distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of SG Holdings common stock or take any other action to receive your shares of SG DevCo common stock. Please do not send in your SG Holdings stock certificates. The Distribution will not affect the number of outstanding shares of SG Holdings common stock or any rights of SG Holdings stockholders, although it will affect the market value of each outstanding share of SG Holdings common stock.

What will I receive in the Distribution?

In connection with the Distribution, you will be entitled to receive 0.930886 shares of our common stock for every five (5) shares of SG Holdings common stock held by you as of the close of business on the Record Date, as well as a cash payment in lieu of any fractional shares, as discussed herein.

As an SG Holdings stockholder as of the Record Date, how will shares of common stock be distributed to me?

At the effective time of the Distribution, we will instruct our transfer agent and distribution agent to make book-entry credits for the shares of our common stock that you are entitled to receive as a stockholder of SG Holdings as of the close of business on the Record Date. Since shares of our common stock will be in uncertificated book-entry form, you will receive share ownership statements in place of physical share certificates.

What if I hold my shares through a broker, bank, or other nominee?

SG Holdings stockholders that hold their shares through a broker, bank, or other nominee will have their bank, brokerage, or other account credited with our common stock. For additional information, those stockholders should contact their broker or bank directly.

How will fractional shares be treated in the Distribution?

You will not receive fractional shares of our common stock in connection with the Distribution. SG Holdings stockholders who would otherwise be entitled to a fraction of our common stock (after aggregating all fractional shares of our common stock that otherwise would be received by such holder), will, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the volume weighted average closing trading price of a share of our common stock for the five consecutive trading days ending five trading days immediately after the date the Distribution is effected. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts paid in lieu of fractional shares.

What are the conditions to the Separation and Distribution?

The Separation and Distribution is subject to the satisfaction or waiver of the following conditions, among other conditions described in this information statement:

•        The SEC will have declared effective our registration statement on Form 10, of which this information statement is a part, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and no stop order suspending the effectiveness of our registration statement on Form 10 will be in effect.

•        This information statement having been made available to SG Holdings’ stockholders.

•        Nasdaq will have approved the listing of SG DevCo common stock, subject to official notice of issuance.

•        No events or developments shall have occurred or exist that, in the sole and absolute judgment of the SG Holdings Board of Directors, make it inadvisable to effect the Distribution or would result in the Distribution and related transactions not being in the best interest of SG Holdings or its stockholders.

SG Holdings and SG DevCo cannot assure you that any or all of these conditions will be met, or that the Separation and Distribution will be consummated even if all of the conditions are met. SG Holdings can decline at any time to go forward with the Separation and Distribution. In addition, SG Holdings may waive any of the conditions to the Distribution. To the extent that the SG Holdings Board of Directors determines that any modifications by SG Holdings, including any waivers of any conditions to the Distribution, materially change the terms of the Distribution, SG Holdings will notify SG Holdings stockholders in a manner reasonably calculated to inform them about the modifications as may be required by law, by publishing a press release, filing a current report on Form 8-K and/or circulating a supplement to this information statement. For a complete discussion of all of the conditions to the distribution, see “The Separation and Distribution — Conditions to the Distribution.”

What are the U.S. federal income tax consequences to me of the Distribution?

The receipt by you of shares of SG DevCo common stock in the Distribution and a cash payment in lieu of any fractional shares will generally be a taxable distribution in an amount equal to the sum of the fair market value of such SG DevCo common stock and the amount of such cash you receive, which will be treated as a taxable dividend to the extent of your ratable share of SG Holdings’ current and accumulated earnings and profits. The amount by which the sum of the fair market value of such SG DevCo common stock and such cash you receive exceeds your ratable share of SG Holdings’ current and accumulated earnings and profits will be treated first as a non-taxable return of capital to the extent of (and in reduction of) your tax basis in shares of SG Holdings common stock (but not below zero) and then as capital gain.

You should consult your own tax advisor as to the particular consequences of the Distribution to you as well as your receipt of a cash payment in lieu of fractional shares, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any non-U.S. tax laws. For more information regarding the material U.S. federal income tax consequences of the Distribution, see the section entitled “Material U.S. Federal Income Tax Consequences.”

How will I determine the tax basis I will have in the SG DevCo shares I receive in connection with the Distribution?

Your tax basis in the shares of SG DevCo common stock received generally will equal the fair market value of such shares on the Distribution Date. For a more detailed discussion see “Material U.S. Federal Income Tax Consequences.”

Can SG Holdings decide to cancel the Separation and Distribution even if all the conditions have been met?

Yes. SG Holdings has the right to terminate, or modify the terms of, the Separation and Distribution at any time prior to the Distribution Date, even if all of the conditions to the Separation and Distribution are satisfied.

What if I want to sell my SG Holdings common stock or my SG DevCo common stock?

You should consult with your financial advisors, such as your stockbroker, bank or tax advisor. If you sell your shares of SG Holdings common stock in the “regular-way” market before the Distribution Date, you also will be selling your right to receive shares of SG DevCo common stock in connection with the Distribution.

What is “regular-way” and “ex-distribution” trading of SG Holdings common stock?

Beginning on September 19, 2023 and continuing up to and through the Distribution Date, we expect that there will be two markets in SG Holdings common stock: a “regular-way” market and an “ex-distribution” market. SG Holdings common stock that trades in the “regular-way” market will trade with an entitlement to shares of SG DevCo common stock distributed pursuant to the Distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to SG DevCo common stock distributed pursuant to the Distribution. If you decide to sell any shares of SG Holdings common stock before the Distribution Date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your SG Holdings common stock with or without your entitlement to SG DevCo common stock pursuant to the Distribution. See “The Separation and Distribution — Trading Between the Record Date and the Distribution Date” on page 33 of this information statement for a discussion of selling SG Holdings common stock on or before the Distribution Date.

How will SG Holdings’ common stock and SG DevCo’s common stock trade after the Distribution?

There is currently no public market for our common stock. Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “SGD.” SG Holdings common stock will continue to trade on Nasdaq under the ticker symbol “SGBX.” SG DevCo anticipates that trading in shares of its common stock will begin on a “when-issued” basis on September 19, 2023 and will continue up to and through the Distribution Date, and that “regular-way” trading in SG DevCo common stock will begin on the first trading day following the completion of the Distribution. If trading begins on a “when-issued” basis, you may purchase or sell SG DevCo common stock up to and through the Distribution Date, but your transaction will not settle until after the Distribution Date. SG DevCo cannot predict the trading prices for its common stock before, on or after the Distribution Date.

Do I have appraisal rights?

No. SG Holdings stockholders do not have any appraisal rights in connection with the Separation and Distribution.

Does SG DevCo intend to pay cash dividends on its common stock?

No. We do not currently intend to pay cash dividends on our common stock. See “Dividend Policy.”

Will the Separation and Distribution affect the trading price of my SG Holdings stock?

The trading price of shares of SG Holdings common stock immediately following the consummation of the Separation and Distribution may be expected to be lower than immediately prior to that time because the trading price will no longer reflect the value of the Spin-Off Business (except to the extent of the shares of our common stock retained by SG Holdings as described herein). There can be no assurance that, following the Separation and Distribution, the combined trading prices of the SG Holdings common stock and our common stock will equal or exceed what the trading price of SG Holdings common stock would have been in the absence of the Separation and Distribution. It is possible that after the Separation and Distribution, our and SG Holdings’ combined equity value will be less than SG Holdings’ equity value before the Separation and Distribution.

What will the relationship between SG Holdings and SG DevCo be following the Separation and Distribution?

In connection with the Separation and Distribution, we will enter into a separation and distribution agreement and several other agreements with SG Holdings to provide a framework for our relationship with SG Holdings after the Separation and Distribution. These agreements will provide for the allocation between SG Holdings and SG DevCo of the assets, employees, liabilities and obligations (including, among others, investments, property, employee benefits and tax-related assets and liabilities) of SG Holdings and its subsidiaries attributable to periods prior to, at and after the Separation and will govern the relationship between us and SG Holdings subsequent to the completion of the Separation. In addition to the separation and distribution agreement, the other principal agreements to be entered into with SG Holdings include a tax matters agreement and a shared services agreement. See “The Separation and Distribution — Agreements with SG Holdings.”

Who is the Distribution Agent, Transfer Agent, and Registrar for SG DevCo?

American Stock Transfer and Trust Company, LLC will be the distribution agent for SG DevCo common stock and the transfer agent and registrar for SG DevCo common stock. For questions relating to the transfer or mechanics of the stock distribution, you should contact:

American Stock Transfer and Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219

Tel: (800) 937-5449 or (718) 921-8124

Who can I contact for more information?

If you have any questions relating to SG Holdings, you should contact:

Safe & Green Holdings Corp.
990 Biscayne Blvd
#501, Office 12
Miami FL 33132
Tel: (646) 240-4235
Attn: Paul Galvin, Chairman & CEO

After the Separation, if you have questions relating to SG DevCo, you should contact:

Safe and Green Development Corporation
990 Biscayne Blvd
#501, Office 12
Miami FL 33132
Tel: (904) 496-0027
Attn: David Villarreal, President & CEO

INFORMATION STATEMENT SUMMARY

This summary highlights information contained in this information statement relating to us and shares of our common stock being distributed by SG Holdings in connection with the Distribution. This summary may not contain all details concerning the Separation, Distribution or other information that may be important to you. To better understand the Separation, Distribution and our business and financial position, you should carefully review this entire information statement, including the risk factors, the material tax consequences discussion, our historical financial statements, our unaudited pro forma financial statements, and the respective notes to those historical and pro forma financial statements.

Our historical financial statements have been prepared on a “carve-out” basis to reflect the operations, financial condition, and cash flows of the Spin-Off Business during all periods shown. Our unaudited pro forma financial statements adjust our historical financial statements to give effect to our Separation from SG Holdings and our anticipated post-Separation capital structure.

Our Company

We were formed in 2021 for the purpose of real property development utilizing SG Holdings’ proprietary technologies and SG Holdings’ manufacturing facilities Our current business focus is primarily on the direct acquisition and indirect investment in properties nationally that will be further developed in the future into green single or multi-family projects. To date, we have not generated any revenue and our activities have consisted solely of the acquisition of three properties and an investment in two entities that have acquired two properties to be further developed; however we have not yet commenced any development activities. We are focused on increasing our presence in markets with favorable job formation and a favorable demand/supply ratio for multifamily housing. We intend to construct many of the planned developments using modules built by SG Echo, LLC, a subsidiary of SG Holdings (“SG Echo”). In addition to these development projects, we intend, subject to our ability to raise sufficient capital, to build additional, strategically placed manufacturing facilities that will be sold or leased to third parties. We also intend to build manufacturing sites for lease to SG Echo near our project sites in order to support SG Holdings’ $2,232,645 backlog of signed construction and engineering contracts in existence at June 30, 2023 and take advantage of cost savings for transportation of modules from SG Echo to our sites. We intend to build our first manufacturing facility on the land owned by us in St Mary’s, GA at a cost of approximately $16,000,000. We intend to fund the project through a combination of debt, in the form of a construction loan, and equity from limited partners. We expect that this facility will be fully operational by the fourth quarter of 2024 and will fulfill the need for modular units at both our Norman Berry and Cumberland Inlet projects. Our business model is flexible and we anticipate developing properties on our own and also through joint ventures in which we partner with third-party equity investors or other developers.

We intend to develop the properties that we own from the proceeds of future financings, both at the corporate and project level, and / or sale proceeds from properties that are sold. However, our ability to develop any properties will be subject to our ability to raise capital either through the sale of equity or by incurring debt. We have forecasted to invest approximately $1.6 million over the course of the next 12 months to start the development of three different projects, subject to our ability to raise additional capital.

The projects we intend to develop over the next 12 months are:

•        Finley Street Apartments (165 Units), the first phase of our Cumberland Inlet Site

•        St Mary’s Industrial, a 120,000 SF Manufacturing Facility to be leased by SG Echo

•        Magnolia Gardens I (100 Units), the first phase of our McLean Mixed Use Site

Summary of Risk Factors

An investment in our Company is subject to a number of risks, including risks relating to our business, risks related to the Separation and Distribution and risks related to our common stock. Set forth below is a high-level summary of some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” of this information statement, for a more thorough description of these and other risks.

Risks Related to Our Business Generally

•        Our limited operating history makes it difficult for us to evaluate our future business prospects.

•        Our auditors have expressed substantial doubt about our ability to continue as a going concern.

•        Our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth or investments effectively.

•        The long-term sustainability of our operations as well as future growth depends in part upon our ability to acquire land parcels suitable for residential projects at reasonable prices.

•        We operate in a highly competitive market for investment opportunities, and we may be unable to identify and complete acquisitions of real property assets.

•        Our property portfolio has a high concentration of properties located in certain states.

•        There can be no assurance that the properties in our development pipeline will be completed in accordance with the anticipated timing or cost.

•        Our insurance coverage on our properties may be inadequate to cover any losses we may incur and our insurance costs may increase.

•        We may not be able to secure sufficient modular units to complete our developments using modules built by SG Echo.

•        Our operating results may be negatively affected by potential development and construction delays and resultant increased costs and risks.

•        We rely on third-party suppliers and long supply chains, and if we fail to identify and develop relationships with a sufficient number of qualified suppliers, or if there is a significant interruption in our supply chains, our ability to timely and efficiently access raw materials that meet our standards for quality could be adversely affected.

•        The construction of manufacturing facilities involves significant risks.

•        Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results.

•        Legislative, regulatory, accounting or tax rules, and any changes to them or actions brought to enforce them, could adversely affect us.

•        Our business, results of operations, cash flows and financial condition are greatly affected by the performance of the real estate industry.

•        Our industry is cyclical and adverse changes in general and local economic conditions could reduce the demand for housing and, as a result, could have a material adverse effect on us.

•        Fluctuations in real estate values may require us to write-down the book value of our real estate assets.

•        We may be required to take write-downs or write-offs, restructuring, and impairment or other charges that could have a significant negative effect on our financial condition, results of operations, and our stock price, which could cause you to lose some or all of your investment.

•        Inflation could adversely affect our business and financial results.

•        We could be impacted by our investments through joint ventures, which involve risks not present in investments in which we are the sole owner.

•        Risks associated with our land and lot inventories could adversely affect our business or financial results.

•        We may not be able to sell our real property assets when we desire.

•        Access to financing sources may not be available on favorable terms, or at all, which could adversely affect our ability to maximize our returns.

•        If we were to default in our obligation to repay the loan we received from BCV S&G DevCorp, which loan is secured by 19.99% of our outstanding shares, it could disrupt or adversely affect our business and our stock price could decline.

•        The COVID-19 pandemic, or the future outbreak of any other highly infectious or contagious diseases, could materially and adversely impact our performance, financial condition, results of operations and cash flows.

Risks Related to the Separation and Distribution

•        We have no recent history of operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

•        Following the Separation and Distribution, our financial profile will change, and we will be a smaller, less diversified company than SG Holdings prior to the Separation.

•        We may not achieve some or all of the expected benefits of the Separation and Distribution.

•        SG Holdings’ plan to separate into two publicly traded companies is subject to various risks and uncertainties and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense.

•        Until the Distribution occurs, SG Holdings’ Board of Directors has sole and absolute discretion to change the terms of the Separation and Distribution in ways which may be unfavorable to us.

•        We may have indemnification liabilities to SG Holdings under the separation and distribution agreement.

•        Immediately after the Distribution, approximately 70% of our common stock will be owned by a single stockholder, and it may therefore be able to substantially control our management and affairs.

•        After the Distribution, we will be a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, will qualify for, and could rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such requirements.

Risks Related to Our Common Stock

•        We currently do not intend to pay dividends on our common stock. Consequently, our stockholders’ ability to achieve a return on their investment will depend on appreciation in the price of our common stock.

•        We cannot be certain that an active trading market for our common stock will develop or be sustained after the Distribution and, following the Distribution, our stock price may fluctuate significantly.

•        The combined post-Separation value of SG Holdings and SG DevCo shares may not equal or exceed the pre-Separation value of SG Holdings shares.

•        We may issue shares of preferred or common stock in the future, which could dilute your percentage ownership of the Company.

•        Anti-takeover provisions could enable SG DevCo to resist a takeover attempt by a third party and limit the power of our stockholders.

The Separation and Distribution

In December 2022, we announced our plan to separate into two publicly traded companies. The Separation will occur through a pro rata distribution to SG Holdings’ stockholders of approximately 30% of the outstanding shares of common stock of SG DevCo on the Distribution Date. In connection with the Distribution, each SG Holdings stockholder will receive 0.930886 shares of SG DevCo common stock for every five (5) shares of SG Holdings common stock held as of the close of business on September 8, 2023, the Record Date for the Distribution, as well as a cash payment in lieu of any fractional shares.

SG DevCo’s Post-Separation Relationship with SG Holdings

After the Distribution, SG Holdings and SG DevCo will be separate companies with separate management teams and separate boards of directors. Prior to the Distribution, SG Holdings and SG DevCo will enter into a separation and distribution agreement. In connection with the Separation, we will also enter into various other agreements to provide a framework for our relationship with SG Holdings after the Separation, including a tax matters agreement and a shared services agreement. These agreements will provide for the allocation between SG Holdings and SG DevCo of the assets, employees, liabilities and obligations (including, among others, investments, property, employee benefits and tax-related assets and liabilities) of SG Holdings and its subsidiaries attributable to periods prior to, at and after the Separation and will govern the relationship between us and SG Holdings subsequent to the completion of the Separation. For additional information regarding the separation agreement and other transaction agreements, see “The Separation and Distribution — Agreements with SG Holdings.”

Reasons for the Separation

SG Holdings previously announced that it was proceeding with a plan to spin-off its real estate development business. We are currently a wholly owned subsidiary of SG Holdings and expect to hold all of the assets, subject to any related liabilities, associated with the Spin-Off Business. Following a strategic review, it was determined that separating the Spin-Off Business from SG Holdings’ current business operations would be in the best interests of SG Holdings and its stockholders and that the Separation would create two companies with attributes that best position each company for long-term success, including the following:

•        Distinct Focus.    Each company will benefit from a distinct strategic and management focus on its specific operational and growth priorities. SG Holdings is expected to continue developing, designing and fabricating modular structures. SG DevCo will focus on real estate development. Because each company will have a smaller portfolio of businesses, management of each company is expected to be able to better allocate time and resources to identifying and executing operational and growth strategies.

•        Allocation of Financial Resources and Separate Capital Structures.    The Separation will permit each company to allocate its financial resources to meet the unique needs of its own business, which will allow each company to intensify its focus on its distinct strategic priorities. The Separation will also allow each business to more effectively pursue its own distinct capital structures and capital allocation strategies.

•        Targeted Investment Opportunity.    The Separation will create two companies with more focused, aligned businesses, which will allow each company to more effectively articulate a clear investment thesis to attract a long-term investor base suited to its businesses and the industries in which it operates and serves, and will facilitate each company’s access to capital by providing investors with two distinct and targeted investment opportunities.

•        Employee Incentives, Recruitment and Retention.    The Separation will allow each company to more effectively recruit, retain and motivate employees through the use of stock-based compensation that more closely reflects and aligns management and employee incentives with specific growth objectives, financial goals and business performance. In addition, the Separation will allow incentive structures and targets at each company to be better aligned with each underlying business. Similarly, recruitment and retention will be enhanced by more consistent talent requirements across the businesses, allowing both recruiters and applicants greater clarity and understanding of talent needs and opportunities associated with the core business activities, principles and risks of each company.

•        Direct Access to Capital Markets.    Each company will have its own equity structure that should afford it direct access to the capital markets and allow it to capitalize on its unique growth opportunities appropriate to its business.

•        Incremental Stockholder Value.    We believe that each company will benefit from the investment community’s ability to value its businesses independently within the context of its particular industry with the anticipation that, over time, the aggregate market value of the companies will be higher, assuming the same market conditions, than if SG Holdings were to remain under its current configuration.

Neither we, nor SG Holdings, can assure you that, following the Separation, any of the benefits described above or otherwise in this information statement will be realized to the extent anticipated or at all. For more information, see “Risk Factors.”

Regulatory Approvals and Appraisal Rights

We must complete the necessary registration under the federal securities laws of our common stock to be issued in connection with the Distribution. We must also complete the applicable listing requirements on Nasdaq for such shares. Other than these requirements, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the Distribution.

SG Holdings stockholders will not have any appraisal rights in connection with the Separation and Distribution.

Corporate Information

We were incorporated in Delaware in February 2021. We maintain our principal executive offices at 990 Biscayne Boulevard, #501, Office 12, Miami, Florida 33132. Our telephone number is (904) 496-0027. Our website will be located at www.sgdevco.com and we expect to launch it prior the Distribution. Our website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to SG Holdings stockholders who will receive shares of SG DevCo common stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of SG DevCo’s securities. The information contained in this information statement is believed by SG DevCo to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither SG Holdings nor SG DevCo will update the information except as may be required in the normal course of their respective disclosure obligations and practices.

RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating SG DevCo and SG DevCo common stock. Any of the following risks and uncertainties could materially adversely affect our business, financial condition or results of operations. The risks and uncertainties described in this information statement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business, financial condition and results of operations.

Risks Related to Our Business Generally

Our limited operating history makes it difficult for us to evaluate our future business prospects.

We were incorporated in February 2021. We cannot assure you that we will be able to operate our business successfully or profitably or find additional suitable investments. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses. The results of our operations and the execution on our business plan depends on the availability of additional land parcels, the performance of our currently held properties, competition, the ability to obtain building permits, the availability of adequate equity and debt financing, and conditions in the financial markets and economic conditions.

You should consider our business and prospects in light of the risks and significant challenges we face as a new entrant into our industry. If we fail to adequately address any or all of these risks and challenges, our business, prospects, financial condition, results of operations, and cash flows may be materially and adversely affected.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

We have never generated any revenue and have incurred significant net losses in each year since inception. For the six months ended June 30, 2023, we incurred a net loss of $1,692,422 as compared to a net loss of $995,667 for the six months ended June 30, 2022. For the year ended December 31, 2022 we incurred a net loss of $2,444,259 as compared to a net loss of $485,747 for the period from February 17, 2021 through December 31, 2021 We expect to incur increasing losses in the future when we commence development of the properties we own. We cannot offer any assurance as to our future financial results. Also, we cannot provide any assurances that we will be able to secure additional funding from public or private offerings on terms acceptable to us, or at all, if, and when needed. Our inability to achieve profitability from our current operating plans or to raise capital to cover any potential shortfall would have a material adverse effect on our ability to meet our obligations as they become due. If we are not able to secure additional funding, if, and when needed, we would be forced to curtail our operations or take other action in order to continue to operate. To date, a significant portion of our funding has been provided by SG Holdings. These and other factors raise substantial doubt about our ability to continue as a going concern. If we are unable to meet our obligations and are forced to curtail or cease our business operations, our stockholders could suffer a complete loss of any investment made in our securities. Our independent registered public accounting firm has indicated in their audit report that there is substantial doubt about our ability to continue as a going concern.

Our business strategy includes growth plans. Our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth or investments effectively.

Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in significant growth stages of development. We cannot assure you that we will be able to successfully develop any of our properties or that we will have access to additional development opportunities. Failure to manage potential transactions to successful conclusions, or failure more generally to manage our growth effectively, could have a material adverse effect on our business, future prospects, financial condition or results of operations and could adversely affect our ability to successfully implement our business strategy.

The long-term sustainability of our operations as well as future growth depends in part upon our ability to acquire land parcels suitable for residential projects at reasonable prices.

The long-term sustainability of our operations, as well as future growth, depends in large part on the price at which we are able to obtain suitable land parcels for development or homebuilding operations. Our ability to acquire land parcels for various residential projects may be adversely affected by changes in the general availability of land parcels, the willingness of land sellers to sell land parcels at reasonable prices, competition for available land parcels, availability of financing to acquire land parcels, zoning, regulations that limit housing density, the ability to obtain building permits, environmental requirements and other market conditions and regulatory requirements. If suitable lots or land at reasonable prices become less available, the number of units we may be able to build and sell could be reduced, and the cost of land could be increased substantially, which could adversely impact us. As competition for suitable land increases, the cost of undeveloped lots and the cost of developing owned land could also rise and the availability of suitable land at acceptable prices may decline, which could adversely impact us. The availability of suitable land assets could also affect the success of our land acquisition strategy, which may impact our ability to maintain or increase the number of our active communities, as well as to sustain and grow our revenues and margins, and achieve or maintain profitability. Additionally, developing undeveloped land is capital intensive and time consuming and we may develop land based upon forecasts and assumptions that prove to be inaccurate, resulting in projects that are not economically viable.

We operate in a highly competitive market for investment opportunities, and we may be unable to identify and complete acquisitions of real property assets.

The housing industry is highly competitive, and we face competition from many sources, including from other housing communities both in the immediate vicinity and the geographic market where our properties are and will be located. Furthermore, housing communities we invest in compete, or will compete, with numerous housing alternatives in attracting residents, including owner occupied single and multifamily homes available to rent or purchase. Increased competition may prevent us from acquiring attractive land parcels or make such acquisitions more expensive, hinder our market share expansion, or lead to pricing pressures that may adversely impact our margins and revenues. Competitors may independently develop land and construct housing units that are superior or substantially similar to our products and because they are or may be significantly larger, have a longer operating history, and have greater resources or lower cost of capital than us, may be able to compete more effectively in one or more of the markets in which we operate or plan to operate.

We will also compete with public and private funds, commercial and investment banks, commercial financing companies and public and private REITs to make certain of the investments that we plan to make. Many of such competitors are substantially larger and have considerably greater financial, technical and marketing resources than us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, allowing them to pay higher consideration, consider a wider variety of investments and establish more effective relationships than us.

These competitive conditions could adversely affect our ability to make investments. Moreover, our ability to close transactions will be subject to our ability to access financing within stipulated contractual time frames, and there is no assurance that we will have access to such financing on terms that are favorable to us, if at all.

Our property portfolio has a high concentration of properties located in certain states.

To date, our properties are located in Georgia, Texas and Oklahoma. Certain of our properties are located in areas that may experience catastrophic weather and other natural events from time to time, including hurricanes or other severe weather, flooding fires, snow or ice storms, windstorms or earthquakes. These adverse weather and natural events could cause substantial damages or losses to our properties which could exceed our insurance coverage. In the event of a loss in excess of insured limits, we could lose our capital invested in the affected property, as well as anticipated future revenue from that property. We could also continue to be obligated to repay any mortgage indebtedness or other obligations related to the property. Any such loss could materially and adversely affect our business and our financial condition and results of operations.

To the extent that significant changes in the climate occur, we may experience extreme weather and changes in precipitation and temperature and rising sea levels, all of which may result in physical damage to or a decrease in demand for properties located in these areas or affected by these conditions. Should the impact of climate change be material in nature, including destruction of our properties, or occur for lengthy periods of time, our financial condition or results of operations may be adversely affected. In addition, changes in federal and state legislation and regulation on climate change could result in increased capital expenditures to improve the energy efficiency of our existing properties or to protect them from the consequence of climate change.

There can be no assurance that the properties in our development pipeline will be completed in accordance with the anticipated timing or cost.

The development of the projects in our pipeline is subject to numerous risks, many of which are outside of our control, including:

•        inability to obtain entitlements;

•        inability to obtain financing on acceptable terms;

•        default by any of the contractors we engage to construct our projects;

•        site accidents; and

•        failure to secure tenants or residents in the anticipated time frame, on acceptable terms, or at all.

We can provide no assurances that we will complete any of the projects in our development pipeline on the anticipated schedule or within the budget, or that, once completed, these properties will achieve the results that we expect. If the development of these projects is not completed in accordance with our anticipated timing or cost, or the properties fail to achieve the financial results we expect, it could have a material adverse effect on our business, financial condition, results of operations and cash flows and ability to repay our debt, including project-related debt.

Our insurance coverage on our properties may be inadequate to cover any losses we may incur and our insurance costs may increase.

We maintain insurance on our properties. However, there are certain types of losses, generally of a catastrophic nature, such as floods or acts of war or terrorism that may be uninsurable or not economical to insure. Further, insurance companies often increase premiums, require higher deductibles, reduce limits, restrict coverage, and refuse to insure certain types of risks, which may result in increased costs or adversely affect our business. We use our discretion when determining amounts, coverage limits and deductibles, for insurance, based on retaining an acceptable level of risk at a reasonable cost. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of our lost investment. In addition, we may become liable for injuries and accidents at our properties that are underinsured. A significant uninsured loss or increase in insurance costs could materially and adversely affect our business, liquidity, financial condition and results of operations.

We may not be able to secure sufficient modular units to complete our developments using modules built by SG Echo.

We intend to construct many of our planned developments using modules built by SG Holdings’ subsidiary, SG Echo, and to rely on SG Holdings and SG Echo as the sole source of the modular units used in our projects. SG Holdings has a $2,232,645 backlog of signed construction and engineering contracts in existence at June 30, 2023 on which work has not yet begun. Our ability to complete our modular developments will be limited to the available capacity of the SG Echo facility. If we are unable to secure sufficient modular units to complete our developments using modules built by SG Echo, our business, prospects, financial condition, results of operations, and cash flows would be materially and adversely affected and the value of your investment in our company may be materially adversely affected.

Our operating results may be negatively affected by potential development and construction delays and resultant increased costs and risks.

We have acquired properties upon which we will construct improvements. In connection with our development activities, we are subject to uncertainties associated with re-zoning for development, environmental concerns of governmental entities or community groups and our contractor’s or partner’s ability to build in conformity with plans, specifications, budgeted costs, and timetables. Performance also may be affected or delayed by conditions beyond our control. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. If a builder or development partner fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance, but there can be no assurance any legal action would be successful. These and other factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and our return on our investment could suffer.

We rely on third-party suppliers and long supply chains, and if we fail to identify and develop relationships with a sufficient number of qualified suppliers, or if there is a significant interruption in our supply chains, our ability to timely and efficiently access raw materials that meet our standards for quality could be adversely affected.

Our ability to identify and develop relationships with qualified suppliers who can satisfy our standards for quality and our need to access products and supplies in a timely and efficient manner will be a significant challenge. We may be required to replace a supplier if their products do not meet our quality or safety standards. In addition, our suppliers could discontinue selling products at any time for reasons that may or may not be in our control or the suppliers’ control. Our operating results and inventory levels could suffer if we are unable to promptly replace a supplier who is unwilling or unable to satisfy our requirements with a supplier providing similar products. Our suppliers’ ability to deliver products may also be affected by financing constraints caused by credit market conditions, which could negatively impact our revenue and costs, at least until alternate sources of supply are arranged.

The construction of manufacturing facilities involves significant risks.

We have limited experience constructing manufacturing facilities and doing so is a complex and lengthy undertaking that requires sophisticated, multi-disciplinary planning and precise execution. The construction of manufacturing facilities is subject to a number of risks. In particular, the construction costs may materially exceed budgeted amounts, which could adversely affect our results of operations and financial condition. For example, we may suffer construction delays or cost overruns as a result of a variety of factors, such as labor and material shortages, defects in materials and workmanship, adverse weather conditions, transportation constraints, construction change orders, site changes, labor issues and other unforeseen difficulties, any of which could delay or prevent the completion of our planned facilities. While our goal is to negotiate contracts with engineering, procurement and construction firms that minimize risk, any delays or cost overruns we encounter may result in the renegotiation of our construction contracts, which could increase our costs.

In addition, the construction of manufacturing facilities may be subject to the receipt of approvals and permits from various regulatory agencies. Such agencies may not approve the projects in a timely manner or may impose restrictions or conditions on a production facility that could potentially prevent construction from proceeding, lengthen its expected completion schedule and/or increase its anticipated cost. If construction costs are higher than we anticipate, we may be unable to achieve our expected investment return, which could adversely affect our business and results of operations.

Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results.

We are subject to various federal, state and local laws and regulations that (a) regulate certain activities and operations that may have environmental or health and safety effects, such as the management, generation, release or disposal of regulated materials, substances or wastes, (b) impose liability for the costs of cleaning up, and damages to natural resources from, past spills, waste disposals on and off-site, or other releases of hazardous materials or regulated substances, and (c) regulate workplace safety. Compliance with these laws and regulations could increase our operational costs. Violation of these laws may subject us to significant fines, penalties or disposal costs, which could negatively impact our results of operations, financial position and cash flows. Under various federal, state and local environmental laws, a current or previous owner or operator of currently or formerly owned, leased or operated real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Accordingly, we may incur significant costs to defend against claims of liability, to comply with environmental regulatory requirements, to remediate any contaminated property, or to pay personal injury claims.

Moreover, environmental laws also may impose liens on property or other restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us or our lessees from operating such properties. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations or the discovery of currently unknown conditions or non-compliances may impose material liability under environmental laws.

Legislative, regulatory, accounting or tax rules, and any changes to them or actions brought to enforce them, could adversely affect us.

We are subject to a wide range of legislative, regulatory, accounting and tax rules. The costs and efforts of compliance with these laws, or of defending against actions brought to enforce them, could adversely affect us. In addition, if there are changes to the laws, regulations or administrative decisions and actions that affect us, we may have to incur significant expenses in order to comply, or we may have to restrict or change our operations.

We have invested, and expect to continue to invest, in real property assets which are subject to laws and regulations relating to the protection of the environment and human health and safety. These laws and regulations generally govern wastewater discharges, noise levels, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials and the remediation of contamination associated with disposals. Environmental laws and regulations may impose joint and several liabilities on tenants, owners or operators for the costs to investigate and remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. This liability could be substantial. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, could adversely affect our ability to sell, rent or pledge an affected property as collateral for future borrowings. We intend to take commercially reasonable steps when we can to protect ourselves from the risks of environmental law liability; however, we may not obtain independent third-party environmental assessments for every property we acquire. In addition, any such assessments that we do obtain may not reveal all environmental liabilities, or whether a prior owner of a property created a material environmental condition not known to us. In addition, there are various local, state and federal fire, health, safety and similar regulations with which we may be required to comply, and that may subject us to liability in the form of fines or damages. In all events, the existing condition of land when we buy it, operations in the vicinity of our properties or activities of unrelated third parties could all affect our properties in ways that lead to costs being imposed on us.

Any material expenditures, fines, damages or forced changes to our business or strategy resulting from any of the above could adversely affect our financial condition and results of operations.

If we were deemed to be an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) as a result of our ownership of minority interests in limited liability companies, applicable restrictions could make it impractical for us to continue our business as contemplated and could have an adverse effect on our business.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if: (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in either of those sections of the 1940 Act as a result of our ownership of minority interests in Norman Berry II Owners LLC and JDI-Cumberland Inlet LLC and our plans to potentially make other minority investments, and we intend to conduct our operations so that we will not be deemed an investment company.

However, if we were to be deemed an investment company, we would be required to register as an investment company under the 1940 Act and incur significant registration and compliance costs. Additionally, the 1940 Act requires that a number of structural safeguards, such as an independent board of directors and a separate investment adviser whose contract must be approved by a majority of the company’s shareholders, be put in place within such companies. The 1940 Act also imposes significant disclosure and reporting requirements beyond those found in the Securities Act and the Exchange Act. Likewise, the 1940 Act contains its own anti-fraud provisions and private remedies, and it strictly limits investments made by one investment company in another to prevent pyramiding of investment companies, leading to consolidated investment companies acting in the interest of other investment companies rather than in the interest of securities holders. The labeling of the Company as an investment company could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business and prospects. Compliance with the 1940 Act is prohibitively expensive for small companies, in our estimation, and even if it meant divestiture of assets, we would intend to avoid being classified as an investment company.

Our business, results of operations, cash flows and financial condition are greatly affected by the performance of the real estate industry.

The U.S. real estate industry is highly cyclical and is affected by global, national and local economic conditions, general employment and income levels, availability of financing, interest rates, and consumer confidence and spending. Other factors impacting real estate businesses include over-building, changes in traffic patterns, changes in demographic conditions, changes in tenant and buyer preferences and changes in government requirements, including tax law changes. These factors are outside of our control and may have a material adverse effect on our business, profits and the timing and amounts of our cash flows.

Our industry is cyclical and adverse changes in general and local economic conditions could reduce the demand for housing and, as a result, could have a material adverse effect on us.

Our business can be substantially affected by adverse changes in general economic or business conditions that are outside of our control, including changes in short-term and long-term interest rates; employment levels and job and personal income growth; housing demand from population growth, household formation and other demographic changes, among other factors; availability and pricing of mortgage financing for homebuyers; consumer confidence generally and the confidence of potential homebuyers in particular; consumer spending; financial system and credit market stability; private party and government mortgage loan programs (including changes in FHA, USDA, VA, Fannie Mae and Freddie Mac conforming mortgage loan limits, credit risk/mortgage loan insurance premiums and/or other fees, down payment requirements and underwriting standards), and federal and state regulation, oversight and legal action regarding lending, appraisal, foreclosure and short sale practices; federal and state personal income tax rates and provisions, including provisions for the deduction of mortgage loan interest payments, real estate taxes and other expenses; supply of and prices for available new or resale multifamily units; interest of financial institutions or other businesses in purchases; and real estate taxes. Adverse changes in these conditions may affect our business nationally or may be more prevalent or concentrated in particular submarkets in which we operate. Inclement weather, natural disasters (such as earthquakes, hurricanes, tornadoes, floods, prolonged periods of precipitation, droughts, and fires), other calamities and other environmental conditions can delay the delivery of our units and/or increase our costs. Civil unrest or acts of terrorism can also have a negative effect on our business. If the housing industry experiences a significant or sustained downturn, it would materially adversely affect our business and results of operations in future years. The potential difficulties described above can cause demand and prices for our units to fall or cause us to take longer and incur more costs to develop the land and build our units. We may not be able to recover these increased costs by raising prices because of market conditions.

Fluctuations in real estate values may require us to write-down the book value of our real estate assets.

The housing and land development industries are subject to significant variability and fluctuations in real estate values. As a result, we may be required to write-down the book value of our real estate assets in accordance with GAAP, and some of those write-downs could be material. Any material write-downs of assets could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations. In addition, valuations of real estate properties do not necessarily represent the price at which a willing buyer would purchase such property; therefore, there can be no assurance that we would realize the values underlying estimated valuations of our properties if we were to sell such properties.

We may be required to take write-downs or write-offs, restructuring, and impairment or other charges that could have a significant negative effect on our financial condition, results of operations, and our stock price, which could cause you to lose some or all of your investment.

Factors outside of our business and outside of our control may arise. As a result of these factors, we may be forced to write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Further, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. Accordingly, our securities could suffer a reduction in value.

Inflation could adversely affect our business and financial results.

Inflation could adversely affect our business and financial results by increasing the costs of land, raw materials and labor needed to operate our business. If our markets have an oversupply of housing, relative to demand, we may be unable to offset any such increases in costs with corresponding higher sales prices for our units or buildings. Inflation may also accompany higher interest rates, which could adversely impact potential customers’ ability to obtain financing on favorable terms, thereby further decreasing demand. If we are unable to raise the prices of our units or buildings to offset the increasing costs of our operations, our margins could decrease. Furthermore, if we need to lower the price of our units to meet demand, the value of our land inventory may decrease. Inflation may also raise our costs of capital and decrease our purchasing power, making it more difficult to maintain sufficient funds to operate our business.

We could be impacted by our investments through joint ventures, which involve risks not present in investments in which we are the sole owner.

We have and may continue to fund development projects through the use of joint ventures. Joint ventures involve risks including, but not limited to, the possibility that the other joint venture partners may possess the ability to take or force action contrary to our interests or withhold consent contrary to our requests, have business goals which are or become inconsistent with ours, or default on their financial obligations to the joint venture, which may require us to fulfill the joint venture’s financial obligations as a legal or practical matter. We and our joint venture partners may each have the right to initiate a buy-sell arrangement, which could cause us to sell our interest, or acquire a joint venture partner’s interest, at a time when we otherwise would not have entered into such a transaction. In addition, a sale or transfer by us to a third party of our interests in the joint venture may be subject to consent rights or rights of first refusal in favor of our partners which would restrict our ability to dispose of our interest in the joint venture. Each joint venture agreement is individually negotiated, and our ability to operate, finance, or dispose of a joint venture project in our sole discretion is limited to varying degrees depending on the terms of the applicable joint venture agreement.

Risks associated with our land and lot inventories could adversely affect our business or financial results.

Risks inherent in controlling, purchasing, holding, and developing land are substantial. The risks inherent in purchasing and developing land parcels increase as consumer demand for housing decreases and the holding period increases. As a result, we may buy and develop land parcels on which housing units cannot be profitably built and sold. In certain circumstances, a grant of entitlements or development agreement with respect to a particular parcel of land may include restrictions on the transfer of such entitlements to a buyer of such land, which could negatively impact the price of such entitled land by restricting our ability to sell it for its full entitled value. In addition, inventory carrying costs can be significant and can result in reduced margins or losses in a poorly performing community or market. The time and investment required for development may adversely impact our business. In the event of significant changes in economic or market conditions, we may have to sell units or buildings at significantly lower margins or at a loss, if we are able to sell them at all. Additionally, deteriorating market conditions could cause us to record significant inventory impairment charges. The recording of a significant inventory impairment could negatively affect our reported earnings per share and negatively impact the market perception of our business.

Our quarterly results may fluctuate.

We could experience fluctuations in our quarterly operating results due to a number of factors, including variations in the returns on our current and future investments, the interest rates payable on any outstanding debt, the level of our expenses, the levels and timing of the recognition of our realized and unrealized gains and losses, the seasonal nature of travel if the community is a vacation destination, the degree to which we encounter competition in our markets and other business, market and general economic conditions. Consequently, our results of operations for any current or historical period should not be relied upon as being indicative of performance in any future period.

We may not be able to sell our real property assets when we desire.

Investments in real property are relatively illiquid compared to other investments. Accordingly, we may not be able to sell real property assets when we desire or at prices acceptable to us. This could substantially reduce the funds available for satisfying our obligations, including any debt obligations.

Access to financing sources may not be available on favorable terms, or at all, which could adversely affect our ability to maximize our returns.

Our access to third-party sources of financing will depend, in part, on:

•        general market conditions;

•        the market’s perception of our growth potential;

•        with respect to acquisition and/or development financing, the market’s perception of the value of the land parcels to be acquired and/or developed;

•        our current debt levels;

•        our current and expected future earnings;

•        our cash flow; and

•        the market price per share of our common stock.

The global credit and equity markets and the overall economy can be extremely volatile, which could have a number of adverse effects on our operations and capital requirements. For the past decade, the domestic financial markets have experienced a high degree of volatility, uncertainty and, during certain periods, tightening of liquidity in both the high yield debt and equity capital markets, resulting in certain periods where new capital has been both more difficult and more expensive to access. If we are unable to access the credit markets, we could be required to defer or eliminate important business strategies and growth opportunities in the future. In addition, if there is volatility and weakness in the capital and credit markets, potential lenders may be unwilling or unable to provide us with financing that is attractive to us or may increase collateral requirements or may charge us prohibitively high fees in order to obtain financing. Consequently, our ability to access the credit market in order to attract financing on reasonable terms may be adversely affected. Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure additional financing on reasonable terms, if at all. Depending on market conditions at the relevant time, we may have to rely more heavily on additional equity financings or on less efficient forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities and other purposes. We may not have access to such equity or debt capital on favorable terms at the desired times, or at all.

If we were to default in our obligation to repay the loan we received from BCV S&G DevCorp, which loan is secured by 19.99% of our outstanding shares, it could disrupt or adversely affect our business and our stock price could decline.

To date, we have received $1,750,000 as a secured loan from BCV S&G DevCorp, a Luxembourg-based specialized investment fund, and have entered into a loan agreement with BCV S&G DevCorp to receive up to $2,000,000 as a secured loan. The loan matures on December 1, 2024 and is secured by 19.99% of our outstanding shares. The loan agreement, as amended, provides that if our shares of common stock are not listed on The Nasdaq Stock Market before September 30, 2023 or if following such listing the total market value of the pledged shares falls below twice the face value of the loan, the loan will be further secured by our St. Mary’s industrial site. If we were to default in our obligation to repay the loan when due it could disrupt or adversely affect our business and our stock price could decline if the lender were to seek to sell the pledged shares.

The COVID-19 pandemic, or the future outbreak of any other highly infectious or contagious diseases, could materially and adversely impact our performance, financial condition, results of operations and cash flows.

Throughout 2021 and to date, the COVID-19 pandemic has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. COVID-19 (or a future pandemic) could have material and adverse effects on our performance, financial condition, results of operations and cash flows due to, among other factors:

•        a complete or partial closure of, or other operational issues at, one or more of our properties resulting from government actions;

•        difficulty accessing equity and debt capital on attractive terms, or at all, and a severe disruption and instability in the global financial markets

•        difficulty obtaining capital necessary to fund business operations;

•        delays in construction at our properties may adversely impact our ability to commence operations and generate revenues from projects, including:

•        construction moratoriums by local, state or federal government authorities;

•        delays by applicable governmental authorities in providing the necessary authorizations to commence construction;

•        reductions in construction team sizes to effectuate social distancing and other requirements;

•        infection by one or more members of a construction team necessitating a partial or full shutdown of construction; and

•        manufacturing and supply chain disruptions for materials sourced from other geographies which may be experiencing shutdowns and shipping delays.

The extent to which COVID-19 (or a future pandemic) impacts our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence.

Risks Related to the Separation and Distribution

We have no recent history of operating as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

The historical information about SG DevCo in this information statement refers to the Spin-Off Business as operated by and integrated with SG Holdings. Our historical financial information included in this information statement is derived from SG Holdings’ accounting records and is presented on a standalone basis as if the Spin-Off Business has been conducted independently from SG Holdings. Additionally, the pro forma financial information included in this information statement is derived from our historical financial information and (i) gives effect to the Separation and (ii) reflects SG DevCo’s anticipated post-Separation capital structure. Accordingly, the historical and pro forma financial information does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:

•        Generally, our working capital requirements and capital for our general corporate purposes, including capital expenditures and acquisitions, have historically been satisfied as part of the corporate-wide cash management policies of SG Holdings. Following the completion of the Distribution, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available and may be more costly.

•        Prior to the Distribution, our business has been operated by SG Holdings as part of its broader corporate organization, rather than as an independent company. SG Holdings or one of its affiliates performed various corporate functions for us, such as legal, treasury, accounting, auditing, human resources, investor relations, and finance. Our historical and pro forma financial results reflect allocations of corporate expenses from SG Holdings for such functions, which may be less than the expenses we would have incurred had we operated as a separate, publicly traded company.

•        Currently, our business is integrated with the other businesses of SG Holdings. Historically, we have shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. While we have sought to minimize the impact on SG DevCo when separating these arrangements, there is no guarantee these arrangements will continue to capture these benefits in the future.

•        After the completion of the Distribution, the cost of capital for our business may be higher than SG Holdings’ cost of capital prior to the Distribution.

Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from SG Holdings. For additional information about the past financial performance of our business and the basis of presentation of the historical financial statements and the unaudited pro forma financial statements of our business, see “Unaudited Pro Forma Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and accompanying notes included elsewhere in this information statement.

Following the Separation, our financial profile will change, and we will be a smaller, less diversified company than SG Holdings prior to the Separation.

The Separation will result in each of SG Holdings and SG DevCo being smaller, less diversified companies with more limited businesses concentrated in their respective industries. As a result, we may be more vulnerable to changing market conditions, which could have a material adverse effect on our business, financial condition and results of operations. In addition, the diversification of our revenues, costs, and cash flows will diminish as a standalone company, such that our results of operations, cash flows, working capital and financing requirements may be subject to increased volatility and our ability to fund capital expenditures and investments may be diminished.

We may not achieve some or all of the expected benefits of the Separation and Distribution, and the Separation and Distribution may materially adversely affect our business.

We may not be able to achieve the full strategic and financial benefits expected to result from the Separation and Distribution, or such benefits may be delayed or not occur at all. The Separation and Distribution is expected to provide the following benefits, among others: (1) enabling our management to more effectively pursue its own distinct operating priorities and strategies; (2) permitting us to allocate our financial resources to meet the unique needs of our business, which will allow us to intensify our focus on our distinct strategic priorities and to more effectively pursue our own distinct capital structure and capital allocation strategies; (3) allowing us to more effectively articulate a clear investment thesis to attract a long-term investor base suited to our business and providing investors with a distinct and targeted investment opportunity; (4) creating an independent equity security tracking our underlying business, which should afford us direct access to the capital markets and facilitate our ability to consummate future acquisitions or other transactions using our common stock; and (5) permitting us to more effectively recruit, retain and motivate employees through the use of stock-based compensation that more closely aligns management and employee incentives with specific business goals and objectives related to our business.

We may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (1) the Separation and Distribution will demand management’s time and effort, which may divert management’s attention from operating and growing our business; (2) following the Separation and Distribution, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of SG Holdings because our business will be less diversified than SG Holdings’ business prior to the completion of the Separation; (3) the Separation may require us to pay costs that could be substantial and material to our financial resources, including accounting, tax, legal and other professional services costs, recruiting costs, and tax costs; and (4) after the Separation and Distribution, we cannot predict the trading prices of SG DevCo common stock or know whether the combined trading prices of the SG Holdings common stock and our common stock will be less than, equal to or greater than the market value of SG Holdings common stock prior to the Separation and Distribution. If we fail to achieve some or all of the benefits expected to result from the Separation, or if such benefits are delayed, it could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

SG Holdings’ plan to separate into two publicly traded companies is subject to various risks and uncertainties and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense, which could disrupt or adversely affect our business.

In December 2022, SG Holdings announced its plan to separate into two publicly traded companies. The Separation and Distribution is subject to the satisfaction of certain conditions (or waiver by SG Holdings in its sole and absolute discretion), including final approval by SG Holdings’ Board of Directors of the final terms of the Separation and Distribution. Furthermore, unanticipated developments or changes, including changes in the law, the macroeconomic environment, competitive conditions of SG Holdings’ markets could delay or prevent the completion of the proposed Separation and Distribution, or cause the Separation and Distribution to occur on terms or conditions that are different or less favorable than expected.

The process of completing the proposed Separation and Distribution has been and is expected to continue to be time-consuming and involves significant costs and expenses. The costs may be significantly higher than what we currently anticipate and may not yield a discernible benefit if the Separation and Distribution is not completed or is not well executed, or the expected benefits of the Separation and Distribution are not realized.

Until the Distribution occurs, SG Holdings will have sole discretion to change the terms of the Separation and Distribution in ways that may be unfavorable to us.

Completion of the Separation and Distribution remains subject to the satisfaction or waiver of certain conditions, some of which are in the sole and absolute discretion of SG Holdings, including final approval by the Board of Directors of SG Holdings. Additionally, SG Holdings has the sole and absolute discretion to change certain terms of the Separation and Distribution, which changes could be unfavorable to us. In addition, SG Holdings may decide at any time prior to the completion of the Separation and Distribution not to proceed with the Separation and Distribution.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject as a standalone, publicly traded company following the Distribution.

Prior to the Distribution, we believe that our reporting and control systems have been appropriate for those of a subsidiary of a public company. However, we have not been directly subject to the reporting and other requirements of the Exchange Act. As a result of the Distribution, we will be directly subject to reporting and other obligations under the Exchange Act. These reporting and other obligations will place significant demands on our management and administrative and operational resources, including accounting resources. We may not have sufficient time following the Separation to meet these obligations by the applicable deadlines.

Moreover, to comply with these requirements, we anticipate that we will need to migrate our systems, including information technology systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. We expect to incur additional annual expenses related to these steps, and those expenses may be significant. If we are unable to implement our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could result in adverse regulatory consequences and/or loss of investor confidence, which could limit SG DevCo’s ability to access the global capital markets and could have a material adverse effect on our business, financial condition, results of operations, cash flows or the market price of SG DevCo securities.

In connection with the separation into two public companies, each of SG Holdings and SG DevCo will indemnify each other for certain liabilities. If we are required to pay under these indemnities to SG Holdings, our financial results could be negatively impacted. In addition, the SG Holdings indemnities may not be sufficient to hold us harmless from the full amount of liabilities for which SG Holdings will be allocated responsibility, and SG Holdings may not be able to satisfy its indemnification obligations in the future.

Pursuant to the separation and distribution agreement and certain other agreements between SG Holdings and SG DevCo, each party will agree to indemnify the other for certain liabilities. Third parties could also seek to hold us responsible for any of the liabilities that SG Holdings has agreed to retain. Any amounts we are required to pay pursuant to these indemnification obligations and other liabilities could require us to divert cash that would otherwise have been used in furtherance of our operating business. Further, the indemnities from SG Holdings for our benefit may not be sufficient to protect us against the full amount of such liabilities, and SG Holdings may not be able to fully satisfy its indemnification obligations.

Moreover, even if we ultimately succeed in recovering from SG Holdings any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our business, results of operations and financial condition.

The terms we will receive in our agreements with SG Holdings and its subsidiaries involve potential conflicts of interest and could be less beneficial than the terms we may have otherwise received from unaffiliated third parties.

The agreements we will enter into with SG Holdings in connection with the Separation were prepared in the context of the Separation while we were still a wholly owned subsidiary of SG Holdings. Accordingly, during the period in which the terms of those agreements were prepared, we did not have an independent Board of Directors or a management team that was independent of SG Holdings. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. For example, the allocation of assets, liabilities, rights, indemnification and other obligations between SG Holdings and us under the separation and distribution agreement may have been different if agreed to by two unaffiliated parties.

Pursuant to the shared services agreement we intend to enter into with SG Holdings, SG Holdings will provide to us certain services or functions that the companies historically have shared. In consideration for such services, we will pay fees to SG Holdings for the services provided. The personnel performing services under the shared services agreement will be employees and/or independent contractors of SG Holdings and will not be under our direction or control. As such, conflicts of interest may arise in connection with the performance of the services by SG Holdings personnel and the allocation of priority to the services requested by us.

In addition, we and related entities have entered into and may continue to enter into transactions with SG Holdings and its subsidiaries. For example, JDI-Cumberland Inlet, LLC, a company in which we hold a 10% non-dilutable interest, is obligated to hire SG Echo with respect to each phase of the construction of the project buildings for our project in downtown St. Mary’s, Georgia so long as SG Echo is offering its services at a price that is within five percent of all arms-length bona fide bids from reputable, unaffiliated builders. As a result, JDI-Cumberland could end up paying to SG Echo five percent more than it would have paid for these construction services if it hired an unaffiliated builder. See “Certain Relationships and Related Party Transactions.”

Until the Distribution occurs, the SG Holdings Board of Directors has sole and absolute discretion to change the terms of the Separation and Distribution in ways which may be unfavorable to us.

Until the Distribution occurs, SG DevCo will be a wholly-owned subsidiary of SG Holdings. Accordingly, SG Holdings will have the sole and absolute discretion to determine and change the terms of the Separation and Distribution, including the establishment of the record date for the Distribution and the Distribution Date. These changes could be unfavorable to us. In addition, the SG Holdings Board of Directors, in its sole and absolute discretion, may decide not to proceed with the Distribution at any time prior to the Distribution Date.

After the Separation and Distribution, some of our directors and officers may have actual or potential conflicts of interest because of their equity ownership in SG Holdings.

Because of their current or former positions with SG Holdings, following the Separation and Distribution, some of our directors and executive officers may own shares of SG Holdings common stock, and the individual holdings may be significant for some of these individuals compared to their total assets. This ownership may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for SG Holdings or us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between SG Holdings and us regarding the terms of the agreements governing the Separation and the relationship thereafter between the companies.

Immediately after the Distribution, approximately 70% of our common stock will be owned by a single stockholder, SG Holdings, and it may therefore be able to substantially control our management and affairs.

SG Holdings currently owns 100% of our outstanding common stock and will beneficially own approximately 70% of our outstanding common stock immediately after the consummation of the Distribution. Therefore, SG Holdings will have substantial influence over any election of our directors and our operations. This concentration of ownership could also have the effect of delaying or preventing a change in our control and might affect the market price of our common stock, even when a change in control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders.

After the Distribution, we will be a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such requirements.

Immediately after the Distribution, SG Holdings will control approximately 70% of our outstanding common stock. Because of the voting power of SG Holdings, we will be considered a “controlled company” for purposes of Nasdaq requirements. As such, we are exempt from certain corporate governance requirements of Nasdaq, including the requirements that (i) a majority of the board of directors consist of independent directors, (ii) we have a Nominating and Governance Committee that is composed entirely of independent directors and (iii) we have a Compensation Committee that is composed entirely of independent directors. Following the Distribution, we may rely on some or all of these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

Risks Related to Our Common Stock

We currently do not intend to pay dividends on our common stock. Consequently, our stockholders’ ability to achieve a return on their investment will depend on appreciation in the price of our common stock.

We do not expect to pay cash dividends on our common stock. Any future dividend payments are within the absolute discretion of our Board of Directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our Board of Directors may deem relevant.

We cannot be certain that an active trading market for our common stock will develop or be sustained after the Distribution and, following the Distribution, our stock price may fluctuate significantly.

A public market for our common stock does not currently exist. We anticipate that on September 19, 2023 trading of shares of our common stock will begin on a “when-issued” basis and will continue through the Distribution Date. However, we cannot guarantee that an active trading market will develop or be sustained for our common stock after the Distribution, nor can we predict the prices at which shares of our common stock may trade after the Distribution. Similarly, we cannot predict the effect of the Distribution on the trading prices of our common stock or whether the combined trading prices of the SG Holdings common stock and our common stock will equal or exceed what the trading price of SG Holdings common stock would have been in absence of the Separation and Distribution.

Until the market has fully evaluated our business as a standalone entity, the prices at which shares of our common stock trade may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. The increased volatility of our stock price following the Distribution may have a material adverse effect on our business, financial condition and results of operations. The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•        actual or anticipated fluctuations in our operating results;

•        changes in earnings estimated by securities analysts or our ability to meet those estimates;

•        the operating and stock price performance of comparable companies;

•        changes to the regulatory and legal environment under which we operate; and

•        domestic and worldwide economic conditions.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our securities will depend in part on the research and reports that securities or industry analysts publish about us or our business. If only a limited number of securities or industry analysts commence coverage of our Company, the trading price for our securities would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, demand for our securities could decrease, which might cause our stock price and trading volume to decline.

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting in order to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

As a result of becoming a public company we will be subject to SEC reporting and other regulatory requirements. We will incur expenses and diversion of our management’s time in its efforts to comply with Section 404 of the Sarbanes-Oxley Act regarding internal controls over financial reporting. Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or the subsequent testing by our independent registered public accounting firm when, and if, required, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retrospective changes to our financial statements or identify other areas for further attention or improvement. If we are unable to assert that our internal controls over financial reporting are effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and we are taking advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and are taking advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act, (b) in which we have total annual revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which generally means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of common stock held by non-affiliates did not equal or exceed $250 million as of the prior June 30, or (2) our annual revenues did not equal or exceed $100 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates did not equal or exceed $700 million as of the prior December 31.

Because we are subject to the above listed reduced reporting requirements, investors may not be able to compare us to other companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Your percentage of ownership in SG DevCo may be diluted in the future.

In the future, your percentage ownership in SG DevCo may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including any equity awards that we will grant to our directors, officers and employees. Such awards will have a dilutive effect on the number of SG DevCo shares outstanding, and therefore on our earnings per share, which could adversely affect the market price of our common stock. From time to time, we will issue additional stock-based awards to our employees under our employee benefits plans.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our amended and restated certificate of incorporation authorizes us to issue one or more series of preferred stock. Our Board of Directors has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium to the market price, and materially adversely affect the market price and the voting and other rights of the holders of our common stock.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our management.

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our Board of Directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our management by making it more difficult for stockholders to replace members of our Board of Directors. Among other things, these provisions provide:

•        our Board of Directors is divided into three classes, one class of which is elected each year by our stockholders with the directors in each class to serve for a three-year term;

•        the authorized number of directors can be changed only by resolution of our Board of Directors;

•        directors may be removed by stockholders only for cause;

•        our amended and restated bylaws may be amended or repealed by our Board of Directors or by the affirmative vote of sixty-six and two-thirds percent (662/3%) of our stockholders;

•        stockholders may not call special meetings of the stockholders or fill vacancies on the Board of Directors;

•        our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our Board of Directors does not approve;

•        our stockholders do not have cumulative voting rights, and therefore our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors; and

•        our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for certain types of state actions that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees

Our amended and restated certificate of incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (iii) any action arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine. The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, employees, control persons, underwriters, or agents, which may discourage lawsuits against us and our directors, employees, control persons, underwriters, or agents. Additionally, a court could determine that the exclusive forum provision is unenforceable, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. If a court were to find these provisions of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition, or results of operations.

THE SEPARATION AND DISTRIBUTION

General

SG Holdings intends to distribute approximately 30% of the outstanding shares of our common stock on the Distribution Date to holders of SG Holdings common stock on a pro rata basis. SG Holdings will retain approximately 70% of our outstanding shares of common stock immediately following the Separation and Distribution. The Distribution of our common stock is expected to take place on September 27, 2023, the Distribution Date. On the Distribution Date, each holder of SG Holdings common stock will receive 0.930886 shares of our common stock for every five (5) shares of SG Holdings common stock held as of the close of business on the Record Date, as described below. You will not be required to make any payment, surrender or exchange your SG Holdings common stock or take any other action to receive your shares of SG DevCo common stock to which you are entitled on the Distribution Date.

The ownership percentages discussed in the preceding paragraph will be decreased upon future issuances of equity securities or securities convertible or exercisable into equity securities, including the exercise or settlement of any equity awards issued pursuant to our 2023 Incentive Compensation Plan (including 1,831,250 RSU awards which are currently outstanding, 1,556,238 of which are currently vested). To date, no shares have been issued pursuant to such RSU awards. It is intended that shares subject to vested RSU awards will be issued shortly after the Separation and Distribution.

The Distribution of our common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. We cannot provide any assurances that the Distribution will be completed. For a more detailed description of these conditions, see the section “The Separation — Conditions to the Distribution.” We cannot provide any assurances that SG Holdings will complete the Separation and Distribution.

Reasons for the Separation

SG Holdings previously announced that it was proceeding with a plan to spin-off its real estate development business. We are currently a wholly owned subsidiary of SG Holdings and hold all of the assets and related liabilities associated with the Spin-Off Business. Following a strategic review, it was determined that separating the Spin-Off Business from SG Holdings’ current business operations would be in the best interests of SG Holdings and its stockholders and that the Separation would create two companies with attributes that best position each company for long-term success, including the following:

•        Distinct Focus.    Each company will benefit from a distinct strategic and management focus on its specific operational and growth priorities. SG Holdings is expected to continue developing, designing and fabricating modular structures. SG DevCo will focus on real estate development. Because each company will have a smaller portfolio of businesses, management of each company is expected to be able to better allocate time and resources to identifying and executing operational and growth strategies.

•        Allocation of Financial Resources and Separate Capital Structures.    The Separation will permit each company to allocate its financial resources to meet the unique needs of its own business, which will allow each company to intensify its focus on its distinct strategic priorities. The Separation will also allow each business to more effectively pursue its own distinct capital structure and capital allocation strategies.

•        Targeted Investment Opportunity.    The Separation will create two companies with more focused, aligned businesses, which will allow each company to more effectively articulate a clear investment thesis to attract a long-term investor base suited to its businesses and the industries in which it operates and serves, and will facilitate each company’s access to capital by providing investors with two distinct and targeted investment opportunities.

•        Employee Incentives, Recruitment and Retention.    The Separation will allow each company to more effectively recruit, retain and motivate employees through the use of stock-based compensation that more closely reflects and aligns management and employee incentives with specific growth objectives, financial goals and business performance. In addition, the Separation will allow incentive structures and targets at each company to be better aligned with each underlying business. Similarly, recruitment and retention will be enhanced by more consistent talent requirements across the businesses, allowing both recruiters and applicants greater clarity and understanding of talent needs and opportunities associated with the core business activities, principles and risks of each company.

•        Direct Access to Capital Markets.    Each company will have its own equity structure that should afford it direct access to the capital markets and allow it to capitalize on its unique growth opportunities appropriate to its business.

•        Incremental Stockholder Value.    We believe that each company will benefit from the investment community’s ability to value its businesses independently within the context of its particular industry with the anticipation that, over time, the aggregate market value of the companies will be higher, than if SG Holdings were to remain under its current configuration.

Neither we, nor SG Holdings, can assure you that, following the Separation, any of the benefits described above or otherwise in this information statement will be realized to the extent anticipated or at all. For more information, see “Risk Factors.”

The Number of Shares You Will Receive

On the Distribution Date, you will receive 0.930886 shares of our common stock for every five (5) shares of SG Holdings common stock held as of the close of business on the Record Date, as well as a cash payment in lieu of fractional shares. The Distribution will generally be taxable to stockholders for U.S. federal income tax purposes as described under “Material U.S. Federal Income Tax Consequences.”

Treatment of Fractional Shares

American Stock Transfer and Trust Company, LLC, acting as the distribution agent, will not distribute any fractional shares of our common stock to SG Holdings stockholders. SG Holdings stockholders who would otherwise be entitled to a fraction of our common stock (after aggregating all fractional shares of our common stock that otherwise would be received by such holder), will, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the volume weighted average closing trading price of a share of our common stock for the five consecutive trading days ending five trading days immediately after the date the Distribution is effected. Recipients of cash in lieu of fractional shares will not be entitled to any minimum sale price for the fractional shares or to any interest on the amounts of payments made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders for U.S. federal income tax purposes as described under “Material U.S. Federal Income Tax Consequences.”

When and How You Will Receive the Distribution of SG DevCo Shares

SG Holdings will distribute the shares of our common stock on September 27, 2023, the Distribution Date, to holders of record as of the close of business on the Record Date. SG Holdings’ transfer agent and registrar, American Stock Transfer and Trust Company, LLC, will serve as transfer agent and registrar for our common stock and as distribution agent in connection with the Distribution.

If you own SG Holdings common stock as of the close of business on the Record Date, the shares of our common stock that you are entitled to receive in connection with the Distribution will be issued electronically, as of the Distribution Date, to your account as follows:

•        Registered Stockholders.    If you own your shares of SG Holdings stock directly, either in book-entry form through an account at American Stock Transfer and Trust Company, LLC and/or if you hold paper stock certificates, you will receive your shares of our common stock by way of direct registration in book-entry form. Registration in book-entry form is a method of recording stock ownership when no physical paper share certificates are distributed to stockholders, as is the case in connection with the Distribution.

On or shortly following the Distribution Date, the Distribution Agent will mail to you a direct registration account statement that reflects the number of shares of our common stock that have been registered in book-entry form in your name. Stockholders having any questions concerning the mechanics of having shares of our common stock registered in book-entry form may contact American Stock Transfer and Trust Company, LLC at the address set forth under “Questions and Answers About the Separation and Distribution” in this information statement; and

•        Beneficial Stockholders.    Many SG Holdings stockholders hold their shares of SG Holdings common stock beneficially through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your SG Holdings common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account with the shares of our common stock that you are entitled to receive in connection with the Distribution. If you have any questions concerning the mechanics of having shares of common stock held in “street name,” we encourage you to contact your bank or brokerage firm.

Treatment of Outstanding Equity Compensation Awards

There will be no adjustments made to outstanding unvested SG Holdings restricted stock units (“RSUs”) in connection with the Separation and Distribution. Outstanding unvested SG Holdings RSUs shall remain subject to the same terms and conditions after the Distribution as the terms and conditions applicable to such RSUs immediately prior to the Distribution.

Results of the Separation and Distribution

After the Separation and Distribution, we will be a separate publicly traded company. Immediately following the Separation and Distribution, we will have 10,000,000 shares of our common stock outstanding. Shares of SG Holdings common stock held by SG Holdings as treasury shares will not be considered outstanding for purposes of, and will not be entitled to participate in, the Distribution. The Distribution will not affect the number of outstanding shares of SG Holding common stock or any rights of SG Holdings stockholders. However, following the Separation and Distribution, the equity value of SG Holdings will no longer reflect the value of the Spin-Off Business (except to the extent of the shares of our common stock retained by SG Holdings as described above). Although SG Holdings believes that our separation from SG Holdings offers its stockholders the greatest long-term value, there can be no assurance that the combined trading prices of the SG Holdings common stock and our common stock will equal or exceed what the trading price of SG Holdings common stock would have been in absence of the Separation and Distribution.

Regulatory Approvals

We must complete the necessary registration under the federal securities laws of our common stock to be issued in connection with the Distribution. We must also complete the applicable listing requirements on Nasdaq for such shares. Other than these requirements, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the Distribution.

Appraisal Rights

No SG Holdings stockholder will have any appraisal rights in connection with the Separation and Distribution.

Listing and Trading of Our Common Stock

As of the date of this information statement, there is no public market for our common stock. Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “SGD”.

The shares of our common stock distributed to SG Holdings stockholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Separation and Distribution include individuals who control, are controlled by, or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act of 1933, or the “Securities Act,” or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(a)(1) of the Securities Act or Rule 144 thereunder.

Trading Between the Record Date and the Distribution Date

SG Holdings stockholders who sell their shares of SG Holdings common stock in the “regular way” market on or after September 7, 2023 and up to and including the Distribution Date will be selling their right to receive shares of SG DevCo in connection with the Separation. Beginning on September 19, 2023 and continuing up to and including the Distribution Date, we expect that there will be two markets in SG Holdings common stock: a “regular-way” market and an “ex-distribution” market. Shares of SG Holdings common stock that trade on the “regular-way” market will trade with an entitlement to receive shares of our common stock in connection with the Distribution. Shares of SG Holdings common stock that trade on the “ex-distribution” market will trade without an entitlement to receive shares of our common stock in the Distribution. Therefore, if you decide to sell any shares of SG Holdings common stock before the Distribution Date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your SG Holdings common stock with or without your entitlement to SG DevCo common stock pursuant to the Distribution.

Furthermore, beginning on September 19, 2023 and continuing up to and including the Distribution Date, we expect there will be a “when-issued” market in our common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of our common stock that will be distributed to SG Holdings stockholders on the Distribution Date. If you own shares of SG Holdings common stock as of the close of business on the Record Date, you would be entitled to receive shares of our common stock in connection with the Distribution. You may trade this entitlement to receive shares of our common stock, without trading the shares of SG Holdings common stock you own, in the “when-issued” market. On the first trading day following the Distribution Date, we expect “when-issued” trading with respect to our common stock will end and “regular-way” trading in our common stock will begin.

Conditions to the Distribution

We expect the Distribution will be effective on September 27, 2023, the Distribution Date, provided that, among other conditions described in the separation and distribution agreement, the following conditions will have been satisfied or waived by SG Holdings in its sole discretion:

•        the SG Holdings Board of Directors will have approved the Distribution and will not have abandoned the Distribution or terminated the separation and distribution agreement at any time prior to the consummation of the Distribution;

•        the SEC will have declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act; no stop order suspending the effectiveness of our registration statement on Form 10 will be in effect; no proceedings for such purpose will be pending before or threatened by the SEC; and this information statement, or a notice of internet availability thereof, will have been mailed to the holders of SG Holdings common stock as of the Record Date;

•        all actions and filings necessary or appropriate under applicable federal, state “blue sky,” or foreign securities laws and the rules and regulations thereunder will have been taken and, when applicable, become effective or been accepted;

•        our common stock to be delivered in connection with the Distribution will have been approved for listing on Nasdaq, subject to official notice of issuance;

•        our Board of Directors, as named in this information statement, will have been duly elected, and our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each in substantially the form attached as exhibits to the registration statement on Form 10 of which this information statement is a part, will be in effect;

•        each of the ancillary agreements contemplated by the separation and distribution agreement will have been duly executed and delivered by the parties thereto;

•        no applicable law will have been adopted, promulgated, or issued, and be in effect, that prohibits the consummation of the Distribution or any of the transactions contemplated by the separation and distribution agreement;

•        any material governmental approvals and consents and any material permits, registrations, and consents from third parties, in each case, necessary to effect the Distribution and to permit the operation of the real estate development business after the Distribution Date substantially as conducted as of the date of the separation and distribution agreement will have been obtained; and

•        no events or developments shall have occurred or exist that, in the sole and absolute judgment of the SG Holdings Board of Directors, make it inadvisable to effect the Distribution or would result in the Distribution and related transactions not being in the best interest of SG Holdings or its stockholders.

The fulfillment of these conditions will not create any obligations on SG Holdings’ part to effect the Separation, and the SG Holdings Board of Directors has reserved the right, in its sole discretion, to abandon, modify, or change the terms of the Separation, including by accelerating or delaying the timing of the consummation of all or part of the Distribution, at any time prior to the Distribution Date.

Agreements with SG Holdings

In connection with the Separation, we will enter into a separation and distribution agreement and several other agreements with SG Holdings to effect the Separation and provide a framework for our relationship with SG Holdings after the Separation. These agreements will govern the relationship between our company, on the one hand, and SG Holdings and its subsidiaries, on the other hand, subsequent to the Separation (including with respect to transition services, employee matters and tax matters).

In addition to the separation and distribution agreement (which will contain many of the key provisions related to our Separation from SG Holdings and the distribution of our shares of common stock to SG Holdings stockholders), we will also enter into a Tax Matters Agreement and a Shared Services Agreement.

The forms of the principal agreements described below have been filed as exhibits to the registration statement of which this information statement forms a part. The following descriptions of these agreements are summaries of the material terms of these agreements.

Separation and Distribution Agreement

The separation and distribution agreement will govern the overall terms of the Separation and Distribution. On or prior to the Distribution Date, SG Holdings will deliver approximately 30% of the issued and outstanding shares of our common stock on the Distribution Date to the distribution agent. On or as soon as practicable following the Distribution Date, the distribution agent will electronically deliver the shares of our common stock to SG Holdings stockholders based on the distribution ratio. The SG Holdings’ Board may, in its sole and absolute discretion, at any time until the Distribution, decide to abandon or modify the Distribution and to terminate the separation and distribution agreement.

The separation and distribution agreement will also specify those conditions that must be satisfied or waived by SG Holdings prior to the completion of the Separation, which are described further in “— Conditions to the Distribution.”

We and SG Holdings will each agree to indemnify the other and each of the other’s current and former directors, officers, and employees, and each of the heirs, executors, administrators, successors, and assigns of any of them, against certain liabilities incurred in connection with the Separation and Distribution and our and SG Holdings’ respective businesses. The amount of either SG Holdings or our indemnification obligations will be reduced by any net insurance proceeds the party being indemnified receives. The separation and distribution agreement will also establish procedures for handling claims subject to indemnification and related matters.

Tax Matters Agreement

In connection with the Separation, we and SG Holdings intend to enter into a tax matters agreement that will contain certain tax matters arrangements and will govern the parties’ respective rights, responsibilities, and obligations with respect to taxes, including taxes arising in the ordinary course of business and taxes incurred as a result of the Separation and the Distribution. The tax matters arrangement will also set forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests, and assistance and cooperation on tax matters.

The tax matters agreement will govern the rights and obligations that we and SG Holdings will have after the Separation with respect to taxes for both pre- and post-closing periods. Under the tax matters arrangement, we will be responsible for (i) any of our taxes for all periods prior to and after the Distribution and (ii) any taxes of the SG Holdings group for periods prior to the Distribution to the extent attributable to the real estate development business. SG Holdings generally will be responsible for any of the taxes of the SG Holdings group other than taxes for which we are responsible. In addition, SG Holdings will be responsible for its taxes arising as a result of the Separation and Distribution. Notwithstanding the foregoing, sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar taxes imposed on the Distribution shall be borne fifty percent (50%) by us and fifty percent (50%) by SG Holdings. SG DevCo shall be entitled to any refund (and any interest thereon received from the applicable tax authority) of taxes for which SG DevCo is responsible for under the tax matters agreement and SG Holdings shall be entitled to any refund (and any interest thereon received from the applicable tax authority) of taxes for which SG Holdings is responsible for under the tax matters agreement.

Each of SG Holdings and SG DevCo will indemnify each other against any taxes allocated to such party under the tax matters agreement and related out-of-pocket costs and expenses.

Shared Services Agreement

In connection with the Separation, we and SG Holdings also intend to enter into a shared services agreement which will set forth the terms on which SG Holdings will provide to us on a transitional basis, certain services or functions that the companies historically have shared. Shared services will include various administrative, accounting, communications/investor relations, human resources, operations/construction services, and strategic management and other support services.

In consideration for such services, we will pay fees to SG Holdings for the services provided, and those fees will generally be in amounts intended to allow SG Holdings to recover all of its direct and indirect costs incurred in providing those services. SG Holdings will charge us a fee for services performed by (i) its employees which shall be a percentage of each employee’s base salary based upon an allocation of their business time spent providing such services and (ii) third parties, the fees charged by such third parties. We will also pay SG Holdings for general and administrative expenses incurred by SG Holdings attributable to both the operation of SG Holdings (other than the provision of the services performed by SG Holdings’ employees) and the provision of the shared services, including but not limited to information technology, data subscription and corporate overhead expenses, the portion of such costs and expenses that are attributable to the provision of the shared services, as reasonably determined by SG Holdings. We expect that these fees and expenses will aggregate approximately $20,000 a month, with $2,000 a month allocated to administrative services, $3,000 a month allocated to accounting services, $1,500 a month allocated to communications/investor relations services, $2,000 a month allocated to human resources services, $4,000 a month allocated to operations/construction services and $7,500 a month allocated to strategic management and other support services. The personnel performing services under the shared services agreement will be employees and/or independent contractors of SG Holdings and will not be under our direction or control. We will also reimburse SG Holdings for direct out-of-pocket costs incurred by SG Holdings for third party services provided to us.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to SG Holdings stockholders who are entitled to receive shares of our common stock in connection with the Distribution. The information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold, or sell any of our securities. We believe the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither SG Holdings nor we undertake any obligation to update such information except in the normal course of our respective public disclosure obligations.

DIVIDEND POLICY

We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends on our common stock will be made at the discretion of our Board of Directors and will depend on various factors, including applicable laws, our results of operations, financial condition, future prospects, the terms of our outstanding indebtedness, and any other factors deemed relevant by our Board of Directors.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2023, on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in our Unaudited Pro Forma Financial Information. The information below is not necessarily indicative of what our capitalization would have been had the Separation and Distribution been completed as of June 30, 2023. In addition, it is not indicative of our future capitalization. This table should be read in conjunction with “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and the related notes included elsewhere in this information statement.

	June 30, 2023
Capitalization:	Historical	Pro Forma
Cash and cash equivalents	$1,082,443	$1,582,443
Shareholders’ equity
Common stock	1	10,000
Additional paid in capital	6,054,729	16,854,324
Accumulated deficit	(4,622,428)	(11,322,956)
Total shareholder’s equity	1,432,302	5,541,368
Total capitalization	$1,432,302	$5,541,368

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The Unaudited Pro Forma Financial Information presented below has been derived from SG DevCo’s historical financial statements included in this information statement. While the historical financial statements reflect the past financial results of the Spin-Off Business, this pro forma information gives effect to the separation of that business into a separate publicly traded company. The pro forma adjustments to reflect the Separation and Distribution include:

•        the separation of the assets and liabilities related to the Spin-Off Business pursuant to the separation and distribution agreement;

•        the anticipated post-Separation and Distribution capital structure, including the issuance of 9,999,000 shares of our common stock to SG Holdings and the distribution of approximately 30% of our issued and outstanding shares of common stock on the Distribution Date by SG Holdings in connection with the Distribution; and

•        the impact of, and transactions contemplated by, the separation and distribution agreement, the tax matters agreement and the shared services agreement.

The pro forma adjustments are based on available information and assumptions our management believes are reasonable; however, such adjustments are subject to change as the costs of operating as a standalone company are determined. In addition, such adjustments are estimates and may not prove to be accurate. The Unaudited Pro Forma Financial Information has been derived from our Historical Financial Statements included in this information statement and includes certain adjustments to give effect to events that are (1) directly attributable to the Separation and Distribution and related transaction agreements, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on SG DevCo. Any change in costs or expenses associated with operating as a standalone company would constitute projected amounts based on estimates and, therefore, are not factually supportable; as such, the Unaudited Pro Forma Financial Information has not been adjusted for any such estimated changes. Only costs that management has determined to be factually supportable and recurring are included as pro forma adjustments, including the items described above. Incremental costs and expenses associated with operating as a standalone company, which are not reflected in the Unaudited Pro Forma Financial Information, are not practical to estimate as of the date of this filing.

The Unaudited Pro Forma Statement of Operations for the year ended December 31, 2022, and the statements ended June 30, 2023, have been prepared as though the Distribution occurred on January 1, 2022. The Unaudited Pro Forma Balance Sheet at June 30, 2023 has been prepared as though the distribution occurred on June 30, 2023. The Unaudited Pro Forma Financial Information is for illustrative purposes only, and does not reflect what our financial position and results of operations would have been had the distribution occurred on the dates indicated and is not necessarily indicative of our future financial position and future results of operations.

The Unaudited Pro Forma Financial Information should be read in conjunction with our historical financial information, “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement. The Unaudited Pro Forma Financial Information constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this information statement.

Safe and Green Development Corporation
Unaudited Pro Forma Balance Sheet

As of June 30, 2023

	As Reported	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash	$1,082,443	$500,000	[e]	$1,582,443
Prepaid assets and other current assets	541,650	—		541,650
Current Assets	1,624,093			1,624,093

Assets held for sale	4,400,361	—		4,400,361
Land	1,190,655	—		1,190,655
Project development costs and other non-current assets	68,077	—		68,077
Equity-based investments	3,624,945	—		3,624,945
Due from affiliates	—	908,323	[b]	908,323
Intangible assets	21,650	—		21,650
Total Assets	$10,929,781	$1,408,323	[e]	$12,338,104

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$333,555	$—		$333,555
Due to affiliates	3,200,743	3,200,743	[a]	—
Short term note payable, net	5,963,181	500,000	[e]	6,463,181
Total current liabilities	9,497,479	(2,700,743)		6,796,736

Stockholders’ equity:
Common stock	1	9,999	[c]	10,000
Additional paid-in capital	6,054,729	10,799,595	[a][b][c][d]	16,854,324
Accumulated deficit	(4,622,428)	(6,700,528)		(11,322,956)
Total stockholders’ equity	1,432,302	4,109,066		5,541,368

Total Liabilities and Stockholders’ Equity	$10,929,781	$1,408,323		$12,338,104

Safe and Green Development Corporation
Unaudited Pro Forma Statement of Operations

For the six months ended June 30, 2023

	As Reported	Pro Forma Adjustments		Pro Forma
	(Unaudited)	(Unaudited)		(Unaudited)
Operating expenses:
Payroll and related expenses	$670,098	$6,700,528	[a]	$7,370,626
General and administrative expenses	519,973	—		519,973
Marketing and business development expense	27,305	—		27,305
Total	1,217,376	6,700,528		7,917,904
Operating loss	(1,217,376)	(6,700,528)		(7,917,904)

Other income (expense):
Interest Expense	(475,046)	—		(475,046)

Net loss	(1,692,422)	(6,700,528)		(8,392,950)

Net loss per share
Basic and diluted	$(1,692.42)	$(0.67)		$(0.84)

Weighted average shares outstanding:
Basic and diluted	1,000	9,999,000		10,000,000

Safe and Green Development Corporation
Unaudited Pro Forma 2023 footnotes

[a]     Represents the forgiveness of $4,000,000 from the Promissory Note issued to SG Holdings dated December 19, 2021 and the partial payback of ($200,000) to SG Holdings as per the Subsequent Event Footnote 9 on page F-20

Original Promissory Note Principle	$4,200,000
Payback to SG Holdings	$(200,000)
Remaining Principle Forgiven	$4,000,000

[b]    Represents additional advance made to SG Holdings by the Company for which SG Holdings issued a Promissory Note dated August 9th, 2023 in the principle amount of $908,323 as per the Subsequent Event Footnote 9 on page F-20. The note bears no interest and is payable upon demand.

Additional Advances to SG Holdings per the Promissory Note	$908,323

[c]     Represents the issuance of 9,999,000 shares of common stock valued at a par value of $0.001, in connection with our Spin-Off and Distribution

[d]    Represents the stock compensation expense of 1,078,122 RSUs determined in accordance with FASB ASC Topic 718. The estimated grant date fair value of $6.215 was based on a recent valuation of our common stock prepared for tax purposes.

RSUs Expected to be Outstanding After the Distribution	1,078,122
Fair Market Value of RSUs as per IRS Section 409A	$6.215
Anticipated Stock Compensation Expense of the outstanding RSUs	$6,700,528

On April 11, 2023, the board approved the grant of an RSU under the 2023 Plan to Nicolai Brune for 200,000 shares of our common stock, vesting fifty percent (50%) upon issuance, with the balance vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service. These Pro Forma Adjustments take into account vesting through the date of this report, as if the shares underlying the vested RSUs were issued. The Pro Forma Adjustments assume that approximately 116,666 shares have vested with an anticipated expense of $725,079.

On April 11, 2023, the board approved the grant of an RSU under the 2023 Plan to David Villarreal for 650,000 shares of our common stock, vesting fifty percent (50%) upon issuance, with the balance vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service. These Pro Forma Adjustments take into account vesting through the date of this report, as if the shares underlying the vested RSUs were issued. The Pro Forma Adjustments assume that approximately 379,166 shares have vested with an anticipated expense of $2,356,517.

Safe and Green Development Corporation
Unaudited Pro Forma 2023 footnotes

On April 11, 2023, the board approved the grant of an RSU under the 2023 Plan to Paul Galvin for 500,000 shares of our common stock, vesting fifty percent (50%) upon issuance, with the balance vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service. These Pro Forma Adjustments take into account vesting through the date of this report, as if the shares underlying the vested RSUs were issued. The Pro Forma Adjustments assume that approximately 291,666 shares have vested with an anticipated expense of $1,812,704.

On April 11, 2023, the board approved the grant of RSUs under the 2023 Plan to SG Holdings Employees and Consultants providing services for the Company in an amount equal to 300,000 shares of our common stock, in the aggregate, vesting fifty percent (50%) upon issuance, with the balance vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service. These Pro Forma Adjustments take into account vesting through the date of this report, as if the shares underlying the vested RSUs were issued. The Pro Forma Adjustments assume that approximately 78,125 shares have vested with an anticipated expense of $1,087,619.

On April 11, 2023, the board approved the grant of RSUs under the 2023 Plan to our Advisory Board Members in an amount equal to 93,750 shares of our common stock, in the aggregate, with 70,310 vesting upon issuance, and 1/3 of the balance vesting on each of July 1, 2023, October 1, 2023 and January 1, 2024 provided that they provide continuous service. These Pro Forma Adjustments take into account vesting through the date of this report, as if the shares underlying the vested RSUs were issued, The Pro Forma Adjustments assume that approximately 78,125 shares have vested with an anticipated expense of $485,547.

On April 11, 2023, the board approved the grant of RSUs under the 2023 Plan to non-employee directors for 87,500 shares of our common stock, in the aggregate, with twenty-five percent (25%) vesting on each of April 1, 2023, July 1, 2023, October 1, 2023 and January 1, 2024 provided that they continue to serve on our Board of Directors.These Pro Forma Adjustments take into account vesting through the date of this report, as if the shares underlying the vested RSUs were issued. These Pro Forma Adjustments assume that approximately 37,500 shares have vested with an anticipated expense of $233,062.

For additional information, please visit the “Sale of Unregistered Securities” section of this report on page 86.

[e]     Represents additional tranche of $500,000 received on the Bridgeline Notes as per the Subsequent Event Footnote 9 on Page F-20.

Assets:
Cash and Cash Equivalents at June 30th, 2023	$1,082,443
Additional Draw on or about August 16th, 2023	$500,000
Pro Forma Cash and Cash Equivalents	$1,582,443

Liabilities:
Bridgeline Notes Principle	$1,250,000
Additional Draw on or about August 16th, 2023	$500,000
Bridgeline Notes Principle August 16th, 2023	$1,750,000

Safe and Green Development Corporation
Unaudited Pro Forma Statement of Operations

For the Year Ended December 31, 2022

	As Reported	Pro Forma Adjustments		Pro Forma
	(Unaudited)	(Unaudited)		(Unaudited)
Operating expenses:
Payroll and related expenses	$1,106,997	$9,672,019	[a]	$10,779,016
General and administrative expenses	998,717	—		998,717
Marketing and business development expense	32,152	—		32,152
Total	2,137,866	9,672,019		11,809,885

Operating loss	(2,137,866)	(9,672,019)		(11,809,885)

Other income (expense):
Interest Expense	(306,393)	—		(306,393)

Net loss	(2,444,259)	(9,672,019)		(12,116,278)

Net loss per share
Basic and diluted	$(2,444.26)	$(0.98)		$(1.21)

Weighted average shares outstanding:
Basic and diluted	1,000	9,999,000		10,000,000

Safe and Green Development Corporation
Unaudited Pro Forma 2022 footnotes

[a]     Represents the stock compensation expense of 1,556,238 RSUs determined in accordance with FASB ASC Topic 718. The estimated grant date fair value of $6.215 was based on a recent valuation of our common stock prepared for tax purposes.

RSUs Expected to be Outstanding After the Distribution	1,556,238
Fair Market Value of RSUs as per IRS Section 409A	$6.215
Anticipated Stock Compensation Expense of the outstanding RSUs	$9,672,019

On April 11, 2023, the board approved the grant of an RSU under the 2023 Plan to Nicolai Brune for 200,000 shares of our common stock, vesting fifty percent (50%) upon issuance, with the balance vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service. These Pro Forma Adjustments take into account vesting through the end of fiscal 2022, as if the RSUs were granted on January 1st, 2022 and as if the shares underlying the RSUs were issued upon vesting. The Pro Forma Adjustments assume that approximately 166,664 shares vested with an anticipated expense of $1,035,817.

On April 11, 2023, the board approved the grant of an RSU under the 2023 Plan to David Villarreal for 650,000 shares of our common stock, vesting fifty percent (50%) upon issuance, with the balance vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service. These Pro Forma Adjustments take into account vesting through the end of fiscal 2022, as if the RSUs were granted on January 1st, 2022 and as if the shares underlying the RSUs were issued upon vesting. The Pro Forma Adjustments assume that approximately 541,664 shares vested with an anticipated expense of $3,366,442.

On April 11, 2023, the board approved the grant of an RSU under the 2023 Plan to Paul Galvin for 500,000 shares of our common stock, vesting fifty percent (50%) upon issuance, with the balance vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service. These Pro Forma Adjustments take into account vesting through the end of fiscal 2022, as if the RSUs were granted on January 1st, 2022 and as if the shares underlying the RSUs were issued upon vesting. The Pro Forma Adjustments assume that approximately 416,664 shares vested with an anticipated expense of $2,589,567.

On April 11, 2023, the board approved the grant of RSUs under the 2023 Plan to SG Holdings Employees and Consultants providing services for the Company in an amount equal to 300,000 shares of our common stock, in the aggregate, vesting fifty percent (50%) upon issuance, with the balance vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service. These Pro Forma Adjustments take into account vesting through the end of fiscal 2022, as if the RSUs were granted on January 1st, 2022 and as if the shares underlying the RSUs were issued upon vesting. The Pro Forma Adjustments assume that approximately 249,996 shares vested with an anticipated expense of $1,553,725.

On April 11, 2023, the board approved the grant of RSUs under the 2023 Plan to our Advisory Board Members in an amount equal to 93,750 shares of our common stock, in the aggregate, 70,310 vesting upon issuance, with 1/3 of the balance vesting on each of July 1, 2023, October 1, 2023 and January 1, 2024 provided that they provide continuous service. These Pro Forma Adjustments take into account vesting through the end of fiscal 2022, as if the RSUs were granted on January 1st, 2022 and as if the shares underlying the RSUs were issued upon vesting. The Pro Forma Adjustments assume that that approximately 93,750 shares vested with an anticipated expense of $582,655.

On April 11, 2023 the board approved the grant of RSUs under the 2023 Plan to non-employee directors in an amount equal to 87,500 shares of our common stock, in the aggregate, with twenty-five percent (25%) vesting on each of April 1, 2023, July 1, 2023, October 1, 2023 and January 1, 2024 provided they continue to serve on our Board of Directors. These Pro Forma Adjustments take into account vesting through the end of fiscal 2022, as if the RSUs were granted on January 1st, 2022 and as if the shares underlying the RSUs were issued upon vesting. The Pro Forma Adjustments assume that that approximately 87,500 shares vested with an anticipated expense of $543,813.

For additional information, please visit the “Sale of Unregistered Securities” Section of this report on page 86.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) in conjunction with the Historical Financial Statements and corresponding notes and the Unaudited Pro Forma Financial Information and corresponding notes included elsewhere in this information statement. This MD&A contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risk, uncertainties, and other factors that could cause actual results to differ materially from those projected or implied in the forward-looking statements. Please see “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements.

Overview

The Company.    We were formed in 2021 by SG Holdings for the purpose of real property development utilizing SG Holdings’ proprietary technologies and SG Holdings’ manufacturing facilities Our current business focus is primarily on the direct acquisition and indirect investment in properties nationally that will be further developed in the future into green single or multi-family projects. To date, we have not generated any revenue and our activities have consisted solely of the acquisition of three properties and an investment in two entities that have acquired two properties to be further developed; however we have not yet commenced any development activities. We are focused on increasing our presence in markets with favorable job formation and a favorable demand/supply ratio for multifamily housing. We intend to construct many of the planned developments using modules built by SG Echo, LLC, a subsidiary of SG Holdings and to rely on SG Holdings and SG Echo as the sole source of the modular units used in our projects. In addition to these development projects, we intend, subject to our ability to raise sufficient capital, to build additional, strategically placed manufacturing facilities that will be sold or leased to third parties. We also intend to build manufacturing sites for lease to SG Echo near our project sites in order to support SG Holdings’ $2,232,645 backlog of signed construction and engineering contracts in existence at June 30, 2023 and take advantage of cost savings for transportation of modules. We intend to build our first manufacturing facility on the land owned by us in St Mary’s, GA at a cost of approximately $16,000,000. We intend to fund the project through a combination of debt, in the form of a construction loan, and equity from limited partners. We expect that this facility will be fully operational by the fourth quarter of 2024 and will fulfill the need for modular units at both our Norman Berry and Cumberland Inlet projects. Our business model is flexible and we anticipate developing properties on our own and also through joint ventures in which we partner with third-party equity investors or other developers.

We intend to develop the properties that we own from the proceeds of future financings, both at the corporate and project level, and/or sale proceeds from properties that are sold. However, our ability to develop any properties will be subject to our ability to raise capital either through the sale of equity or by incurring debt. We have forecasted to invest approximately $1.6 million over the course of the next 12 months to start the development of three different projects, subject to our ability to raise additional capital.

The projects we intend to develop over the next 12 months are:

•        Finley Street Apartments (165 Units), the first phase of our Cumberland Inlet Site

•        St Mary’s Industrial, a 120,000 SF Manufacturing Facility to be leased by SG Echo

•        Magnolia Gardens I (100 Units), the first phase of our McLean Mixed Use Site

In the event due to SG Holdings’ backlog or otherwise we are unable to secure sufficient modular units to complete our developments using modules built by SG Echo, our business, prospects, financial condition, results of operations, and cash flows may be materially and adversely affected. See “Risk Factors — Risks Related to Our Business Generally”.

The Proposed Separation.    In December 2022, we announced our plan to separate into two publicly traded companies. The Separation will occur through a pro rata distribution to SG Holdings’ stockholders of approximately 30% of the outstanding shares of common stock of SG DevCo, a wholly owned subsidiary of SG Holdings, that holds the assets and liabilities associated with SG Holdings’ real estate development business. In connection with the Distribution, each SG Holdings stockholder will receive 0.930886 shares of SG DevCo common stock for every five (5) shares of SG Holdings common stock held as of the close of business on September 8, 2023 the Record Date for the Distribution.

The Separation is subject to a number of conditions, including, but not limited to: final approval by SG Holdings Board of Directors; the SEC will have declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act; and no stop order suspending the effectiveness of our registration statement on Form 10 will be in effect; this information statement having been made available to SG Holdings’ stockholders; Nasdaq will have approved the listing of SG DevCo common stock, subject to official notice of issuance; and no events or developments shall have occurred or exist that, in the sole and absolute judgment of the SG Holdings Board of Directors, make it inadvisable to effect the Distribution or would result in the Distribution and related transactions not being in the best interest of SG Holdings or its stockholders.

SG DevCo will enter into a separation and distribution agreement and several other agreements with SG Holdings to provide a framework for our relationship with SG Holdings after the Separation and Distribution. These agreements will provide for the allocation between SG Holdings and SG DevCo of the assets, employees, liabilities and obligations (including, among others, investments, property, employee benefits and tax-related assets and liabilities) of SG Holdings and its subsidiaries attributable to periods prior to, at and after the Separation and will govern the relationship between us and SG Holdings subsequent to the completion of the Separation. In addition to the separation and distribution agreement, the other principal agreements to be entered into with SG Holdings include a tax matters agreement and a shared services agreement.

SG Holdings may, at any time and for any reason until the Separation and Distribution is complete, abandon the separation plan or modify its terms.

Basis of Presentation.    The historical financial statements of SG DevCo are prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In accordance with GAAP, certain situations require management to make estimates based on judgments and assumptions, which may affect the reported amounts of assets and liabilities or contingent liabilities at the date of the financial statements. They also may affect the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates upon subsequent resolution of identified matters. The historical financial statements of SG DevCo are prepared from SG Holdings’ historical accounting records and are presented on a standalone basis as if the Spin-Off Business has been conducted independently from SG Holdings.

Impact of Coronavirus (COVID-19).    With the global spread of the ongoing novel coronavirus (“COVID-19”) pandemic, we have implemented business continuity plans designed to address and mitigate the impact of the COVID-19 pandemic on our business. To date, we have experienced some delays in projects due to COVID-19. Any further quarantines, containment and eradication solutions, travel restrictions, absenteeism by infected workers, labor shortages or other disruptions to suppliers and contract manufacturers or customers would likely adversely impact our operating results and result in further project delays.

Recent Developments

On March 30, 2023, our wholly owned subsidiary entered into an agreement to secure financing to pay off the note in the principal amount of $2,000,000 that we issued on July 14, 2021 and the note in the principal amount of $500,000 that we issued, both of which were secured by a Deed of Trust on the Lago Vista property by issuing a new note in the principal amount of $5,000,000 note which is secured by a Deed of Trust on the Lago Vista property and SG DevCorp.’s McLean site in Durant, Oklahoma.

On June 23, 2023, we entered into a Loan Agreement (the “BCV Loan Agreement”) with a Luxembourg-based specialized investment fund, BCV S&G DevCorp (“BCV S&G”), for up to $2,000,000 in proceeds, under which we initially received $1,250,000. The Loan Agreement provides that the loan provided thereunder will bear interest at 14% per annum and mature on December 1, 2024. The loan may be repaid by us at any anytime following the twelve-month anniversary of its issue date. The loan is secured by 19.99% of our outstanding shares of common stock (the “Pledged Shares”), which were pledged pursuant to an escrow agreement (the “Escrow Agreement”) with American Stock Transfer & Trust Company, LLC, our transfer agent. The fees associated with the issuance include $70,000 paid to BCV S&G for the creation of the BCV Loan Agreement and $27,500 payable to BCV S&G per annum for maintaining the BCV Loan Agreement. Additionally, $37,500 in broker fees was paid to Bridgeline Capital Partners S.A. on the principal amount raised of $1,250,000. The BCV Loan Agreement further provided that if our shares of common stock were not listed on The Nasdaq Stock Market before August 30, 2023 or if following such listing the total market value of the Pledged Shares fell below twice the face value of the loan, the loan would be further secured by our St. Mary’s industrial site, consisting of 29.66 acres and a proposed manufacturing facility in St. Mary’s, Georgia (the “St. Mary’s Site”).

On August 9, 2023, SG Holdings and SG DevCo entered into a Note Cancellation Agreement, effective as of July 1, 2023, pursuant to which SG Holdings cancelled and forgave the remaining $4,000,000 balance then due on that certain promissory note, dated December 19, 2021, made by SG DevCo in favor of SG Holdings in the original principal amount of $4,2000,00. In addition, on August 9, 2023, SG Holdings issued to SG DevCo a non-interest bearing promissory note, in the principal amount of $908,323, payable on demand, to evidence advances by SG DevCo to SG Holdings in such amount.

On August 16, 2023, we secured an additional $500,000 in bridge funding from BCV S&G under the BCV Loan Agreement.

On August 25, 2023, SG DevCo and BCV S&G amended the BCV Loan Agreement (“Amendment No. 1”) to change the date upon which SG DevCo’s shares must be listed on The Nasdaq Stock Market from August 30, 2023 to September 15, 2023. According to Amendment No. 1, if SG DevCo’s shares of common stock are not listed on The Nasdaq Stock Market before September 15, 2023 or if following such listing the total market value of the Pledged Shares falls below twice the face value of the loan, the loan will be further secured by a security interest in the St. Mary’s Site.

On September 11, 2023, SG DevCo and BCV S&G amended the BCV Loan Agreement (“Amendment No. 2”) to change the date upon which SG DevCo’s shares must be listed on The Nasdaq Stock Market from September 15, 2023 to September 30, 2023. According to Amendment No. 2, if SG DevCo’s shares of common stock are not listed on The Nasdaq Stock Market before September 30, 2023 or if following such listing the total market value of the Pledged Shares falls below twice the face value of the loan, the loan will be further secured by a security interest in the St. Mary’s Site.

Results of Operations

We have never generated any revenue and have incurred significant net losses in each year since inception. For the six months ended June 30, 2023 we incurred a net loss of $1,692,422 as compared to a net loss of $995,667 for the six months ended June 30, 2022. For the year ended December 31, 2022 we incurred a net loss of $2,444,259 as compared to a net loss of $485,747 for the period from February 17, 2021 through December 31, 2021. We expect to incur increasing losses in the future when we commence development of the properties we own.

To date, a significant portion of our funding has been provided by SG Holdings.

Results of Operations for the Six Months Ended June 30, 2023 and Six Months Ended June 30, 2022

	For the Six Months Ended June 30, 2023	For the Six Months Ended June 30, 2022
Total Payroll and related expenses	$670,098	$520,194
Total Other operating expenses	547,728	353,903
Operating loss	$(1,217,376)	(874,098)
Interest expense	(475,046)	(121,569)
Net loss	$(1,692,422)	$(995,667)

Payroll and Related Expenses

Payroll and related expenses for the six months ended June 30, 2023 were $670,098 compared to $520,194 for the six months ended June 30, 2022. This increase of $149,903 in expenses allocated to us by SG Holdings during the six months ended June 30, 2023 as compared to the six months ended June 30, 2022 resulted from additional efforts of personnel during 2023, as well as increased salaries of the five employees of SG Holdings who devoted time to us.

Other Operating Expenses (General and administrative expenses and marketing and business development expenses)

Other operating expenses for six months ended June 30, 2023 were $547,728 compared to $353,903 for the six months ended June 30, 2022. These expenses were primarily allocated to us by SG Holdings and consisted of legal fees, professional fees, rent, office expenses, insurance and other general and administrative expenses. This increase of $193,825 in expenses allocated to us by SG Holdings during the six months ended June 30, 2023 as compared to the six months ended June 30, 2022 resulted from additional costs incurred during 2023 as well as costs in connection with the spin-off transaction.

Results of Operations for the Three Months Ended June 30, 2023 and Three Months Ended June 30, 2022

	For the Three Months Ended June 30, 2023	For the Three Months Ended June 30, 2022
Total Payroll and related expenses	$196,601	$263,763
Total Other operating expenses	299,862	190,226
Operating loss	$(496,463)	(453,989)
Interest expense	(291,456)	(72,942)
Net loss	$(787,919)	$(526,931)

Payroll and Related Expenses

Payroll and related expenses for the three months ended June 30 2023 were $196,601 compared to $263,763 for the three months ended June 30, 2022. This decrease of $67,162 in expenses allocated to us by SG Holdings during the three months ended June 30, 2023 as compared to the three months ended June 30, 2022 resulted from fewer efforts of personnel during 2023.

Other Operating Expenses (General and administrative expenses and marketing and business development expenses)

Other operating expenses for three months ended June 30, 2023 were $299,862 compared to $190,226 for the three months ended June 30, 2022. These expenses were primarily allocated to us by SG Holdings and consisted of legal fees, professional fees, rent, office expenses, insurance and other general and administrative expenses. This increase of $109,636 in expenses allocated to us by SG Holdings during the three months ended June 30, 2023 as compared to the three months ended June 30 2022 resulted from additional costs incurred during 2023 as well as costs in connection with the spin-off transaction.

Income Tax Provision

A 100% valuation allowance was provided against the deferred tax asset consisting of available net operating loss carry forwards and, accordingly, no income tax benefit was provided.

Our operations for the six months ended June 30, 2023 and 2022 may not be indicative of our future operations.

Results of Operations for the Year Ended December 31, 2022 and Period Ended December 31, 2021

The discussion of the operations for the year ended December 31, 2022 includes our operations for the year; however, the discussion of the operations for the period ended December 31, 2021 only includes operations from February 17, 2021 through December 31, 2021. Accordingly, the results of operations reported for the year ended December 31, 2022 and the period ended December 31, 2021 are not comparable.

	For the Year Ended December 31, 2022	For the Period February 17, 2021 through December, 2021
Total Payroll and related expenses	$1,106,997	$199,918
Total Other operating expenses	1,030,869	285,828
Operating loss	$(2,137,866)	(485,747)
Interest expense	(306,393)	—
Net loss	$(2,444,259)	$(485,747)

Payroll and Related Expenses

Payroll and related expenses for the year ended December 31, 2022 were $1,106,997 compared to $199,918 for the period ended December 31, 2021. This increase of $907,079 in expenses allocated to us by SG Holdings during the year ended December 31, 2022 as compared to the period ended December 31, 2021 resulted from a full twelve month period as well as additional efforts of personnel during 2022, as well as increased salaries of the five employees of SG Holdings who devoted time to us. In addition, the Company stopped capitalizing project development costs at the time the Lago Vista was held for sale.

Other Operating Expenses (General and administrative expenses and marketing and business development expenses)

Other operating expenses for the year ended December 31, 2022 were $1,030,869 compared to $285,828 for the period ended December 31, 2021 These expenses were allocated to us by SG Holdings and consisted of legal fees, professional fees, rent, office expenses, insurance and other general and administrative expenses. This increase of $745,041 in expenses allocated to us by SG Holdings during the year ended December 31, 2022 as compared to the period ended December 31, 2021 resulted from a full twelve month period as well as additional costs incurred during 2022.

Income Tax Provision

A 100% valuation allowance was provided against the deferred tax asset consisting of available net operating loss carry forwards and, accordingly, no income tax benefit was provided.

Our operations for the year ended December 31, 2022 and the period ended December 31, 2021 may not be indicative of our future operations.

Liquidity and Capital Resources

As of June 30, 2023 and December 31, 2022, we had cash of $1,082,443 and $720, respectively. Historically, our operations have primarily been funded through advances from SG Holdings and we have been largely dependent upon SG Holdings for funding. These factors raise substantial doubt that we will be able to continue as a going concern. The report of our independent registered public accounting firm includes an explanatory paragraph that our auditors have expressed substantial doubt that we will be able to continue as a going concern. We have also funded operations through a recent bridge note financing of which we have raised $1,750,000 to date, two lien notes in the aggregate amount of $2,500,000 on the Lago Vista property, which were paid off in March 2023 in connection with the refinancing described below and one secured note in the amount of $148,300 on the St. Mary’s industrial site.

We issued a note to SG Holdings, dated December 19, 2021, in the principal amount of $4,200,000 for loans that SG Holdings made to us that were used to acquire properties. The note was due upon demand and was non-interest bearing. On August 9, 2023, SG Holdings and SG DevCo entered into a Note Cancellation Agreement, effective as of July 1, 2023, pursuant to which SG Holdings cancelled and forgave the remaining $4,000,000 balance then due on that certain promissory note, dated December 19, 2021, made by SG DevCo in favor of SG Holdings in the original principal amount of $4,2000,00. In addition, on August 9, 2023, SG Holdings issued to SG DevCo a non-interest bearing promissory note, in the principal amount of $908,323, payable on demand, to evidence advances by SG DevCo to SG Holdings in such amount.

On June 23, 2023, we entered into a Loan Agreement (the “BCV Loan Agreement”) with a Luxembourg-based specialized investment fund, BCV S&G DevCorp (“BCV S&G”), for up to $2,000,000 in proceeds, under which we initially received $1,250,000. The Loan Agreement provides that the loan provided thereunder will bear interest at 14% per annum and mature on December 1, 2024. The loan may be repaid by us at any anytime following the twelve-month anniversary of its issue date. The loan is secured by 19.99% of our outstanding shares of common stock (the “Pledged Shares”), which were pledged pursuant to an escrow agreement with our transfer agent. The fees associated with the issuance include $70,000 paid to BCV S&G for the creation of the BCV Loan Agreement and $27,500 payable to BCV S&G per annum for maintaining the BCV Loan Agreement. Additionally, $37,500 in broker fees was paid to Bridgeline Capital Partners S.A. on the principal amount raised of $1,250,000. The BCV Loan Agreement, as amended, further provides that if our shares of common stock are not listed on The Nasdaq Stock Market before September 30, 2023 or if following such listing the total market value of the Pledged Shares shall fall below twice the face value of the loan, the loan will be further secured by our St. Mary’s industrial site. On August 16, 2023, we secured an additional $500,000 in bridge funding from BCV S&G under the BCV Loan Agreement.

On March 31, 2023, LV Peninsula Holding LLC (“LV Peninsula”), a Texas limited liability company and our wholly owned subsidiary, pursuant to a Loan Agreement, dated March 30, 2023 (the “Loan Agreement”), issued a promissory note, in the principal amount of $5,000,000 (the “LV Note”), secured by a Deed of Trust and Security Agreement, dated March 30, 2023 (the “Deed of Trust”) on our Lake Travis project site in Lago Vista, Texas, a related Assignment of Contract Rights, dated March 30, 2023 (“Assignment of Rights”), on our project site in Lago Vista, Texas and McLean site in Durant, Oklahoma and a Mortgage, dated March 30, 2023 (“Mortgage”), on our site in Durant, Oklahoma.

The proceeds of the LV Note were used to pay off our outstanding Real Estate Lien Note, dated July 14, 2021, in the principal amount of $2,000,000 (the “Short-Term Note”), on the Lake Travis project site in Lago Vista, Texas and our Second Lien Note, dated September 8, 2022, in the principal amount of $500,000 (the “Second Short-Term Note”), on the Lake Travis project site in Lago Vista, Texas. The LV Note requires monthly installments of interest only, is due on April 1, 2024 and bears interest at the prime rate as published in the Wall Street Journal (currently 8.0%) plus five and 50/100 percent (5.50%), currently equaling 13.5%; provided that in no event will the interest rate be less than a floor rate of 13.5%. The LV Peninsula obligations under the LV Note have been guaranteed by us pursuant to a Guaranty, dated March 30, 2023 (the “Guaranty”), and may be prepaid by LV Peninsula at any time without interest or penalty.

The net loan proceeds were approximately $1,337,000, after loan commission fees of $250,000, broker fees of $125,000, the escrow of a 12-month $675,000 interest reserve, other closing fees and the repayment of the Short-Term Note and Second Short-Term Note. The Lago Vista property has been listed for sale. There can be no assurance that we will be successful in selling the Lago Vista property and that we will receive anticipated proceeds from such sale.

The secured note on the St. Mary’s industrial site has a maturity date of September 1, 2023, subject to our right to extend for 6 months upon payment of a fee equal to 1% of the principal balance of the note and provides for payments of interest only at a rate of nine and three quarters percent (9.75%) per annum. This note could be prepaid without penalty, provided, however, if the lender has not received six months of interest, we must pay the lender an amount equivalent to the months of interest necessary to complete six months of interest. In addition, at the time of payment in full of the note, we must pay the lender an amount equivalent to half of one percent (0.50%) of the original loan amount. To secure payment in full of the note, the note is secured by a security deed in the property with power of the lender to sell the property. The Company intends to pay off the note by the end of September 2023.

There is no guarantee we will be successful in raising capital outside of our current sources, and if so, that we will be able to do so on favorable terms.

We intend to develop the properties that we own from the proceeds of future financings or sales proceeds from properties that are sold. To date, we have not generated revenue sufficient to develop any properties and have focused on property acquisitions not development activities. We have forecasted to invest approximately $1.6 million over the course of the next 12 months to start the development of three different projects, subject to our ability to raise additional capital either through the sale of equity or by incurring debt. We anticipate that we will incur an additional $1.5 million of expenses for payroll, legal & other general costs associated with being a publicly traded company once the spin-off is completed.

Cash Flow Summary

	For the Six Months Ended June 30, 2023	For the Six Months Ended June 30, 2022
Net cash provided by (used in):
Operating activities	$(2,289,957)	$(1,064,460)
Investing activities	(40,879)	(1,056,136)
Financing activities	3,412,559	2,120,596
Net increase in cash and cash equivalents	$1,081,722	$—

Operating activities used net cash of $2,289,957 during the six months ended June 30, 2023, and used cash of $1,064,460 during the six months ended June 30, 2022. Cash used in operating activities increased by $1,225,497 due to an increase of net loss of $696,755 and a decrease due to affiliates of $999,257.

Investing activities used net cash of $40,879 during the six months ended June 30, 2023, and $1,056,136 net cash during the six months ended June 30, 2022, a decrease in cash used of $1,015,257. This change results primarily from fewer project development costs additions.

Cash provided from financing activities was $3,412,559 during the six months ended June 30, 2023, which resulted from the proceeds of new short-term notes payable, offset by the repayment of short-term notes payable. Cash provided from financing activities was $2,120,596 during the six months ended June 30, 2022 due to contributions we received from SG Holdings.

	For the Year Ended December 31, 2022	For the Period February 17, 2021 through December 31, 2021
Net cash provided by (used in):
Operating activities	$(2,316,170)	$3,844,442
Investing activities	(1,397,022)	(7,822,410)
Financing activities	3,713,912	3,977,968
Net increase in cash and cash equivalents	$720	$—

Operating activities used net cash of $2,316,170 during the year ended December 31, 2022, and provided cash of $3,844,442 during the period February 17, 2021 through December 31, 2021. Cash used in operating activities increased by $6,160,612 due to an increase of net loss of $1,675,897 offset by $4,200,000 received from due to affiliates during 2021.

Investing activities used net cash of $1,397,022 during the year ended December 31 2022, and $7,822,410 net cash during the period February 17, 2021 through December 31, 2021 resulting in a decrease in cash used of $6,425,388. This change results primarily from fewer land purchases during 2022 and fewer investments. During the period February 17, 2021 through December 31, 2021, we made investments in minority interests in Norman Berry II Owners LLC and JDI-Cumberland Inlet LLC.

Cash provided from financing activities was $3,713,912 during the year ended December 31, 2022 due to contributions we received from SG Holdings and to a lesser extent proceeds from short-term notes payable. Cash provided from financing activities was $3,977,968 during the period February 17, 2021 through December 31, 2021 due to contributions we received from SG Holdings and proceeds from short-term notes payable. This change resulted primarily from $2,000,000 of proceeds from a short-term note issued during 2021 associated with the Lago Vista property and additional contributions from SG Holdings.

Off-Balance Sheet Arrangements

As of June 30, 2023 and 2022 and December 31, 2022 and 2021, we had no material off-balance sheet arrangements to which we are a party.

Critical Accounting Estimates

Our financial statements have been prepared using generally accepted accounting principles in the United States of America (“GAAP”). In connection with the preparation of the financial statements, we are required to make assumptions and estimates and apply judgments that affect the reported amounts of assets, liabilities, revenue, and expenses, and the related disclosures. We base our assumptions, estimates, and judgments on historical experience, current trends, and other factors that we believe to be relevant at the time the financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates, and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in “Note 2 — Summary of Significant Accounting Policies” of the notes to our financial statements for the six months ended June 30, 2023 and the year ended December 31, 2022 included elsewhere in this Information Statement. We believe that the following accounting policies are the most critical in fully understanding and evaluating our reported financial results.

Investment Entities — On May 31, 2021, we agreed to contribute $600,000 to acquire a 50% membership interest in Norman Berry II Owner LLC (“Norman Berry”). We contributed $350,329 and $114,433 of the initial $600,000 in the second quarter and third quarter of 2021 respectively, with the remaining $135,183 funded in the fourth quarter of 2021. The purpose of Norman Berry is to develop and provide affordable housing in the Atlanta, Georgia metropolitan area. We have determined we are not the primary beneficiary of Norman Berry and thus will not consolidate the activities in our financial statements. We use the equity method to report the activities as an investment in our financial statements.

On June 24, 2021, we entered into an operating agreement with Jacoby Development for a 10% non-dilutable equity interest for JDI-Cumberland Inlet, LLC (“Cumberland”). We contributed $3,000,000 for our 10% equity interest. The purpose of Cumberland is to develop a waterfront parcel in a mixed-use destination community. We have determined we are not the primary beneficiary of Cumberland and thus will not consolidate the activities in our financial statements. We use the equity method to report the activities as an investment in our financial statements.

During the year ended December 31, 2022, Norman Berry and Cumberland did not have any material earnings or losses as the investments are in development. In addition, management believes there was no impairment as of December 31, 2022.

Property, plant and equipment — Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated lives of each asset. Repairs and maintenance are charged to expense when incurred.

On May 10, 2021 we acquired a 50+ acre Lake Travis project site in Lago Vista, Texas (“Lago Vista”) for $3,576,130 which is recorded in assets held for sale on the accompanying balance sheets.

During February 2022 and September 2022, we acquired properties in Oklahoma and Georgia for $893,785 and $296,870, respectively, which is recorded as land on the accompanying balance sheets.

Project Development Costs — Project development costs are stated at cost. At December 31, 2022, the Company’s project development costs are expenses incurred related to development costs on various projects that are capitalized during the period the project is under development. As of December 31, 2022, $820,696 of project development costs related to Lago Vista are included in assets held for sale.

Assets Held For Sale — During 2022, management has implemented a plan to sell Lago Vista, which meets all of the criteria required to classify it as an Assets Held for Sale. Including the project development costs associated with Lago Vista of $844,861, the book value is now $4,420,991

JOBS Act

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to avail ourselves of the extended transition period for complying with new or revised financial accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act, (b) in which we have total annual revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which generally means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1 billion in non-convertible debt securities during the prior three-year period.

BUSINESS

We were formed in 2021 for the purpose of real property development utilizing SG Holdings’ proprietary technologies and SG Holdings’ manufacturing facilities. Our current business focus is primarily on the direct acquisition and indirect investment in properties nationally that will be further developed in the future into green single or multi-family projects. To date, we have not generated any revenue and our activities have consisted solely of the acquisition of three properties and an investment in two entities that have acquired two properties to be further developed; however we have not yet commenced any development activities. We are focused on increasing our presence in markets with favorable job formation and a favorable demand/supply ratio for multifamily housing. We intend to construct many of the developments using modules built by SG Echo, LLC, a subsidiary of SG Holdings (“SG Echo”) and to rely on SG Holdings and SG Echo as the sole source of the modular units used in our projects. In addition to these planned development projects, we intend, subject to our ability to raise sufficient capital, to build additional, strategically placed manufacturing facilities that will be sold or leased to third parties. We also intend to build manufacturing sites for lease to SG Echo near our project sites in order to support SG Holdings’ $2,232,645 backlog of signed construction and engineering contracts in existence at June 30, 2023 and take advantage of cost savings for transportation of modules. We intend to build our first manufacturing facility on the land owned by us in St Mary’s, GA at a cost of approximately $16,000,000. We intend to fund the project through a combination of debt, in the form of a construction loan, and equity from limited partners. We expect that this facility will be fully operational by the fourth quarter of 2024 and will fulfill the need for modular units at both our Norman Berry and Cumberland Inlet projects. Our business model is flexible and we anticipate developing properties on our own and also through joint ventures in which we partner with third-party equity investors or other developers.

We intend to develop the properties that we own from the proceeds of future financings, both at the corporate and project level, and/or sale proceeds from properties that are sold. However, our ability to develop any properties will be subject to our ability to raise capital either through the sale of equity or by incurring debt. We have forecasted to invest approximately $1.6 million over the course of the next 12 months to start the development of three different projects, subject to our ability to raise additional capital.

The projects we intend to develop over the next 12 months are:

•        Finley Street Apartments (165 Units), the first phase of our Cumberland Inlet Site

•        St Mary’s Industrial, a 120,000 SF Manufacturing Facility to be leased by SG Echo

•        Magnolia Gardens I (100 Units), the first phase of our McLean Mixed Use Site

In the event due to SG Holdings’ backlog or otherwise, we are unable to secure sufficient modular units to complete our developments using modules built by SG Echo our business, prospects, financial condition, results of operations, and cash flows may be materially and adversely affected. See “Risk Factors — Risks Related to Our Business Generally”.

Organizational Chart Pre-Spin Off and Post-Spin Off

Set forth below is an organizational diagram detailing our corporate structure before and after the spin-off.

Currently, SG Holdings operates through its five wholly owned subsidiaries and one 51% owned subsidiary in the following four segments: (i) manufacturing, (ii) medical, (iii) real estate and (iv) environmental. We are the real estate development focused subsidiary that owns properties and interest in properties to be developed. SG Echo is a container/modular manufacturer based in Durant, Oklahoma specializing in the design and construction of permanent modular and temporary modular buildings. Clarity Mobile Ventures provides clinical lab testing at modules supplied by SG Echo. SG Environmental Solutions Corp is engaged in the business of medical and waste management. Safe and Green Medical provides local, point-of-care medical services, particularly within underserved communities. SG Buildings Blocks provides administrative services, such as billing services, to SG Holdings.

To date, a significant portion of our funding has been provided by SG Holdings.

Immediately after the completion of the spin-off, we will no longer be a wholly owned subsidiary of SG Holdings and instead we will be a majority owned subsidiary of SG Holdings, with approximately 70% of our outstanding common stock being owned by SG Holdings and the remaining approximate 30% being owned by the stockholders of

SG Holdings. These ownership percentages will be decreased upon future issuances of equity securities or securities convertible or exercisable into equity securities, including the exercise or settlement of any equity awards issued pursuant to our 2023 Incentive Compensation Plan (including 1,831,250 RSU awards which are currently outstanding, 1,556,238 of which are currently vested). To date, no shares have been issued pursuant to such RSU awards. It is intended that shares subject to vested RSU awards will be issued shortly after the Separation and Distribution.

It is anticipated that both prior to and after the spin-off we will use the services of SG Echo to develop the properties that we own or have an interest in and SG Holdings will provide many ongoing services that it currently provides such as information technology, finance, human resources, compliance, legal, and other support services. Commencing upon the closing of the spin-off, we will pay SG Holdings fees for these services pursuant to the terms of a shared services agreement.

Housing Industry

The multifamily housing industry is growing. Multi-family dwellings have numerous competitive advantages, including:

•        lower construction costs;

•        on-site amenities including clubhouses, landscaping, maintenance, and lower insurance costs;

•        efficient land use;

•        residential populations large enough to support neighborhood retail and public transportation;

•        the creation of open, public space; and

•        providing residential options for an increasing number of single-person and empty-nester households.

The National Multifamily Housing Council and National Apartment Association shared that the United States would need approximately 4.3 million new apartments by 2035 to meet the rising demand for housing. One contributing factor in the current supply/demand imbalance was the 2008 recession, which significantly slowed new building projects. Another more recent and significant factor is the move to remote work as a result of the Covid-19 pandemic. The workforce gained the ability to move to different areas while continuing to access remote employment opportunities. This has sparked massive migration patterns to states that offer a higher quality of life with a lower cost of living. In addition, CBRE forecasts that the U.S. multifamily sector is expected to perform above average in 2023 despite economic headwinds and ongoing capital markets disruptions. According to CBRE, strong housing fundamentals should keep occupancy rates above 95% and drive 4% rent growth.

Joint Venture and Partnership Activities

We have entered into, and may continue in the future to enter into, joint ventures (including limited liability companies or partnerships) through which we would own an indirect economic interest of less than 100% of the property owned directly by such joint ventures. Our decision to either develop a property on our own or through a joint venture is based on a variety of factors and considerations, including: (i) the economic and tax terms required by the seller of land; (ii) our desire to diversify our portfolio of communities by market, submarket and product type; (iii) our desire at times to preserve our capital resources to maintain liquidity or balance sheet strength; and (iv) our projections, in some circumstances, that we will achieve higher returns on our invested capital or reduce our risk if a joint venture vehicle is used. Each joint venture agreement is individually negotiated, and our ability to operate and/or dispose of a community in our sole discretion may be limited to varying degrees depending on the terms of the joint venture agreement.

Current Projects/Development Sites

Lago Vista.    On May 10, 2021, we acquired a 50+ acre site in Lago Vista, Texas for $3.5 million, paid in cash, pursuant to an Unimproved Property Contract, dated February 25, 2021, with Northport Harbor LLC. The acquired parcel sits on Lake Travis on the Colorado River in central Texas. We acquired the property and were able to successfully get a PDD approved for 174 condominium units, which was further amended to include the option of building rental units on the property. As a result of obtaining the site approval and market conditions, the property’s value increased significantly from the time of purchase. Accordingly, we determined to list the undeveloped property for sale.

On July 14, 2021, we issued a Real Estate Lien Note, dated July 14, 2021, in the principal amount of $2.0 million (the “Short Term Note”), secured by a Deed of Trust, dated July 14, 2021, on the Lake Travis project site in Lago Vista, Texas and a related Assignment of Leases and Rents, dated July 8, 2021, for net loan proceeds of $1,958,233 after fees. The Note had a term of one (1) year, provided for payments of interest only at a rate of twelve percent (12%) per annum and could be prepaid without penalty commencing nine (9) months after its issuance date. If the Note was prepaid prior to nine (9) months after its issuance date, a 0.5% prepayment penalty would be due. This Note was initially extended until January 14, 2023 and was further extended until February 1, 2024. In addition, on September 8, 2022, we issued a Second Lien Note in the principal amount of $500,000 (the “Second Short-Term Note”) also secured by a Deed of Trust on the Lake Travis project site in Lago Vista, Texas. The Second Short-Term Note provided for payments of interest only at a rate of twelve percent (12%) per annum and originally matured on January 14, 2023, which maturity date was extended until February 1, 2024.

On March 31, 2023, LV Peninsula Holding LLC (“LV Peninsula”), a Texas limited liability company and our wholly-owned subsidiary, pursuant to a Loan Agreement, dated March 30, 2023 (the “Loan Agreement”), issued a promissory note, in the principal amount of $5,000,000 (the “LV Note”), secured by a Deed of Trust and Security Agreement, dated March 30, 2023 (the “Deed of Trust”) on our Lake Travis project site in Lago Vista, Texas, a related Assignment of Contract Rights, dated March 30, 2023 (“Assignment of Rights”), on our project site in Lago Vista, Texas and McLean site in Durant, Oklahoma and a Mortgage, dated March 30, 2023 (“Mortgage”), on our site in Durant, Oklahoma.

The proceeds of the LV Note were used to pay off the Short-Term Note and the Second Short-Term Note. The LV Note requires monthly installments of interest only, is due on April 1, 2024 and bears interest at the prime rate as published in the Wall Street Journal (currently 8.0%) plus five and 50/100 percent (5.50%), currently equaling 13.5%; provided that in no event will the interest rate be less than a floor rate of 13.5%. The LV Peninsula obligations under the LV Note have been guaranteed by us. Pursuant to a Guaranty, dated March 30, 2023 (the “Guaranty”), and may be prepaid by LV Peninsula at any time without interest or penalty.

The net loan proceeds were approximately $1,337,000, after loan commission fees of $250,000, broker fees of $125,000, the escrow of a 12-month $675,000 interest reserve, other closing fees and the repayment of the Short-Term Note and Second Short-Term Note. We intend to use the proceeds from the sale of the property for our other development projects.

Norman Berry Village.    On May 31, 2021, we acquired a 50% membership interest for $600,000 in a limited liability company, Norman Berry II Owners, LLC (“NB Owners”), that is building affordable housing in the Atlanta, Georgia metropolitan area to be known as “Norman Berry Village.” We partnered with CMC Development Group (“CMC”), a New York City-based real estate development firm with national expertise providing design build services. CMC owns the other 50% membership interest in NB Owners. The NB Owners’ operating agreement provides that NB Owners will initially have two managers, one designated by CMC (the “CMC Manager”) and one designated by us. Pursuant to the operating agreement, the CMC Manager will manage the day-to-day business and affairs of NB Owners and all non-routine decisions requires the approval of members owning a majority of the outstanding membership interests. The operating agreement also provides that any fee earned by CMC in connection with the acquisition and development of the Norman Berry Village and related real property will be split 75% to CMC and 25% to us. We have no obligation under the operating agreement to make any additional capital contributions to NB Owners. In addition, neither we nor CMC may voluntarily make any additional capital contributions to NB Owners. In accordance with the operating agreement, we are entitled to a preferred return equal to 10% per annum on our unreturned capital contributions which return will (i) accrue from the date on which our capital contributions were actually contributed to NB Owners until the date such capital contributions are returned to us, and (ii) compound annually. We expect the project to develop 125,000 square feet of space and build approximately 132 multi-family rental apartments in two buildings. We expect the project to commence in the first quarter of 2024, subject to available funding, and to be completed within three years of commencement. The estimated development costs for this project are approximately $35 million dollars.

Cumberland Inlet.    On June 24, 2021, we, as a member, entered into an Operating Agreement, with Jacoby Development, Inc., a Georgia corporation (“JDI”), as manager, dated June 24, 2021 (the “Operating Agreement”), for JDI-Cumberland Inlet, LLC, a Georgia limited liability company (“JDI-Cumberland”), pursuant to which we acquired a 10% non-dilutable equity interest (“LLC Interest”) in JDI-Cumberland for $3.0 million. JDI-Cumberland has purchased a 1,298 acre waterfront parcel in downtown historic St. Mary’s, Georgia and expects to develop approximately 352 acres thereof (the “Project”). We, in conjunction with JDI, expect to develop a mixed-use destination community. The location will serve as home to 3,500 units made up of single family, multi-family, vacation and hospitality use, as well as a full-service marina, village, and upscale Eco-Tourism park inclusive of camping, yurts, cabins and cottages.

We have no obligation under the Operating Agreement to make any additional capital contributions to JDI-Cumberland. The Operating Agreement provides JDI with the right, at its option, to purchase the LLC Interest from us on or before June 24, 2023 for $3.0 million, plus an amount equal to an annual internal rate of return (IRR) on such funds of forty (40%) percent (i.e., $1.2 million annualized). After June 24, 2023, the Operating Agreement provides JDI with the right, at its option, to purchase the LLC Interest from us for $3.0 million, plus an amount equal to an IRR of thirty-two and one-half (32.5%) percent (i.e., $975,000 annualized). The Operating Agreement also provides that if JDI receives a good faith, bona fide written offer from an unaffiliated third party to purchase all or any portion of the Project, JDI shall first offer the Project to us at the same price and upon substantially the same terms as are contained in the offer. The Operating Agreement contains certain protective provisions that prevent JDI, as manager, from determining to, or taking, certain significant actions without our consent. SG Echo, a subsidiary of SG Holdings, entered into a Fabrication and Building Services Agreement (“Building Services Agreement”) with JDI-Cumberland to design, fabricate and install various improvements for the Project using modular structures, pursuant to budgets prepared by SG Echo submitted for approval to JDI-Cumberland, including a marina, town center, apartments and single family units, townhomes, commercial, retail and lodging buildings/structures, eco-tourism park, camping yurts, cabins and cottages. The Building Services Agreement has an initial term of three years, with two-year automatic renewal provisions. During the term of the Building Services Agreement, SG Echo will have a right of first refusal with respect to each phase of the construction of the project buildings. If SG Echo’s quote for a given phase is no more than five percent more than the average of all bona fide, arm’s length bids that JDI-Cumberland obtains from reputable, unaffiliated builders, the phase will be awarded to SG Echo. In the event that SG Echo’s quote for a given phase is more than five percent more than the average of all bona fide arm’s length bids JDI-Cumberland obtains from reputable, unaffiliated builders, SG Echo will have the right to match such best bona fide, arm’s length offer and secure the work.

We anticipate that the first phase of development activities at this site will be the construction of 165 multifamily units over the course of 12-18 months, which activities are anticipated to commence during the third quarter of 2023, with an estimated cost of $38 million. We also anticipate that the units will be built with modules supplied by SG Echo. Current plans are to sell this development three (3) years after development.

St Mary’s Industrial Site.    On August 18, 2022, the Company purchased, for $296,870 approximately 27 acres of land adjacent to our Cumberland Inlet Project from the Camden County Joint Development Authority (JDA). We plan to build a 120,000 square foot state of the art manufacturing facility which will be occupied by SG Echo. This facility will service not only the Cumberland Inlet Project, but also the Southeastern region. In connection with the purchase of the St. Mary’s Industrial Site, the Company entered into a promissory note in the amount of $148,300. This note has a maturity date of September 1, 2023, subject to our right to extend for 6 months upon payments of a fee equal to 1% of the principal balance of the note and provides for payments of interest only at a rate of nine and three quarters percent (9.75%) per annum. This note could be prepaid without penalty, provided, however, if the lender has not received six months of interest, the Company must pay the lender an amount equivalent to the months of interest necessary to complete six months of interest. In addition, at the time of payment in full of the note, the Company must pay the lender an amount equivalent to half of one percent (0.50%) of the original loan amount. To secure payment in full of the note, the note is secured by a security deed in the property with power of the lender to sell the property. The Company intends to pay off the note by the end of September 2023.

We anticipate that development activities at this site will commence during the fourth quarter of 2023 and continue for 12-18 months, with an estimated cost of $17 million. We also anticipate that the units will be built with modules supplied by SG Echo. We also anticipate that the units will be built with modules supplied by SG Echo. Current plans are to sell this development three (3) years after development.

McLean Mixed Use Site.    On November 10, 2021, we entered into a Purchase Agreement (“Purchase Agreement) with the Durant Industrial Authority to acquire 100% ownership of approximately 114 mixed-use acres in Durant, Oklahoma for $868,000. We anticipate building approximately 800 residential units and up to 1.1 million square feet of industrial manufacturing space on the mixed-use property. The closing on the 114 mixed-use acres occurred in the first quarter of 2022. We plan to build and SG Echo will occupy a 120,000 square foot state of the art manufacturing facility. The property is zoned for an additional 1.0 million square feet of industrial space. We are currently marketing the additional space to potential tenants. On December 2, 2022, we entered into a Fabrication Agreement (the “Fabrication Agreement”) with SG Echo for the fabrication of approximately 800 multifamily market rate rental units, equal to approximately 800,000 square feet of new modular buildings to be located at the McLean site (the “Project”). The Fabrication Agreement provides that SG Echo will be paid a fee equal to 15% of the cost of the Project. The Project will be fabricated in Phases of 100 to 150 units per phase, with the schedule of the phasing to be determined in our sole discretion. The terms of payment are as follows: (i) down payment of 30% upon release of project for fabrication; (ii) stage payment of 65% upon completion of fabrication, testing and inspection of each unit as it leaves the facility; and (iii) final payment of 5% upon completion of installation on site, including acceptance of punch list items, startup of equipment and City of Durant inspection. Notwithstanding the foregoing, we may withhold 10%, as retainage, from the payment otherwise due, to be reduced to 5% after field install is watertight and 2.5% after all punch list items have been complete. The Fabrication Agreement may be terminated for cause by either party upon 30-days written notice to the other party, subject to each party’s right to cure a default or breach, except for fraud or bad faith. In the event of termination, SG Echo will be entitled to be paid for all services rendered through the date of termination. In the event the termination by us is without cause, we will also pay any expenses incurred as a result of the termination (including without limitation supplier and vendor cancellation fees, restocking fees, subcontractor termination or cancellation fees, or other similar termination costs), plus a 15% markup as compensation for SG Echo’s anticipated profit on the value of services not performed by SG Echo.

We anticipate that the first phase of development activities at this site will be the construction of 100 multifamily units over the course of 12-18 months, which activities are anticipated to commence during the first quarter of 2024, with an estimated cost of $17 million. We also anticipate that the units will be built with modules supplied by SG Echo. Current plans are to sell this development three (3) years after development.

Modular Construction

The sites we develop will primarily utilize modular construction. SG Holdings produces purpose built pre-fabricated modular structures, for both residential and commercial use, using wood or steel as the base material. We believe that modular construction provides the following benefits:

STRONG	FAST	GREEN
• Factory produced modules provide greater quality of construction	• Modules can be produced in parallel to the local site and civil work to enhance the date of completion	• Modular construction allows for energy savings and more efficient waste management than traditional construction
• Modules are inspected by a third party engineering firm to meet or exceed all applicable building codes	• Projects can save up to 50% on speed to market in comparison to traditional construction	• Less site disturbance and impact on local traffic
• Less weather related damage to construction materials

In cases where modular construction is not advantageous, SG DevCo will utilize other construction methods. In the case of building manufacturing facilities, for example, SG DevCo expects to work with a team of third-party architects, engineers and construction management firms with deep experience in developing industrial sites to build out such facilities.

Employees

As of the date hereof, we have two employees, a Chief Executive Officer and a Chief Financial Officer.

In connection with the Separation and Distribution, we will enter into a shared services agreement with SG Holdings, under which SG Holdings will provide and/or make available to us various information technology, finance, human resources, compliance, legal, and other support services to be provided by, or on behalf of, SG Holdings, together with such other services as may be mutually and reasonably agreed.

In consideration for such services, we will pay fees to SG Holdings for the services provided, and those fees will generally be in amounts intended to allow SG Holdings to recover all of its direct and indirect costs incurred in providing those services. The personnel performing services under the shared services agreement will be employees and/or independent contractors of SG Holdings and will not be under our direction or control. As such, conflicts of interest may arise in connection with to the performance of the services by SG Holdings personnel and the allocation of priority to the services requested by us. See “Conflicts of Interest” below. We will also reimburse SG Holdings for direct out-of-pocket costs incurred by SG Holdings for third party services provided to us.

We anticipate that it will take us approximately 12 months to develop our own independent work force separate from that of SG Holdings.

Conflicts of Interest

We expect that numerous conflicts of interest will exist after the Separation and Distribution based upon the numerous arrangements and/or agreements between the parties. For example, JDI-Cumberland Inlet, LLC, a company in which we hold a 10% non-dilutable interest, is obligated to hire SG Echo with respect to each phase of the construction of the project buildings for our project in downtown St. Mary’s, Georgia so long as SG Echo is offering its services at a price that is within five percent of all arms-length bona fide bids. As a result, JDI-Cumberland could end up paying to SG Echo five percent more than it would have paid for these construction services if it hired an independent contractor.

Pursuant to the shared services agreement we intend to enter into with SG Holdings, SG Holdings will provide to us certain services or functions that the companies historically have shared. Shared services will include various information technology, finance, human resources, compliance, legal, and other support services. In consideration for such services, we will pay fees to SG Holdings for the services provided, and those fees will generally be in amounts intended to allow SG Holdings to recover all of its direct and indirect costs incurred in providing those services. The personnel performing services under the shared services agreement will be employees and/or independent contractors of SG Holdings and will not be under our direction or control. As such, conflicts of interest may arise in connection with to the performance of the services by SG Holdings personnel and the allocation of priority to the services requested by us. See “Certain Relationships and Related Party Transactions — Shared Services Agreement”.

Legal Proceedings

During the normal course of its business, the Company may be subject to occasional legal proceedings and claims. There are currently no legal proceedings or claims asserted against the Company.

Headquarters

We rent office space in Miami, Florida for our corporate headquarters.

Competition

We face competition in the real estate development and housing industries. Real estate developers compete for, among other things, residents, desirable land parcels, financing, raw materials, and skilled labor. Increased competition may prevent us from acquiring attractive land parcels or make such acquisitions more expensive, hinder our market share expansion, or lead to pricing pressures that may adversely impact our margins and revenues. Competitors may independently develop land and construct housing units that are superior or substantially similar to our products and because they are or may be significantly larger, have a longer operating history, and have greater resources or lower cost of capital than us, may be able to compete more effectively in one or more of the markets in which we operate or plan to operate. We believe we can distinguish ourselves from our competitors on the basis of our quality and construction time savings when utilizing SG Holdings’ technology and expertise.

In addition, we will compete with public and private funds, commercial and investment banks, commercial financing companies and public and private REITs to make some of the investments that we plan to make. Many of such competitors are substantially larger and have considerably greater financial, technical and marketing resources than us. In addition, some of such competitors may have higher risk tolerances or different risk assessments, allowing them to pay higher consideration, consider a wider variety of investments and establish more effective relationships than us.

Regulation and Environmental Matters

Our real estate investments are subject to extensive local, city, county and state rules and regulations regarding permitting, zoning, subdivision, utilities and water quality as well as federal rules and regulations regarding air and water quality, and protection of endangered species and their habitats. Such regulation may delay development of our properties and may result in higher development and administrative costs. See “Risk Factors” for further discussion.

We have made, and will continue to make, expenditures for the protection of the environment with respect to our real estate development activities. Emphasis on environmental matters will result in additional costs in the future. Further, regulatory and societal responses intended to reduce potential climate change impacts may increase our costs to develop, operate and maintain our properties. Based on an analysis of our operations in relation to current and presently anticipated environmental requirements, we currently do not anticipate that these costs will have a material adverse effect on our future operations or financial condition.

Sustainability

We are committed to protecting the environment and developing sustainable properties. We emphasize sustainable design, construction and operations as essential goals in developing and operating our properties. Our projects begin with a careful site assessment, taking into account unique and environmentally sensitive site features, including vegetation, slopes, soil profiles and water resources. Our sites are then engineered to protect our environment and promote their natural attributes. The building products we utilize are developed with SG Holdings’ proprietary technology and are generally stronger, more durable, environmentally sensitive, and erected in less time than traditional construction methods. The use of the SG Holdings building structure typically provides between four to six points towards the Leadership in Energy and Environmental Design (“LEED”) certification levels, including reduced site disturbance, resource reuse, recycled content, innovation in design and use of local and regional materials.

Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 the (“JOBS Act”). We will continue to be an emerging growth company until the earliest to occur of the following:

•        the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act;

•        the last day of the fiscal year with at least $1.235 billion in annual revenue;

•        the last day of the fiscal year in which we are deemed to be a large accelerated filer, which generally means that we have been public for at least 12 months, have filed at least one annual report, and the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our then-most recently completed second fiscal quarter; or

•        the date on which we have issued more than $1 billion of non-convertible debt during the prior three-year period.

Until we cease to be an emerging growth company, we plan to take advantage of reduced reporting requirements generally unavailable to other public companies. Those provisions allow us to do the following:

•        provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosures regarding our executive compensation;

•        not provide an auditor attestation of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”); and

•        not hold a nonbinding advisory vote on executive compensation.

We have elected to adopt the reduced disclosure requirements described above for purposes of this information statement. In addition, for so long as we qualify as an emerging growth company, we expect to take advantage of certain of the reduced reporting and other requirements of the JOBS Act with respect to the periodic reports we will file with the SEC and proxy statements that we use to solicit proxies from our stockholders. As a result of these elections, the information that we provide in this information statement may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of these elections, which may result in a less active trading market for our common stock and higher volatility in our stock price.

In addition, the JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to take advantage of the extended transition period that allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

MANAGEMENT

Executive Officers

The following table sets forth information as of September 8, 2023 regarding the individuals who currently serve as executive officers of SG DevCo and who will continue to serve as executive officers following the Separation and Distribution.

Name	Age	Position
David Villarreal	72	President and Chief Executive Officer
Nicolai Brune	26	Chief Financial Officer

Set forth below is biographical information about our executive officers identified above.

David Villarreal has served as the President and Chief Executive Officer of SG DevCo since February 3, 2023 and will continue in that capacity following the Separation and Distribution. Mr. Villarreal was appointed as a director of SG DevCo effective April 11, 2023 and has served as a director of SG Holdings since May 28, 2021. Mr. Villarreal’s career spans over 40 years in various management, business and leadership capacities, beginning in 1977 when he served as Deputy Mayor and Senior Deputy Economic Development Advisor, under Mayor Tom Bradley in the City of Los Angeles. From August 2014 until March 2023, Mr. Villarreal served as the Chief Administrative Officer of affinity Partnerships, LLC, a Costco national mortgage services platform provider, with annual closed loan production of $8+ billion through a network of ten national mortgage lenders. From March 2011 to August 2014, he served as the President-Corporate Business Development, of Prime Source Mortgage, Inc. From September 2008 to September 2012, he served as a Consultant to the International Brotherhood of Teamsters.

Nicolai Brune has served as the Chief Financial Officer of SG DevCo since February 14, 2023 and will continue in that capacity following the Separation and Distribution. Since March 2022, Mr. Brune has served as Director of Acquisition for SG Holdings responsible for financial evaluation and modeling of all potential acquisitions, investments and divestitures. Prior to joining SG Holdings, Mr. Brune served as a Treasury Analyst at GL Homes, a large private real estate developer/home builder in the state of Florida, from June 2020 to March 2022. At GL Homes, Mr. Brune was tasked with reviewing financial transactions, examining cash flows and maintaining and preparing monthly performance reports. From June 2017 until June 2020, Mr. Brune worked at Generation Nine, a company that he founded in the clothing industry.

Directors

Subject to the rights of holders of any series of our preferred stock with respect to the election of directors, our amended and restated certificate of incorporation will provide for our Board of Directors to be divided into three classes. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the Separation and Distribution, which we expect to hold in 2024, and each director nominee elected to succeed any such Class I director as a Class I director will hold office for a three-year term and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The directors designated as Class II directors will have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2025, and each director nominee elected to succeed any such Class II director as a Class II director will hold office for a three-year term and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The directors designated as Class III directors will have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2026, and each director nominee elected to succeed any such Class III director as a Class III director will hold office for a three-year term and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

The following table sets forth information as of September 8, 2023 regarding the individuals who currently serve on SG DevCo’s Board of Directors and who will continue to serve on our Board of Directors following completion of the Separation and Distribution and until their respective successors are duly elected and qualified, together with the class designation of each such director upon the effectiveness of our amended and restated certificate of incorporation.

Name	Age	Class
Yaniv Blumenfeld	50	Class III
Paul Galvin	60	Class I
Peter G. DeMaria	61	Class III
John Scott Magrane, Jr.	76	Class II
Christopher Melton	51	Class III
Alyssa L. Richardson	33	Class III
Jeffrey Tweedy	60	Class I
David Villarreal	72	Class II

Set forth below is biographical information about our directors identified above, as well as a description of the specific skills and qualifications such directors provide to our Board of Directors.

Yaniv Blumenfeld was appointed as a director of SG DevCo effective April 28, 2023 and has served as a director of SG Holdings from April 2018 through April 2023. He founded Glacier Global Partners LLC in 2009 and is responsible for its strategic direction and oversees its investments and day-to-day management, including origination, underwriting, closing, investor relations and asset management functions. Mr. Blumenfeld has over 20 years of real estate experience, 13 years of which have been with leading Wall Street firms, where he was responsible for structuring, underwriting, pricing, securitizing and syndicating over $16 billion of commercial real estate loans and equity transactions. Prior to founding Glacier Global Partners LLC, Mr. Blumenfeld was a Managing Director at The Bear Stearns Companies, Inc. and JPMorgan Chase & Co., and, in such role, was responsible for structuring and closing over $2 billion in real estate debt and equity transactions for institutional clientele. Prior to that, Mr. Blumenfeld was a Managing Director and Head of the CMBS Capital Markets Group for the U.S. at EuroHypo AG, then world’s largest real estate investment bank. In that capacity, Mr. Blumenfeld expanded the large loan CMBS group and oversaw the structuring, pricing, securitization and syndication functions and served on the bank’s investment committee in charge of approving all transactions. He designed and implemented risk-control measures, standardized underwriting and pricing models and structured over $4 billion of real estate loans. Other positions previously held by Mr. Blumenfeld include Senior Vice President at Lehman Brothers, PaineWebber/UBS and Daiwa Securities. Prior to joining the banking industry, Mr. Blumenfeld worked as a real estate consultant at Ernst & Young real estate consulting group, advising real estate owners and operators, and various investment banks. Mr. Blumenfeld received a Bachelor of Science in real estate finance from Cornell University School of Hotel Administration. He is a member of the CRE Finance Council, was a guest lecturer at Columbia University, and was a recipient of the Young Jewish Professional NYC Real Estate Entrepreneur & Achievement Award in 2013. He is also involved with various philanthropic organizations, including The American Israel Public Affairs Committee, White Plains Hospital, American Friends of Rabin Medical Center and is on the board of directors of Arts Westchester and the White Plains Business Improvement District.

We selected Mr. Blumenfeld to serve on our Board because he brings extensive knowledge of the real estate finance industry. Mr. Blumenfeld’s pertinent experience, qualifications, attributes and skills include expertise in real estate finance, risk-control, developments, investment banking and capital raising.

Paul M. Galvin was appointed as a director of SG DevCo upon its incorporation in February 2021. Mr. Galvin is a founder of SG Blocks, LLC, the predecessor entity of SG Holdings. He has served as the Chief Executive Officer of SG Holdings since April 2009 and as a director of SG Holdings since January 2007. Mr. Galvin has been a managing member of TAG Partners, LLC (“TAG”), an investment partnership formed for the purpose of investing in the Company, since October 2007. Mr. Galvin brings over 30 years of experience developing and managing real estate, including residential condominiums, luxury sales and market rate and affordable rental projects. Prior to his involvement in real estate, he founded a non-profit organization that focused on public health, housing and child survival, where he served for over a decade in a leadership position. During that period, Mr. Galvin designed, developed and managed emergency food and shelter programs through New York City’s Human Resources Administration and other federal and state entities. From November 2005 to June 2007, Mr. Galvin was Chief Operating Officer of a subsidiary of Yucaipa Investments, where he worked with religious institutions that needed to monetize underperforming assets. While there, he designed and managed systems that produced highest and best use analyses for hundreds of religious assets and used them to acquire and re-develop properties across the U.S. Mr. Galvin holds a Bachelor of Science in Accounting from LeMoyne College and a Master’s Degree in Social Policy from Fordham University. He was formerly an adjunct professor at Fordham University’s Graduate School of Welfare. Mr. Galvin previously served for 10 years on the Sisters of Charity Healthcare System Advisory Board and six years on the board of SentiCare, Inc. In 2011, the Council of Churches of New York recognized Mr. Galvin with an Outstanding Business Leadership Award.

We selected Mr. Galvin to serve on our Board because he brings extensive knowledge of the real estate and finance industries experience. Mr. Galvin’s pertinent experience, qualifications, attributes and skills include his expertise in real estate development, management and finance.

Peter G. DeMaria, CFA was appointed as a director of SG DevCo effective April 11, 2023. Mr. DeMaria is a senior banking and finance professional with over thirty-eight years of experience with middle market, mid-corporate, financial sponsor and real estate clients in both domestic and international markets. From December 2018 through May 2022, Mr. DeMaria served as a Senior Managing Director/Group Manager for the middle-market and corporate banking group at PNC Bank where he and his team advised middle market and large corporate clients in the New Jersey and New York City regions. Prior to PNC Bank, Mr. DeMaria served as Managing Director at JPMorgan (December 1984 through November 2018) where he spent nearly 34 years specializing in cash flow and asset-based lending, capital markets and investment banking products. Mr. DeMaria received his BS in Finance and Accounting from Lehigh University (1984). He received a Masters in Business Administration from the Stern School of Business at New York University (1991) and an Executive Management Certificate at the Fuqua School of Business at Duke University (1998).

We selected Mr. DeMaria to serve on our Board because he brings extensive knowledge of the banking and finance industry. Mr. DeMaria’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience and the knowledge and experience he has attained through his banking and finance activities.

John Scott Magrane, Jr. was appointed as a director of SG DevCo effective April 11, 2023. Mr. Magrane is an investment banking professional with over thirty-five years of experience advising power related enterprises, including utilities, independent power companies, rural electric cooperatives, governments and energy technology companies. Mr. Magrane currently serves as Vice Chairman and Managing Director at Coady Diemar Partners, LLC, a registered broker dealer and boutique investment bank which he founded that provides M&A, strategic and financial advisory, and private capital market services, and from March 2018 to July 2020, served as Chairman and CEO of the firm. Mr. Magrane also currently serves as Chairman of the Board of Hydromer (HYDI Pink), a polymer research and development company that develops polymeric complexes for commercial use in the medical, commercial, cosmetics and other markets. Prior to Coady Diemar Partners, LLC, Mr. Magrane spent 15 years with Goldman Sachs & Co. where his responsibilities encompassed all manner of corporate finance and strategic advisory activities. While at Goldman, he started the firm’s Energy Technology effort. Mr. Magrane began his career and spent 10 years with Blyth, Eastman Dillon & Co. and Paine Webber where he specialized in energy and power project finance. Mr. Magrane earned his undergraduate degree in economics from The College of Wooster in 1970 and his MBA from The Wharton School of the University of Pennsylvania in 1973.

We selected Mr. Magrane to serve on our Board because he brings extensive knowledge of the investment banking and finance industry. Mr. Magrane’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience and the knowledge and experience he has attained through his investment banking and finance activities.

Christopher Melton was appointed as a director of SG DevCo effective April 11, 2023 and has served as a director of SG Holdings since November 4, 2011. Mr. Melton is a licensed real estate salesperson in the State of South Carolina and until June 2019 was a principal of Callegro Investments, LLC, a specialist land investor investing in the southeastern U.S., which he founded 2012. Since June 2019 he has served as a specialist Land Advisor with SVN. Mr. Melton also serves on several public and private boards, including Jupiter Wellness, Inc. since August 2019 and has served since February 2018 as chief investment officer and analyst at TNT Capital Advisors, a capital advisory firm based in Florida. He also served as a sales agent as MSK Commercial Services, a commercial real estate company, from February 2018 to June 2019. From 2000 to 2008, Mr. Melton was a Portfolio Manager for Kingdon Capital Management (“Kingdon”) in New York City, where he ran an $800 million book in media, telecom and Japanese investment. Mr. Melton opened Kingdon’s office in Japan, where he set up a Japanese research company. From 1997 to 2000, Mr. Melton served as a Vice President at JPMorgan Investment Management as an equity research analyst, where he helped manage $500 million in REIT funds under management. Mr. Melton was a Senior Real Estate Equity Analyst at RREEF Funds in Chicago from 1995 to 1997. RREEF Funds is the real estate investment management business of Deutsche Bank’s Asset Management division. Mr. Melton earned a Bachelor of Arts in Political Economy of Industrial Societies from the University of California, Berkeley in 1995. Mr. Melton earned Certification from University of California, Los Angeles’s Anderson Director Education Program in 2014.

We selected Mr. Melton to serve on our Board because he brings extensive knowledge of the finance and the real estate industry. Mr. Melton’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience and the knowledge and experience he has attained through his real estate investment and development activities.

Alyssa L. Richardson was appointed as a director of SG DevCo effective May 11, 2023. Ms. Richardson is an accomplished real estate executive and political veteran committed to improving economic opportunities and driving capital to under-resourced communities. Since January 2023 she has served as CEO of Palmetto Community Developers, LLC, a development and consulting firm founded by her which provides creative solutions for developing and financing community-impact projects across the state of South Carolina, with an emphasis on affordable and workforce housing. Prior to starting Palmetto Community Developers, LLC, Ms. Richardson served from March 2020 to January 2023 as Deputy Chief of Staff and State Director to United States Senator Tim Scott. This role included legal counsel, policy recommendations, and on-the-ground advocacy in South Carolina and in Washington, D.C., with special attention to housing and economic development policy as it related to Senator Scott’s assignment on the Banking, Housing and Urban Affairs Committee. From October 2016 to February 2020, Ms. Richardson served as a federal prosecutor in Columbia, SC, for the Department of Justice. Her focus area was civil rights and public corruption, to include misuse of federal funds, tax fraud, and abuse of power. Ms. Richardson is a graduate of Harvard Law School. She is also holds a summa cum laude economics degree from Furman University.

We selected Ms. Richardson to serve on our Board because she brings extensive knowledge of working with state and local government officials to develop and finance real estate development projects. Ms. Richardson’s pertinent experience, qualifications, attributes and skills include her expertise in real estate development, management and finance.

Jeffrey Tweedy was appointed as a director of SG DevCo effective April 11, 2023. Mr. Tweedy is an accomplished, multi-faceted leader with approximately thirty years of executive experience in the fashion and retail industries. Since March 2021 Mr. Tweedy has served as a Brand Advisor to Sean Jean Clothing, an award-winning clothing and lifestyle brand founded by Sean Combs. From November 2007 to March 2021, Mr. Tweedy served as President and CEO of Sean John, having previously served as Executive Vice President from February 1998 to March 2005, building the brand into a market leader, maximizing sales, including across international markets, and conceptualizing and launching a ground-breaking, profitable and highly visible menswear company distinguished by its sophisticated young men’s image. Mr. Tweedy has served on the Advisory Board of the Fashion Institute of Technology since January 2020.

We selected Mr. Tweedy to serve on our Board because he brings extensive knowledge if building brands and maximizing sales. Mr. Tweedy’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience and the knowledge and experience he has attained through his executive experience in the fashion and retail industries.

David Villarreal’s biographical information is set forth above under “Management — Executive Officers”.

We selected Mr. Villarreal to serve on our Board because he brings extensive knowledge of mortgage and real estate industry. Mr. Villarreal’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience and the knowledge and experience he has attained through his real estate investment activities.

Corporate Governance

Director Nominations Process

Each year the Board is expected to nominate a slate of directors for election by stockholders at the annual meeting of stockholders based on the recommendations of the Nominating and Governance Committee. In identifying prospective director candidates, the Nominating and Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third-party recommendations.

Director and Executive Officer Qualifications

Our Corporate Governance Guidelines will provide that our Nominating and Governance Committee will be responsible for reviewing with our Board, on an annual basis, the appropriate experience, skills and characteristics for the Board as a whole and its individual members. In evaluating the suitability of individuals for Board membership, our Nominating and Governance Committee, pursuant to our Corporate Governance Guidelines, will take into account many factors, including but not limited to: the individual’s qualification as independent, as well as consideration of diversity, skills, age, education and experience and the general needs of the Board. Our Nominating and Governance Committee will evaluate each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, our Nominating and Governance Committee will consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Board Diversity

It is anticipated that we will seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our anticipated directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees will not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. It is anticipated that the assessment of prospective directors will be made in the context of the perceived needs of our Board of Directors from time to time.

Board Structure, Number and Terms of Office of Officers and Directors

Our Board of Directors consists of eight directors. In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, our board shall consist of one or more members, with the exact number of directors to be fixed from time to time by the Board of Directors. Our Board of Directors will be classified, meaning the directors will be divided into three classes.. At each annual meeting of the stockholders, one class of directors will be up for election. Directors will serve three-year terms until their successors are duly elected and qualified or until their earlier death, resignation, or removal. Stockholders will not be entitled to cumulative voting in the election of our directors. This classification of the Board of Directors may delay or prevent a change in control of our company or our management.

Director Independence

An “independent director” is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship that, in the opinion of the Company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Board has affirmatively determined that Peter DeMaria, John Scott Magrane, Jr., Christopher Melton, Alyssa Richardson and Jeffrey Tweedy qualify as independent directors in accordance with the Nasdaq listing rules.

Board Leadership Structure

Our Board of Directors is not expected to have a formal policy regarding the combination of the roles of Chairman of the Board and Chief Executive Officer. Rather, the Company has the flexibility to determine, from time to time, whether the positions should be held by the same person or by separate persons.

The Nominating and Governance Committee is expected to evaluate on an ongoing basis whether the Board’s leadership structure is appropriate to effectively address the evolving needs of the Company’s business and the long-term interests of our stockholders. The committee is expected to then makes recommendations to the Board of Directors concerning the Board of Directors’ leadership structure, including whether the roles of Chairman and Chief Executive Officer should be separated or combined.

Lead Independent Director

Our Corporate Governance Guidelines will provide that if the Chairman of the Board of Directors is not an independent director, as determined by the Nominating and Governance Committee and the Board, the independent directors will annually appoint one independent director to be the Lead Independent Director. The Lead Independent Director’s responsibilities will be to: (i) preside over executive sessions of the independent directors and at all meetings at which the Chairman is not present; (ii) call meetings of the independent directors as he or she deems necessary; (iii) serve as a liaison between management and the independent directors; (iv) propose agendas and schedules for Board meetings in consultation with the Chairman; (v) communicate Board member feedback to the Chief Executive Officer and Chairman and (vi) perform such other duties as may be delegated by the Board from time to time.

Board’s Role in Risk Oversight

Our management is responsible for identifying risks facing our Company, including strategic, financial, operational, and regulatory risks, implementing risk management policies and procedures and managing our day-to-day risk exposure The Board has overall responsibility for risk oversight, including, as part of regular Board of Directors and committee meetings, general oversight of executives’ management of risks relevant to the Company. While the full Board of Directors will have overall responsibility for risk oversight, it will be supported in this function by its Audit Committee, Compensation Committee and Nominating and Governance Committee, and each of the committees is expected to regularly report to the Board of Directors.

The Audit Committee will review and discuss with management and the Company’s auditors, as appropriate, financial risks. The Compensation Committee reviews the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk.

Members of the Company’s senior management team will periodically report to the full Board about their areas of responsibility and a component of these reports will be risk within their area of responsibility and the steps management has taken to monitor and control such exposures. Additional review or reporting on risks will be conducted as needed or as requested by the Board or committee.

Committees of the Board of Directors

There are currently three standing committees of the Board — an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The Board has adopted written charters for each committee, which will be available on our website.

The tables below set forth the responsibilities of each of the standing Board committees. The Audit Committee is comprised of Peter DeMaria, John Scott Magrane, Jr. and Christopher Melton, with Christopher Melton serving as the Chairman. The Compensation Committee is comprised of Peter DeMaria, John Scott Magrane, Jr. and Jeffrey Tweedy, with John Scott Magrane, Jr. serving as the Chairman. The Nominating and Governance Committee is comprised of Peter DeMaria, Christopher Melton, Alyssa Richardson and Jeffrey Tweedy, with Jeffrey Tweedy serving as the Chairman. Each of the Audit Committee, Compensation Committee and Nominating and Governance Committee are comprised solely of directors who have been determined by the Board of Directors to be independent in accordance with SEC regulations and Nasdaq listing standards (including the heightened independence standards for members of the Audit Committee and the Compensation Committee).

AUDIT COMMITTEE	Responsibilities

•   Be directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors

•   Pre-approve all audit and permitted non-audit services to be provided by the independent auditors

•   Discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements

•   Review with the independent auditors the matters required to be discussed by the applicable auditing standards adopted by the PCAOB and approved by the SEC from time to time

•   Review and discuss the Company’s annual and quarterly financial statements with management and the independent auditors

•   Review and discuss with management the Company’s earnings press releases

•   Discuss Company policies and practices with respect to risk assessment and risk management

•   Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters

•   Review related party transactions

Each member of the Audit Committee is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, and the Board of Directors has determined that Christopher Melton qualifies as an “audit committee financial expert” under applicable SEC rules.

COMPENSATION COMMITTEE	Responsibilities

•   Annually determine and approve the CEO’s compensation, based upon an evaluation of the CEO’s performance in light of approved corporate goals and objectives

•   Annually review and approve the compensation of the Company’s other executive officers

•   Review and approve and, when appropriate, recommend to the Board for approval, incentive compensation plans and equity-based plans of the Company

•   Review and approve and, when appropriate, recommend to the Board for approval any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers

•   Review, approve and, when appropriate, recommend to the Board for approval, stock ownership guidelines and monitor compliance therewith

•   Review, approve and, when appropriate, recommend to the Board for approval, the creation or revision of any clawback policy and oversee the application thereof

•   Annually review the potential risk to the Company from its compensation policies and practices

•   Periodically review the compensation paid to non-employee directors for their service and make recommendations to the Board for any adjustments

NOMINATING AND GOVERNANCE COMMITTEE	Responsibilities

•   Periodically make recommendations to the Board regarding the size and composition of the Board

•   Develop and recommend to the Board criteria for the selection of individuals to be considered as candidates for election to the Board

•   Identify and screen individuals qualified to become members of the Board

•   Review and make recommendations to the full Board whether members of the Board should stand for re-election

•   Recommend to the Board director nominees to fill vacancies

•   Recommend to the Board director nominees for stockholder approval at each annual or any special meeting of stockholders at which one or more directors are to be elected

•   Make recommendations to the Board regarding Board committee memberships

•   Develop and recommend to the Board a set of corporate governance guidelines and oversee the Company’s corporate governance practices

•   Review the Company’s strategies, activities, and policies regarding ESG matters and make recommendations to the Board

•   Oversee an annual evaluation of the Board and its committees

Executive Sessions

Independent directors are expected to regularly meet in executive session at Board of Directors meetings without any members of management being present.

Board and Board Committee Meetings and Attendance

Our Corporate Governance Guidelines will provide that directors are expected to prepare themselves for and attend all Board of Directors meetings, the annual meeting of stockholders and the meetings of the Board of Directors’ standing committees on which they serve.

Anti-Hedging Policy

Our Board of Directors is expected to adopt an Insider Trading Policy, which will prohibit, among other things, our directors, officers, and employees from engaging in any hedging or monetization transactions with respect to the Company’s securities. In addition, our Insider Trading Policy will prohibit our directors, officers, and employees from engaging in certain short-term or speculative transactions in the Company’s securities, such as short-term trading, short sales, and publicly traded options, which could create heightened legal risk and/or the appearance of improper or inappropriate conduct by our directors, officers, and employees.

Corporate Code of Conduct and Ethics

The Board of Directors is expected to adopt a Corporate Code of Conduct and Ethics that applies to all of the Company’s directors, officers, and employees. The Corporate Code of Conduct and Ethics will cover areas such as conflicts of interest, insider trading and compliance with laws and regulations. The Code of Conduct and Ethics will be available on our website at www.sgdevco.com. We intend to post any amendments to or waivers from our Code of Conduct and Ethics at this location on our website.

Communication with the Board of Directors

Stockholders desiring to communicate with the Board or any individual director will be able to directly contact such director or directors by sending a letter addressed to the Board or the individual director c/o Corporate Secretary, Safe and Green Development Corporation at our principal executive offices: 990 Biscayne Blvd, #501, Office 12, Miami, FL 33132. In the letter, the stockholder must identify himself, herself, or themselves as a stockholder of the Company. The Corporate Secretary may require reasonable evidence that the communication is being made by or on behalf of a stockholder before the communication is transmitted to the individual director or to the Board.

Clawback Policy

We will maintain a clawback policy which will allow the Company to recover performance-based compensation, whether cash or equity, from a current or former executive officer in the event the Board determines that such executive officer engaged in fraud, willful misconduct or gross negligence that directly caused or otherwise materially contributed to the need for a restatement of the Company’s financial results due to material noncompliance with any financial reporting requirement under the federal securities laws. Under such policy, the Company will be able to recoup annual incentives and long-term incentives received by such executive officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare such restatement if the Board determines, in its reasonable discretion, that any such performance-based compensation would not have been paid, awarded or vested or would have been at a lower amount had it been based on the restated financial results. The Board will have the sole discretion to determine the form and timing of the recovery, which may include repayment, forfeiture and/or an adjustment to future performance-based compensation payouts or awards. The remedies under the clawback policy will be in addition to, and not in lieu of, any legal and equitable claims available to the Company.

EXECUTIVE AND DIRECTOR COMPENSATION

We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As such, we provide in this information statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Exchange Act.

Executive Compensation

David Villarreal

On February 3, 2023, we entered into an executive employment agreement with David Villarreal to employ Mr. Villarreal as the Company’s President and Chief Executive Officer for an initial term of two (2) years, which provides for an annual base salary of $300,000, a discretionary bonus of up to 25% of his base salary upon achievement of objectives as may be determined by the Company’s board of directors and severance in the event of a termination without cause in amount equal to equal to one year’s annual base salary and benefits.

Pursuant to the terms of the employment agreement, subject to Board of Directors approval, we agreed to issue to him an RSU award under the Company’s 2023 Incentive Compensation Plan, as and when adopted, for six hundred fifty thousand (650,000) shares of the Company’s common stock, vesting fifty percent (50%) upon issuance, with the balance vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service, which RSU grant has been approved and issued by the Compensation Committee.

Mr. Villarreal is subject to a one-year post-termination non-compete and non-solicit of employees and clients. He is also bound by confidentiality provisions.

Nicolai Brune

On February 14, 2023, we entered into an executive employment agreement with Nicolai Brune to employ Mr. Brune as the Company’s Chief Financial Officer for an initial term of two (2) years, which provides for an annual base salary of $250,000, a discretionary bonus of up to 20% of his base salary upon achievement of objectives as may be determined by the Company’s board of directors and severance in the event of a termination without cause on or after June 30, 2023 in amount equal to equal to one year’s annual base salary and benefits.

Pursuant to the terms of the employment agreement, subject to Board of Directors approval, we agreed to issue to him an RSU award under the Company’s 2023 Incentive Compensation Plan, as and when adopted, for two hundred thousand (200,000) shares of the Company’s common stock, vesting fifty percent (50%) upon issuance, with the balance vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service, which RSU grant has been approved and issued by the Compensation Committee.

Mr. Brune is subject to a one-year post-termination non-compete and non-solicit of employees and clients. He is also bound by confidentiality provisions.

Director Compensation

Our non-employee director compensation program is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align their interests with those of our stockholders. Non-employee directors receive $80,000 in cash per year for serving on the Board of Directors and for committee service, paid quarterly, and an annual grant of restricted stock units (RSUs) under the Company’s 2023 Incentive Compensation Plan having a value of $80,000 on the date of grant, vesting on the one-year anniversary of the grant date, subject to continued service as a director through such date. The Compensation Committee has approved and granted an RSU award to each of John Scott Magrane, Jr., Jeffrey Tweedy, Peter DeMaria, Paul Galvin, Alyssa Richardson, Yaniv Blumenfeld and Christopher Melton under the Company’s 2023 Incentive Compensation Plan for twelve thousand five hundred (12,500) shares of the Company’s common stock, vesting quarterly over one (1) year of continuous service.

2023 Incentive Compensation Plan

The 2023 Incentive Compensation Plan (the “2023 Plan”) was approved and adopted on February 28, 2023 by our Board of Directors as well as SG Holdings, our sole shareholder on such date. The principal provisions of the 2023 Plan are summarized below.

As of the date hereof, the Compensation Committee has approved 1,831,250 RSU awards to be issued to directors, officers and service providers. To date, no shares have been issued pursuant to such RSU awards. It is intended that shares subject to vested RSU awards will be issued shortly after the Separation and Distribution.

Administration

The 2023 Plan vests broad powers in a committee to administer and interpret the 2023 Plan. Our board of directors has initially designated the Compensation Committee to administer the 2023 Plan. Except when limited by the terms of the 2023 Plan, the Compensation Committee has the authority to, among other things: select the persons to be granted awards; determine the type, size and term of awards; establish performance objectives and conditions for earning awards; determine whether such performance objectives and conditions have been met; and accelerate the vesting or exercisability of an award. In its discretion, the Compensation Committee may delegate all or part of its authority and duties with respect to granting awards to one or more of our officers, subject to certain limitations and provided applicable law so permits.

Our board of directors may amend, alter or discontinue the 2023 Plan and the Compensation Committee may amend any outstanding award at any time; provided, however, that no such amendment or termination may adversely affect awards then outstanding without the holder’s permission. In addition, any amendments seeking to increase the total number of shares reserved for issuance under the 2023 Plan or modifying the classes of participants eligible to receive awards under the 2023 Plan will require ratification by our stockholders in accordance with applicable law. Additionally, as described more fully below, neither the Compensation Committee nor the board of directors is permitted to reprice outstanding options or stock appreciation rights without shareholder consent.

Eligibility

Any of our employees, directors, consultants, and other service providers, or those of our affiliates, are eligible to participate in the 2023 Plan and may be selected by the Compensation Committee to receive an award.

Vesting

The Compensation Committee determines the vesting conditions for awards. These conditions may include the continued employment or service of the participant, the attainment of specific individual or corporate performance goals, or other factors as determined in the Compensation Committee’s discretion (collectively, “Vesting Conditions”).

Shares of Stock Available for Issuance

Subject to certain adjustments, the maximum number of shares of common stock that may be issued under the 2023 Plan in connection with awards is 4,000,000 shares. In addition, the maximum number of shares of common stock that may be issued under the 2023 Plan will automatically increase on January 1 of each calendar year for a period of ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in a number of shares of common stock equal to 4.5% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year; provided, however that the board of directors may act prior to January 1 of a given calendar year to provide that the increase for such year will be a lesser number of shares of common stock. All available shares may be utilized toward the grant of any type of award under the 2023 Plan. The 2023 Plan imposes a $250,000 limitation on the total grant date fair value of awards granted to any non-employee director in his or her capacity as a non-employee director in any single calendar year.

In the event of any merger, consolidation, reorganization, recapitalization, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, stock dividend, dividend in kind, or other like change in capital structure (other than ordinary cash dividends), or other similar corporate event or transaction that affects our common stock, the Compensation Committee shall make adjustments to the number and kind of shares authorized by the 2023 Plan and covered under outstanding 2023 Plan awards as it determines appropriate and equitable. Shares subject to

2023 Plan awards that expire without being fully exercised or that are otherwise forfeited, cancelled or terminated may again be made available for issuance under the 2023 Plan. However, shares withheld in settlement of a tax withholding obligation, or in satisfaction of the exercise price payable upon exercise of an option, will not again become available for issuance under the 2023 Plan.

Types of Awards

The following types of awards may be granted to participants under the 2023 Plan: (i) incentive stock options, or ISOs; (ii) nonqualified stock options, or NQOs and together with ISOs, options, (iii) stock appreciation rights, (iv) restricted stock, or (v) restricted stock units.

Stock Options.    An option entitles the holder to purchase from us a stated number of shares of common stock. An ISO may only be granted to an employee of ours or our eligible affiliates. The Compensation Committee will specify the number of shares of common stock subject to each option and the exercise price for such option, provided that the exercise price may not be less than the fair market value of a share of common stock on the date the option is granted. Notwithstanding the foregoing, if ISOs are granted to any 10% stockholder, the exercise price shall not be less than 110% of the fair market value of common stock on the date the option is granted.

Generally, options may be exercised in whole or in part through a cash payment. The Compensation Committee may, in its sole discretion, permit payment of the exercise price of an option in the form of previously acquired shares based on the fair market value of the shares on the date the option is exercised, through means of “net settlement,” which involves the cancellation of a portion of the option to cover the cost of exercising the balance of the option or by such other means as it deems acceptable.

All options shall be or become exercisable in accordance with the terms of the applicable award agreement. The maximum term of an option shall be determined by the Compensation Committee on the date of grant but shall not exceed 10 years (5 years in the case of ISOs granted to any 10% stockholder). In the case of ISOs, the aggregate fair market value (determined as of the date of grant) of common stock with respect to which such ISOs become exercisable for the first time during any calendar year cannot exceed $100,000. ISOs granted in excess of this limitation will be treated as non-qualified stock options.

Stock Appreciation Rights.    A stock appreciation right represents the right to receive, upon exercise, any appreciation in a share of common stock over a particular time period. The base price of a stock appreciation right shall not be less than the fair market value of a share of common stock on the date the stock appreciation right is granted. This award is intended to mirror the benefit the participant would have received if the Compensation Committee had granted the participant an option. The maximum term of a stock appreciation right shall be determined by the Compensation Committee on the date of grant but shall not exceed 10 years. Distributions with respect to stock appreciation rights may be made in cash, shares of common stock, or a combination of both, at the Compensation Committee’s discretion.

Unless otherwise provided in an award agreement or determined by the Compensation Committee, if a participant terminates employment with us (or our affiliates) due to death or disability, the participant’s unexercised options and stock appreciation rights may be exercised, to the extent they were exercisable on the termination date, for a period of twelve months from the termination date or until the expiration of the original award term, whichever period is shorter. If the participant terminates employment with us (or our affiliates) for cause, (i) all unexercised options and stock appreciation rights (whether vested or unvested) shall terminate and be forfeited on the termination date, and (ii) any shares in respect of exercised options or stock appreciation rights for which we have not yet delivered share certificates will be forfeited and we will refund to the participant the option exercise price paid for those shares, if any. If the participant’s employment terminates for any other reason, any vested but unexercised options and stock appreciation rights may be exercised by the participant, to the extent exercisable at the time of termination, for a period of ninety days from the termination date (or such time as specified by the Compensation Committee at or after grant) or until the expiration of the original option or stock appreciation right term, whichever period is shorter. Unless otherwise provided by the Compensation Committee, any options and stock appreciation rights that are not exercisable at the time of termination of employment shall terminate and be forfeited on the termination date.

Restricted Stock.    A restricted stock award is a grant of shares of common stock, which are subject to forfeiture restrictions during a restriction period. The Compensation Committee will determine the price, if any, to be paid by the participant for each share of common stock subject to a restricted stock award. The restricted stock may be subject to Vesting Conditions. If the specified Vesting Conditions are not attained, the participant will forfeit the portion of the restricted stock award with respect to which those conditions are not attained, and the underlying common stock will be forfeited to us. At the end of the restriction period, if the Vesting Conditions have been satisfied, the restrictions imposed will lapse with respect to the applicable number of shares. Unless otherwise provided in an award agreement or determined by the Compensation Committee, upon termination a participant will forfeit all restricted stock that then remains subject to forfeiture restrictions.

Restricted Stock Units.    Restricted stock units are granted in reference to a specified number of shares of common stock and entitle the holder to receive, on the achievement of applicable Vesting Conditions, shares of common stock. Unless otherwise provided in an award agreement or determined by the Compensation committee, upon termination a participant will forfeit all restricted stock units that then remain subject to forfeiture.

Change in Control

In the event of a change in control, the Compensation Committee may, on a participant-by-participant basis: (i) cause any or all outstanding awards to become vested and immediately exercisable (as applicable), in whole or in part; (ii) cause any outstanding option or stock appreciation right to become fully vested and immediately exercisable for a reasonable period in advance of the change in control and, to the extent not exercised prior to that change in control, cancel that option or stock appreciation right upon closing of the change in control; (iii) cancel any unvested award or unvested portion thereof, with or without consideration; (iv) cancel any award in exchange for a substitute award; (v) redeem any restricted stock or restricted stock unit for cash and/or other substitute consideration with value equal to the fair market value of an unrestricted share on the date of the change in control; (vi) cancel any outstanding option or stock appreciation right with respect to all common stock for which the award remains unexercised in exchange for a cash payment equal to the excess (if any) of the fair market value of the common stock subject to the option or stock appreciation right over the exercise price of the option or stock appreciation right; (vii) impose vesting terms on cash or substitute consideration payable upon cancellation of an award that are substantially similar to those that applied to the cancelled award immediately prior to the change in control, and/or earn-out, escrow, holdback or similar arrangements, to the extent such arrangements are applicable to any consideration paid to stockholders in connection with the change in control; (viii) take such other action as the Compensation Committee shall determine to be reasonable under the circumstances; and/or (ix) in the case of any award subject to Section 409A of the Code, the Compensation Committee shall only be permitted to use discretion to alter the settlement timing of the award to the extent that such discretion would be permitted under Section 409A of the Code.

Repricing

Neither our board of directors nor the Compensation Committee may, without obtaining prior approval of our stockholders: (i) implement any cancellation/re-grant program pursuant to which outstanding options or stock appreciation rights under the 2023 Plan are cancelled and new options or stock appreciation rights are granted in replacement with a lower exercise per share; (ii) cancel outstanding options or stock appreciation rights under the 2023 Plan with an exercise price per share in excess of the then current fair market value per share for consideration payable in our equity securities; or (iii) otherwise directly reduce the exercise price in effect for outstanding options or stock appreciation rights under the 2023 Plan.

Miscellaneous

Generally, awards granted under the 2023 Plan shall be nontransferable except by will or by the laws of descent and distribution. No participant shall have any rights as a stockholder with respect to shares covered by options or restricted stock units, unless and until such awards are settled in shares of common stock. The Company’s obligation to issue shares or to otherwise make payments in respect of 2023 Plan awards will be conditioned on the Company’s ability to do so in compliance with all applicable laws and exchange listing requirements. The awards will be subject to our recoupment and stock ownership policies, as may be in effect from time to time. The 2023 Plan will expire 10 years after it becomes effective.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Procedures for Approval of Related Person Transactions

The Company will have a written related person transaction policy regarding the review and approval or ratification of related person transactions.

The related person transaction policy will apply to any transaction in which SG DevCo is a participant, the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets as of the end of the last two completed fiscal years and a related party has or will have a direct or indirect material interest. A related party means any director or executive officer, any nominee for director, any stockholder known to SG DevCo to be the beneficial owner of more than 5% of any class of the Company’s voting securities, any immediate family member of any such persons, any entity in which any of such persons is employed or occupies a similar position, and any entity in which any of such persons has a direct or indirect ownership interest in such entity that, when aggregated with the ownership interests of all the persons identified above, amounts to a 10% or greater ownership interest.

It is the responsibility of the Audit Committee to review related party transactions and approve, ratify, revise or reject such transactions. It will be our policy to enter into or ratify related party transactions only when it is determined that the related party transaction in question is in, or is not inconsistent with, the best interests of SG DevCo and its stockholders. In determining whether to approve or ratify a related party transaction, the Audit Committee is able to consider, among other factors it deems appropriate, whether the proposed transaction would occur in the ordinary course of business; the purpose and benefits of the proposed transaction to SG DevCo; the terms and conditions of the proposed transaction; and the terms and conditions available to unrelated third parties in arms-length negotiations in respect of similar transactions. No director will be able to participate in the deliberations or vote regarding a transaction in which he or she, or a member of his or her immediate family, has a direct or indirect interest.

Our related person transaction policy is expected to provide that certain types of transactions are deemed to be pre-approved, including compensation of executive officers and directors approved by the Compensation Committee and transactions involving competitive bids or at rates fixed by governmental authority.

Related Party Transactions since Inception

During 2021, we received $4,200,000 from due to affiliates. This amount was advanced to us by SG Holdings, was evidenced by a promissory note, non-interest bearing and was due on demand. Included in this amount, were payroll and general and administrative expenses which were paid by SG Holdings and allocated to us.

On August 9, 2023, we and SG Holdings entered into a Note Cancellation Agreement, effective as of July 1, 2023, pursuant to which SG Holdings cancelled and forgave the remaining $4,000,000 balance then due on that certain promissory note, dated December 19, 2021, made by us in favor of SG Holdings in the original principal amount of $4,200,000.

In addition, on August 9, 2023, SG Holdings issued to us a non-interest bearing promissory note, in the principal amount of $908,323, payable on demand, to evidence advances by us to SG Holdings in such amount.

The Separation from SG Holdings

In connection with the Separation and Distribution, we will enter into a separation and distribution agreement and several other agreements with SG Holdings to effect the Separation and provide a framework for our relationship with SG Holdings and its subsidiaries after the Separation. These agreements will provide for the allocation between us, on the one hand, and SG Holdings and its subsidiaries on the other hand, of the assets, liabilities and obligations associated with the Spin-Off Business, on the one hand, and SG Holdings other current businesses, on the other hand, and will govern the relationship between our company, on the one hand, and SG Holdings and its subsidiaries, on the other hand, subsequent to the Separation and Distribution (including with respect to transition services, employee matters and tax matters). See “The Separation and Distribution — Agreements with SG Holdings” for more information regarding these agreements.

Other Related Party Transactions

We intend to enter into separate indemnification agreements with each of our directors and executive officers, in addition to the indemnification that will be provided for in our amended and restated certificate of incorporation and bylaws. The indemnification agreements and our amended restated certificate of incorporation and bylaws that will be in effect upon the completion of the Distribution will require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See the section titled “Description of Capital Stock — Limitations on Liability and Indemnification of Officers and Directors” for additional information.

Tax Matters Agreement

In connection with the Separation, we and SG Holdings intend to enter into a tax matters agreement that will contain certain tax matters arrangements and will govern the parties’ respective rights, responsibilities, and obligations with respect to taxes, including taxes arising in the ordinary course of business and taxes incurred as a result of the Separation and the Distribution. The tax matters arrangement will also set forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests, and assistance and cooperation on tax matters.

The tax matters agreement will govern the rights and obligations that we and SG Holdings will have after the Separation with respect to taxes for both pre-and post-closing periods. Under the tax matters arrangement, we will be responsible for (i) any of our taxes for all periods prior to and after the Distribution and (ii) any taxes of the SG Holdings group for periods prior to the Distribution to the extent attributable to the real estate development business. SG Holdings generally will be responsible for any of the taxes of the SG Holdings group other than taxes for which we are responsible. In addition, SG Holdings will be responsible for its taxes arising as a result of the Separation and Distribution. Notwithstanding the foregoing, sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar taxes imposed on the Distribution shall be borne fifty percent (50%) by us and fifty percent (50%) by SG Holdings.

Each of SG Holdings and SG DevCo will indemnify each other against any taxes allocated to such party under the tax matters agreement and related out-of-pocket costs and expenses.

Shared Services Agreement

We intend to enter into a shared services agreement with SG Holdings which will set forth the terms on which SG Holdings will provide to us certain services or functions that the companies historically have shared. Shared services will include various administrative, accounting, communications/investor relations, human resources, operations/construction services, and strategic management and other support services.

In consideration for such services, we will pay fees to SG Holdings for the services provided, and those fees will generally be in amounts intended to allow SG Holdings to recover all of its direct and indirect costs incurred in providing those services. SG Holdings will charge us a fee for services performed by (i) its employees which shall be a percentage of each employee’s base salary based upon an allocation of their business time spent providing such services and (ii) third parties, the fees charged by such third parties. The personnel performing services under the shared services agreement will be employees and/or independent contractors of SG Holdings and will not be under our direction or control. As such, conflicts of interest may arise in connection with to the performance of the services by SG Holdings personnel and the allocation of priority to the services requested by us. We will also reimburse SG Holdings for direct out-of-pocket costs incurred by SG Holdings for third party services provided to us.

Fabrication Agreement

On December 2, 2022, we entered into a Fabrication Agreement (the “Fabrication Agreement”) with SG Echo for the fabrication of approximately 800 multifamily market rate rental units, equal to approximately 800,000 square feet of new modular buildings to be located at the McLean site (the “Project”). The Fabrication Agreement provides that SG Echo will be paid a fee equal to 15% of the cost of the Project. The Project will be fabricated in Phases of 100 to 150 units per phase, with the schedule of the phasing to be determined in our sole discretion. The terms of payment are as follows: (i) down payment of 30% upon release of project for fabrication; (ii) stage payment of 65% upon completion of fabrication, testing and inspection of each unit as it leaves the facility; and (iii) final payment of 5% upon completion of installation on site, including acceptance of punch list items, startup of equipment and City of Durant inspection. Notwithstanding the foregoing, we may withhold 10%, as retainage, from the payment otherwise due, to be reduced to 5% after field install is watertight and 2.5% after all punch list items have been complete. The Fabrication Agreement may be terminated for cause by either party upon 30-days written notice to the other party, subject to each party’s right to cure a default or breach, except for fraud or bad faith. In the event of termination, SG Echo will be entitled to be paid for all services rendered through the date of termination. In the event the termination by us is without cause, we will also pay any expenses incurred as a result of the termination (including without limitation supplier and vendor cancellation fees, restocking fees, subcontractor termination or cancellation fees, or other similar termination costs), plus a 15% markup as compensation for SG Echo’s anticipated profit on the value of services not performed by SG Echo.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Information Statement, SG Holdings beneficially owns all of the outstanding shares of our common stock. Immediately following the Separation and Distribution, SG DevCo will have outstanding an aggregate of 10,000,000 shares of common stock and SG Holdings will continue to own approximately 70% of such outstanding shares of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities.

The following table shows the ownership of SG DevCo common stock expected to be beneficially owned by our current directors, named executive officers, our directors and current executive officers as a group and our 5% stockholders immediately following the completion of the Distribution, based on information available as of September 8, 2023 and giving effect to the distribution ratio of 0.930886 shares of SG DevCo common stock for every five (5) shares of SG Holdings common stock.We also assumed the issuance of 9,999,000 shares of our common stock to SG Holdings prior to the Separation and Distribution and that SG Holdings will retain approximately 70% of our outstanding common stock immediately following the Separation and Distribution. Unless otherwise indicated, SG DevCo believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

We have deemed shares of our common stock subject to RSUs that are currently vested, but for which shares of common stock have not been issued, or RSUs that will vest within 60 days of September 8, 2023, to be outstanding and to be beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Safe and Green Development Corporation, 990 Biscayne Boulevard, #501, Office 12, Miami, Florida 33132.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned After Separation and Distribution		Percentage of Common Stock Beneficially Owned After Separation and Distribution
David Villarreal	461,258	(1)	4.42%
Nicolai Brune	160,106	(2)	1.58%
Paul Galvin	501,900	(3)	4.85%
John Scott Magrane	9,375	(4)	*
Jeffrey Tweedy	9,375	(4)	*
Alyssa Richardson	6,250	(5)	*
Peter DeMaria	9,375	(4)	*
Christopher Melton	25,443	(6)	*
Yaniv Blumenfeld	27,969	(7)	*
All executive officers and directors as a group (9 persons)	1,210,518		10.79%

5% Stockholders other than executive officers and directors

Safe & Green Holdings Corp.	6,999,998		69.99%

____________

*        Represents beneficial ownership of less than one percent.

(1)      Includes: (i) 27,926 shares of common stock that David Villarreal is expected to receive upon the Separation and Distribution based upon his ownership of 150,000 shares of common stock of SG Holdings on September 8, 2023; (ii) 379,166 vested RSUs under the 2023 Plan but for which shares of common stock subject to such vested RSUs have not been issued and (iii) 54,166 RSUs which will vest within 60 days of September 8, 2023. Does not include 216,668 unvested RSUs that will not vest within 60 days of September 8, 2023.

(2)      Includes: (i) 26,774 shares of common stock that Nicolai Brune is expected to receive upon the Separation and Distribution, based upon his ownership of 143,8112 shares of common stock of SG Holdings on September 8, 2023; (ii) 116,666 vested RSUs under the 2023 Plan but for which shares of common stock subject to such vested RSUs have not been issued and (iii) 16,666 RSUs which will vest within 60 days of September 8, 2023. Does not include 66,668 unvested RSUs that will not vest within 60 days of September 8, 2023.

(3)      Includes: (i) 159,193 shares of common stock that Paul Galvin is expected to receive upon the Separation and Distribution based upon his ownership of 855,065 shares of common stock of SG Holdings on September 8, 2023; (ii) 297,916 vested RSUs under the 2023 Plan but for which shares of common stock subject to such vested RSUs have not been issued and (iii) 44,791 RSUs which will vest within 60 days of September 8, 2023. Does not include 169,793 unvested RSUs that will not vest within 60 days of September 8, 2023.

(4)      Includes (i) 6,250 vested RSUs under the 2023 Plan but for which shares of common stock subject to such vested RSUs have not been issued and (ii) 3,125 RSUs which will vest within 60 days of September 8, 2023. Does not include 3,125 RSUs that will not vest within 60 days of September 8, 2023.

(5)      Includes (i) 3,125 vested RSUs under the 2023 Plan but for which shares of common stock subject to such vested RSUs have not been issued and (ii) 3,125 RSUs which will vest within 60 days of September 8, 2023. Does not include 6,250 RSUs that will not vest within 60 days of September 8, 2023.

(6)      Includes: (i) 16,068 shares of common stock that Christopher Melton is expected to receive upon the Separation and Distribution, based upon his ownership of 86,307 shares of SG Holdings on September 8, 2023; and (ii) 6,250 vested RSUs under the 2023 Plan but for which shares of common stock subject to such vested RSUs have not been issued and (iii) 3,125 RSUs which will vest within 60 days of September 8, 2023. Does not include 3,125 RSUs that will not vest within 60 days of September 8, 2023.

(7)      Includes (i) 20,719 shares of common stock that Yaniv Blumenfeld is expected to receive upon the Separation and Distribution, based upon his ownership of 111,287 shares of SG Holdings on September 8, 2023; and (ii) 3,125 vested RSUs under the 2023 Plan but for which shares of common stock subject to such vested RSUs have not been issued and (iii) 3,125 RSUs which will vest within 60 days of September 8, 2023. Does not include 6,250 RSUs that will not vest within 60 days of September 8, 2023.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary description of the material U.S. federal income tax aspects of the Separation and Distribution. This summary is not intended as a complete description of all of the tax consequences of the Separation and Distribution and does not discuss tax consequences under the laws of state, local or foreign governments or any other jurisdiction or the potential application of the Medicare contribution tax or the alternative minimum tax or U.S. federal gift and estate tax laws. Moreover, the tax treatment of a stockholder may vary, depending upon his, her or its particular situation. In this regard, special rules not discussed in this summary may apply to some of our stockholders, including, but not limited to, U.S. expatriates and former citizens or long-term residents of the United States; persons subject to the alternative minimum tax; persons holding SG Holdings common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction; banks, insurance companies and other financial institutions; brokers, dealers or traders in securities; “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax; partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein); persons that acquired SG Holdings common stock through the exercise of an option or otherwise as compensation; traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes; tax-exempt organizations or governmental organizations; persons subject to special tax accounting rules as a result of any item of gross income being taken into account in an applicable financial statement; U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar; mutual funds, regulated investment companies (RICs) or real estate investment trusts (REITs); tax-qualified retirement plans; and “qualified foreign pension funds” as defined in Section 897(l)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and entities all of the interests of which are held by qualified foreign pension funds.

In addition, this summary applies only to shares which are held as capital assets. If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

The following discussion is based on currently existing provisions of the Code, existing, proposed and temporary treasury regulations promulgated under the Code and current administrative rulings and court decisions. All of the foregoing are subject to change, which may or may not be retroactive, and any of these changes could affect the validity of the following discussion.

For purposes of this discussion, a “U.S. stockholder” is a beneficial owner of shares of SG Holdings common stock that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States,

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•        an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “non-U.S. stockholder” is any beneficial owner of SG Holdings common stock who or that is neither a U.S. stockholder nor an entity classified as a partnership for U.S. federal income tax purposes.

Each stockholder is urged to consult his, her or its own tax advisor as to the particular tax consequences to him, her or it of the Separation and Distribution described herein, including the applicability and effect of any state, local or foreign tax laws, and the possible effects of changes in applicable tax laws.

Tax Consequences of the Separation and Distribution

For U.S. federal income tax purposes, the distribution by SG Holdings of the shares of SG DevCo common stock will not be eligible for treatment as a tax-free distribution. Accordingly, each holder of SG Holdings common stock who receives shares of SG DevCo common stock in the Distribution generally will be treated as if such stockholder received a taxable distribution in an amount equal to the sum of the fair market value of SG DevCo common stock received and a cash payment in lieu of any fractional shares, which will result in: (a) a dividend to the extent of such stockholder’s ratable share of SG Holdings’ current and accumulated earnings and profits; then (b) a reduction in such stockholder’s basis in SG Holdings’ common stock (but not below zero) to the extent the amount received exceeds the amount referenced in clause (a); and then (c) gain from the sale or exchange of SG Holdings common stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (a) and (b). Each stockholder’s basis in his, her or its SG DevCo common stock will be equal to the fair market value of such stock at the time of the Distribution. A stockholder’s holding period for such shares will begin on the Distribution Date.

A corporate level U.S. federal income tax will be payable by SG Holdings if gain realized in the Separation and Distribution exceeds any net operating losses that may be available to offset such gain. The tax would be based upon the gain, if any, computed as the difference between the fair market value of the SG DevCo common stock and SG Holdings’ adjusted basis in such stock.

SG Holdings’ earnings and profits generally will be increased by any gain SG Holdings recognizes as a result of the Separation and Distribution. SG Holdings will not be able to advise stockholders of the amount of its earnings and profits until after the end of the tax year in which the Separation and Distribution occurs.

In addition, SG Holdings or other applicable withholding agents may be required or permitted to withhold at a rate of 30% (or at a lower rate under an applicable tax treaty) on all or a portion of the distribution (including a cash payment in lieu of fractional shares) payable to non-U.S. stockholders, and any such withholding would be satisfied by SG Holdings or the other applicable withholding agent either by withholding and selling a portion of our shares of common stock otherwise distributable to non-U.S. stockholders, or withholding such amount from any cash distribution otherwise payable to such non-U.S. stockholders. Any shares or cash so withheld shall be treated as if they were paid to such non-U.S. stockholders. If a distribution payable to a non-U.S. stockholder is effectively connected with the non-U.S. stockholder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. stockholder maintains a permanent establishment in the United States to which such dividends are attributable), the non-U.S. stockholder will be exempt from the 30% U.S. federal withholding tax described above if such non-U.S. stockholder furnishes to the applicable withholding agent a valid Internal Revenue Service (“IRS”) Form W-8ECI, certifying that the distribution is effectively connected with the non-U.S. stockholder’s conduct of a trade or business within the United States.

Any such effectively connected income will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A non-U.S. stockholder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected income, as adjusted for certain items. Non-U.S. stockholders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

If any portion of the distribution of the SG DevCo common stock and cash payment in lieu of any fractional shares of a non-U.S. stockholder is treated as gain from the sale or exchange of SG Holdings common stock, such gain will not be subject to U.S. federal income tax, unless (a) the gain is effectively connected with the non-U.S. stockholder’s conduct of a trade or business within the United States in which case it will be subject to the tax treatment described above; (b) the non-U.S. stockholder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Distribution and certain other requirements are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. stockholder (provided that the non-U.S. stockholder has timely filed U.S. federal income tax returns with respect to such losses); or (c) SG Holdings is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the Distribution Date or the period that the non-U.S. stockholder held SG Holdings common stock, and, in the case where shares of SG Holdings common stock are regularly traded on an established securities market, the non-U.S. shareholder has owned, directly or constructively, more than 5% of SG Holdings common stock at any time during the shorter of the five-year period ending on the Distribution Date or the period that the non-U.S. stockholder held SG Holdings common stock, in which case such gain will be subject to tax at generally applicable U.S. federal income tax rates.

Moreover, Sections 1471 through 1474 of the Code, and Treasury regulations promulgated thereunder (“FATCA”), generally provide that a 30% withholding tax may be imposed on payments of U.S. source income, such as U.S. dividends, to certain non-U.S. entities. In general, no such withholding will be required with respect to a U.S. stockholder or non-U.S. stockholder that timely provides the information reporting and certifications required on a valid IRS Form W-9 or applicable IRS Form W-8, respectively. Non-U.S. stockholders are encouraged to consult with their own tax advisors regarding the possible implications and obligations of FATCA.

Although SG Holdings will be ascribing a value to shares of SG DevCo common stock it distributes for tax purposes, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to such shares, particularly if such shares trade at prices significantly above the value ascribed to them by SG Holdings in the period following the Distribution. Such a higher valuation may cause a larger reduction in the tax basis of a stockholder’s shares of SG Holdings common stock or may cause a stockholder to recognize additional dividend or capital gain income.

Back-up Withholding Requirements

United States information reporting requirements and backup withholding may apply with respect to all or a portion of the distribution (including cash payment in lieu of fractional shares) and dividends paid on, and proceeds from the taxable sale, exchange or other disposition of, SG DevCo common stock unless the stockholder: (a) is a corporation or non-U.S. stockholder or comes within certain other exempt categories, and, when required, demonstrates these facts (including by providing any applicable IRS form); or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not supply us with his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the stockholder’s U.S. federal income tax liability. Stockholders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a stockholder, the amount of dividends paid with respect to the stockholder’s shares will be reported annually to the IRS and to the stockholder.

Stockholders should consult their own tax advisors as to the particular tax consequences of the Separation and Distribution to them.

DESCRIPTION OF CAPITAL STOCK

The following briefly summarizes the material terms of our capital stock that will be contained in our amended and restated certificate of incorporation and amended and restated bylaws. These summaries do not describe every aspect of these securities and documents and are subject to all the provisions of our amended and restated certificate of incorporation or amended and restated bylaws that will be in effect at the time of the Distribution, and are qualified in their entirety by reference to these documents, which you should read (along with the applicable provisions of Delaware law) for complete information on our capital stock as of the time of the Distribution. The amended and restated certificate of incorporation and amended and restated bylaws, each in a form expected to be in effect at the time of the Distribution, are included as exhibits to our registration statement on Form 10, of which this information statement forms a part. We will include our amended and restated certificate of incorporation and amended and restated bylaws, as in effect at the time of the Distribution, in a Current Report on Form 8-K filed with the SEC. The following also summarizes certain relevant provisions of the DGCL. Since the terms of the DGCL are more detailed than the general information provided below, you should read the actual provisions of the DGCL for complete information.

General

Our authorized capital stock will consist of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Immediately following the Distribution, 10,000,000 shares of our common stock will be issued and outstanding and no shares of our preferred stock will be issued and outstanding.

Common Stock

Holders of shares of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise provided in our amended and restated certificate of incorporation or as required by law, all matters to be voted on by our stockholders, other than matters relating to the election and removal of directors and the amendment of our amended and restated bylaws, must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. The holders of our common stock will not have cumulative voting rights in the election of directors.

Holders of shares of our common stock will be entitled to receive dividends when and if declared by our Board of Directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and subject to any rights of preferred stockholders, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our common stock will not have preemptive, subscription, redemption, or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock

Preferred Stock

Our Board of Directors will have the authority, without action by our stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class, which may be greater than the rights of our common stock. There are no shares of preferred stock designated or outstanding. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our Board of Directors determines the specific rights of the holders of the preferred stock. However, the effects might include:

•        restricting dividends on our common stock;

•        diluting the voting power of our common stock;

•        impairing liquidation rights of our common stock; or

•        delaying or preventing a change in control of us without further action by our stockholders.

The Board of Directors’ authority to issue preferred stock without stockholder approval could make it more difficult for a third-party to acquire control of our company and could discourage such attempt. We have no present plans to issue any shares of preferred stock.

Forum Selection

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have subject matter jurisdiction, the federal district court of the State of Delaware) is the exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or our stockholders; (iii) any action asserting a claim arising pursuant to the provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation, our amended and restated bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim against us or any director, officer or employee of the Company that is governed by the internal affairs doctrine of the State of Delaware. Our amended and restated certificate of incorporation and amended and restated bylaws will also provide that the federal district courts of the United States of America is the exclusive forum for the resolution of any complaint asserting a cause of action against under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act. Nothing in our amended and restated certificate of incorporation or amended and restated bylaws will preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

Anti-Takeover Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws will contain provisions that may delay, defer, or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they will also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Section 203 of the DGCL.    We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Blank Check Preferred Stock.    Our board of directors has the right to issue preferred stock in one or more series and to determine the designations, rights, preferences of such preferred stock without stockholder approval. As a result, our board of directors could, without stockholder approval, authorize the issuance of preferred stock with voting, dividend, redemption, liquidation, sinking fund, conversion and other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of the Company’s capital stock or that could have the effect of delaying, deferring or preventing a change in control.

Classified Board of Directors.    Our amended and restated certificate of incorporation will divide our Board of Directors into three classes serving three-year terms, with one class being elected each year by a plurality of the votes cast by the stockholders entitled to vote on the election.

Removal of Directors.    Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that, (i) subject to the rights of holders of any series of preferred stock or any limitation imposed by law, the Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors; and (ii) subject to the rights of holders of any series of preferred stock, neither the Board of Directors nor any individual director may be removed without cause.

Board Vacancies.    Our amended and restated certificate of incorporation and our amended and restated bylaws, will provide that any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by the affirmative vote of a majority of our directors then in office, even though less than a quorum of the board of directors.

Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation and our amended and restated bylaws will prohibit stockholders from acting by written consent. Accordingly, stockholder action must take place at an annual or a special meeting of the Company’s stockholders.

Special Meetings of Stockholders.    Our amended and restated bylaws will also provide that, except as otherwise required by law, special meetings of the stockholders may only be called by our Board of Directors, Chairman of the Board of Directors or our Chief Executive Officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Stockholders wishing to nominate persons for election to our Board of Directors or to propose any business to be considered by our stockholders at an annual meeting must comply with certain advance notice and other requirements which will be set forth in our amended and restated bylaws. Likewise, if our Board of Directors has determined that directors shall be elected at a special meeting of stockholders, stockholders wishing to nominate persons for election to our Board of Directors at such special meeting must comply with certain advance notice and other requirements which will be set forth in our amended and restated bylaws.

Amendment of Certificate of Incorporation or Bylaws.    The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of our Board of Directors or by the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be eligible to cast in an election of directors.

Limitations on Liability and Indemnification of Officers and Directors

As permitted by Delaware law, our amended and restated certificate of incorporation will include provisions that eliminate the personal liability of our directors and officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer, as applicable, except to the extent such an exemption from liability thereof is not permitted under the DGCL. The effect of these provisions will be to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duties as a director or officer, subject to certain exceptions in which case the director or officer would be personally liable. An officer may not be exculpated for any action brought by or in the right of the corporation. A director may not be exculpated for improper distributions to stockholders. Further, pursuant to Delaware law, a director or officer may not be exculpated for:

•        any breach of his duty of loyalty to us or our stockholders;

•        acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and

•        any transaction from which the director or officer derived an improper personal benefit.

These limitations of liability will not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

In addition, our amended and restated bylaws will provide that we will indemnify our directors and executive officers to the fullest extent permitted by law, and may indemnify other officers, employees and other agents.. Our amended and restated bylaws will also provide that we are obligated to advance expenses incurred by a director or executive officer in advance of the final disposition of any action or proceeding We plan to enter into separate indemnification agreements with our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. These agreements, among other things, will require us to indemnify our directors and officers for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of SG DevCo. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Sale of Unregistered Securities

Prior to the Distribution, we have made the following issuances of unregistered securities pursuant to Section 4(a)(2) and/or Rule 701 of the Securities Act. We did not register the issuance of these securities under the Securities Act because the issuance did not constitute a public offering.

On February 18, 2021, we issued 1,000 shares of our common stock to SG Holdings, which shares will be distributed to SG Holdings stockholders in the Distribution.

On April 11, 2023, we granted an RSU under the 2023 Plan to Paul Galvin for 500,000 shares of our common stock, vesting fifty percent (50%) upon issuance, with the balance vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service.

On April 11, 2023, we granted an RSU under the 2023 Plan to Nicolai Brune for 200,000 shares of our common stock, vesting fifty percent (50%) upon issuance, with the balance vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service.

On April 11, 2023, we granted an RSU under the 2023 Plan to Caitlin Kelly for 100,000 shares of our common stock, vesting fifty percent (50%) upon issuance, with the balance vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service.

On April 11, 2023, we granted an RSU under the 2023 Plan to Marc Brune for 100,000 shares of our common stock, vesting fifty percent (50%) upon issuance, with the balance vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service.

On April 11, 2023, we granted an RSU under the 2023 Plan to Wendy Bravo for 100,000 shares of our common stock, vesting fifty percent (50%) upon issuance, with the balance vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service.

On April 11, 2023, we granted an RSU under the 2023 Plan to David Villarreal for 650,000 shares of our common stock, vesting fifty percent (50%) upon issuance, with the balance vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service.

On April 11, 2023, we granted an RSU under the 2023 Plan to Ahmad Cory Jubran for 18,750 shares of our common stock, 14,062 vesting upon issuance, with 1/3 of the balance vesting on each of July 1, 2023, October 1, 2023 and January 1, 2024 provided that such person provides continuous services.

On April 11, 2023, we granted an RSU under the 2023 Plan to Jordan Bem for 18,750 shares of our common stock, 14,062 vesting upon issuance, with 1/3 of the balance vesting on each of July 1, 2023, October 1, 2023 and January 1, 2024 provided that such person provides continuous services.

On April 11, 2023, we granted an RSU under the 2023 Plan to Nancy Guzman for 18,750 shares of our common stock, 14,062 vesting upon issuance, with 1/3 of the balance vesting on each of July 1, 2023, October 1, 2023 and January 1, 2024 provided that such person provides continuous services.

On April 11, 2023, we granted an RSU under the 2023 Plan to Eric Tate for 18,750 shares of our common stock, 14,062 vesting upon issuance, with 1/3 of the balance vesting on each of July 1, 2023, October 1, 2023 and January 1, 2024 provided that such person provides continuous services.

On April 11, 2023, we granted an RSU under the 2023 Plan to Kevin Rohani for 18,750 shares of our common stock, 14,062 vesting upon issuance, with 1/3 of the balance vesting on each of July 1, 2023, October 1, 2023 and January 1, 2024 provided that such person provides continuous services.

On April 11, 2023, we granted an RSU under the 2023 Plan to John Scott Magrane, Jr. for 12,500 shares of our common stock, with twenty-five percent (25%) vesting on each of April 1, 2023, July 1, 2023, October 1, 2023 and January 1, 2024 provided he continues to serve on our Board of Directors.

On April 11, 2023, we granted an RSU under the 2023 Plan to Jeffrey Tweedy for 12,500 shares of our common stock, with twenty-five percent (25%) vesting on each of April 1, 2023, July 1, 2023, October 1, 2023 and January 1, 2024 provided he continues to serve on our Board of Directors.

On April 11, 2023, we granted an RSU under the 2023 Plan to Peter DeMaria for 12,500 shares of our common stock, with twenty-five percent (25%) vesting on each of April 1, 2023, July 1, 2023, October 1, 2023 and January 1, 2024 provided he continues to serve on our Board of Directors.

On April 11, 2023, we granted an RSU under the 2023 Plan to Paul Galvin for 12,500 shares of our common stock, with twenty-five percent (25%) vesting on each of April 1, 2023, July 1, 2023, October 1, 2023 and January 1, 2024 provided he continues to serve on our Board of Directors.

On April 11, 2023, we granted an RSU under the 2023 Plan to Christopher Melton for 12,500 shares of our common stock, with twenty-five percent (25%) vesting on each of April 1, 2023, July 1, 2023, October 1, 2023 and January 1, 2024 provided he continues to serve on our Board of Directors.

On April 11, 2023, we granted an RSU under the 2023 Plan to Yaniv Blumenfeld for 12,500 shares of our common stock, with twenty-five percent (25%) vesting on each of April 1, 2023, July 1, 2023, October 1, 2023 and January 1, 2024 provided he continues to serve on our Board of Directors.

On May 16, 2023, we granted an RSU under the 2023 Plan to Alyssa Richardson for 12,500 shares of our common stock, with twenty-five percent (25%) vested upon issuance and twenty-five percent (25%) vesting on each of July 1, 2023, October 1, 2023 and January 1, 2024 provided she continues to serve on our Board of Directors.

Transfer Agent and Registrar

After the consummation of the Distribution, the transfer agent and registrar for SG DevCo common stock will be American Stock Transfer and Trust Company, LLC.

Listing

Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “SGD”.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock being distributed as contemplated by this information statement. This information statement is a part of and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and our common stock, please refer to the registration statement, including its exhibits and schedules. While statements made in this information statement relating to any contract or other document include the material provisions of such contracts or other documents, such statements are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, on the Internet website maintained by the SEC at www.sec.gov. Information contained on or connected to any website referenced in this information statement is not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

As a result of the Distribution, we will become subject to the information and reporting requirements of the Exchange Act, and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov.

We intend to furnish holders of our common stock with annual reports containing financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which this information statement has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

INDEX TO FINANCIAL STATEMENTS

Page Number
AUDITED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm (PCAOB ID: 726)	F-2
Balance Sheets as of December 31, 2022 and 2021	F-3
Statements of Operations for the year ended December 31, 2022 and the period February 17, 2021 (inception) through December 31, 2021	F-4
Statements of Changes in Stockholder’s Equity for the year ended December 31, 2022 and the period February 17, 2021 (inception) through December 31, 2021	F-5
Statements of Cash Flows for the year ended December 31, 2022 and the period February 17, 2021 (inception) through December 31, 2021	F-6
Notes to Financial Statements	F-7

Balance Sheets as of June 30, 2023 (Unaudited) and December 31, 2022	F-12
Statements of Operations for the three and six months ended June 30, 2023 and 2022 (Unaudited)	F-13
Statements of Changes in Stockholder’s Equity for the three and six months ended June 30, 2023 and 2022 (Unaudited)	F-14
Statements of Cash Flows for the six months ended June 30, 2023 and 2022 (Unaudited)	F-15
Notes to Financial Statements	F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder
Safe and Green Development Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Safe and Green Development Corporation (the “Company”), as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholder’s equity, and cash flows for the year ended December 31, 2022 and for the period from February 17, 2021 (Inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company, as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for period from February 17, 2021 (Inception), through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is dependent upon its one stockholder to fund operations. These factors raise substantial doubt that the Company will be able to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

The financial statements include expense allocations for certain corporate functions historically provided by Safe & Green Holdings Corp. These allocations may not be reflective of the actual expense that would have been incurred had the Company operated as a separate entity apart from Safe & Green Holdings Corp. A summary of transactions with related parties is included in Note 7 to the financial statements.

We have served as the Company’s auditor since 2016.

Dallas, Texas

/s/ Whitley Penn LLP

May 1, 2023

PART I. FINANCIAL INFORMATION

ITEM 1. Financial Statements
Safe and Green Development Corporation

Balance Sheets

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash	$720	$—
Assets held for sale	4,396,826	—
Land	1,190,655	3,576,130
Project development costs and other non-current assets	55,732	670,061
Equity-based investments	3,599,945	3,599,945
Other current assets	25,040	—
Total Assets	$9,268,918	$7,846,136

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable and accrued expenses	$255,278	$130,189
Due to affiliates	4,200,000	4,200,000
Short term notes payable, net	2,648,300	1,971,960
Total current liabilities	7,103,578	6,302,149

Commitments and contingencies

Stockholder’s equity:
Common stock, $0.001 par value, 1,000 shares authorized, issued and outstanding	1	1
Additional paid-in capital	5,095,345	2,029,733
Accumulated deficit	(2,930,006)	(485,747)
Total stockholder’s equity	2,165,340	1,543,987
Total Liabilities and Stockholder’s Equity	$9,268,918	$7,846,136

The accompanying notes are an integral part of these financial statements.

Safe and Green Development Corporation

Statements of Operations

	For the Year Ended December 31, 2022	For the Period February 17, 2021 (inception) through December 31, 2021
Operating expenses:
Payroll and related expenses	$1,106,997	$199,919
General and administrative expenses	998,717	272,271
Marketing and business development expense	32,152	13,557
Total	2,137,866	485,747
Operating loss	(2,137,866)	(485,747)

Other expense:
Interest Expense	(306,393)	—
Net loss	$(2,444,259)	$(485,747)
Net loss per share
Basic and diluted	$(2,444.26)	$(485.75)

Weighted average shares outstanding:
Basic and diluted	1,000	1,000

The accompanying notes are an integral part of these financial statements.

Safe and Green Development Corporation

Statements of Changes in Stockholder’s Equity (Unaudited)

	$0.01 Par Value Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance at February 17, 2021	—	$—	$—	$—	$—
Capital Contributions	1,000	1	2,029,733	—	2,029,734
Net Loss	—	—	—	(485,747)	(485,747
Balance at December 31, 2021	1,000	$1	$2,029,733	$(485,747)	$1,543,987

Balance at January 1st, 2022	1,000	$1	$2,029,733	$(485,747)	$1,543,987
Capital Contributions	—	—	3,065,612		3,065,612
Net Loss	—	—	—	(2,444,259)	(2,444,259)
Balance at December 31, 2022	1,000	$1	$5,095,345	$(2,930,006)	$2,165,340

The accompanying notes are an integral part of these financial statements.

Safe and Green Development Corporation

Statements of Cash Flows

	For the Year Ended December 31, 2022	For the period February 17, 2021 (Inception), through December 31, 2021
Cash flows from operating activities:
Net loss	$(2,444,259)	$(485,747)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issuance costs	28,040	—
Changes in operating assets and liabilities:
Other current assets	(25,040)	—
Accounts payable and accrued expenses	125,089	130,189
Due to affiliates	—	4,200,000
Net cash (used in) provided by operating activities	(2,316,170)	3,844,442

Cash flows from investing activities:
Purchase of land	(1,190,655)	(3,576,130)
Additions to project development costs	(206,367)	(646,335)
Equity-based investments	—	(3,599,945)
Net cash used in investing activities	(1,397,022)	(7,822,410)

Cash flows from financing activities:
Debt Issuance Costs	—	(51,766)
Proceeds from short-term notes payable	648,300	2,000,000
Contributions	3,065,612	2,029,734
Net cash provided by financing activities	3,713,912	3,977,968
Net change in cash	720	—
Cash – beginning of period	—	—
Cash – end of period	$720	$—

Supplemental disclosure of non-cash operating activities:
Transfer of land to assets held for sale	$3,576,130	$—

The accompanying notes are an integral part of these financial statements.

Safe and Green Development Corporation
Notes to Financial Statements

For the Year Ended December 31, 2022 and for the Period from February 17, 2021 (inception) through December 31, 2021

1.      Description of Business

Safe and Green Development Corporation (the “Company,” “we”, “us” or “our”), previously known as SGB Development Corp., a Delaware corporation was incorporated on February 17, 2021. The Company was formed with the purpose of real property development primarily in the acquisition, development, management, sale and leasing of green single or multi-family projects in underserved regions nationally. The Company has a minority interest in Norman Berry II Owners LLC and JDI-Cumberland Inlet LLC as described further below.

The Company began operations during 2021 and has incurred a net loss during such period. In addition, as of December 31, 2022, the Company has minimal cash or cash equivalents on hand. Since inception, the Company has been funded by Safe & Green Holdings Corp., the Company’s parent company (“Parent”) and the Company relies solely on the Parent to fund operations and has raised substantial doubt of the Company’s ability to continue as a going concern. The Company will continue to rely on its Parent to fund the operations of the Company until positive cash flows are received. Management believes that these actions will enable the Company to continue as a going concern.

2.      Summary of Significant Accounting Policies

Basis of presentation — The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and the applicable rules and regulations of the United States Securities and Exchange Commission (“SEC”).

Recently adopted accounting pronouncements — New accounting pronouncements implemented by the Company are discussed below or in the related notes, where appropriate.

Accounting estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Entities — On May 31, 2021, the Company agreed to contribute $600,000 to acquire a 50% membership interest in Norman Berry II Owner LLC (“Norman Berry”). The Company contributed $350,329 and $114,433 of the initial $600,000 in the second quarter and third quarter of 2021 respectively, with the remaining $135,183 funded in the fourth quarter of 2021. The purpose of Norman Berry is to develop and provide affordable housing in the Atlanta, Georgia metropolitan area. The Company has determined it is not the primary beneficiary of Norman Berry and thus will not consolidate the activities in its financial statements. The Company will use the equity method to report the activities as an investment in its financial statements.

On June 24, 2021, the Company entered into an operating agreement with Jacoby Development for a 10% non-dilutable equity interest for JDI-Cumberland Inlet, LLC (“Cumberland”). The Company contributed $3,000,000 for its 10% equity interest. The purpose of Cumberland is to develop a waterfront parcel in a mixed-use destination community. The Company has determined it is not the primary beneficiary of Cumberland and thus will not consolidate the activities in its financial statements. The Company will use the equity method to report the activities as an investment in its financial statements.

During the year ended December 31,2022 and the period ended December 31, 2021, Norman Berry and Cumberland did not have any material earnings or losses as the investments are in development. In addition, management believes there was no impairment as of December 31, 2022 and 2021.

Cash and cash equivalents — The Company considers cash and cash equivalents to include all short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less upon acquisition. The Company has minimal cash and cash equivalents on hand as of December 31, 2022 and 2021.

Safe and Green Development Corporation
Notes to Financial Statements

For the Year Ended December 31, 2022 and for the Period from February 17, 2021 (inception) through December 31, 2021

2.      Summary of Significant Accounting Policies (cont.)

Property, plant and equipment — Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated lives of each asset. Repairs and maintenance are charged to expense when incurred.

On May 10, 2021 the Company acquired a 50+ acre Lake Travis project site in Lago Vista, Texas (“Lago Vista”) for $3,576,130, which is recorded in assets held for sale on the accompanying balance sheets.

During February 2022 and September 2022, the Company acquired properties in Oklahoma and Georgia for $893,785 (including additions) and $296,870, respectively, which is recorded as land on the accompanying balance sheets.

Project Development Costs — Project development costs are stated at cost. At December 31, 2022, the Company’s project development costs are expenses incurred related to development costs on various projects that are capitalized during the period the project is under development. As of December 31, 2022, $820,696 of project development costs related to Lago Vista are included in assets held for sale.

Assets Held For Sale — During 2022, management implemented a plan to sell Lago Vista, which meets all of the criteria required to classify it as an Asset Held For Sale. Including the project development costs associated with Lago Vista of $820,696, the book value is now $4,396,826.

Fair value measurements — Financial instruments, including accounts payable and accrued expenses are carried at cost, which the Company believes approximates fair value due to the short-term nature of these instruments. The short-term note payable is carried at cost which approximates fair value due to corresponding market rates.

The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

The Company uses three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2	Quoted prices for similar assets and liabilities in active markets or inputs that are observable.
Level 3	Inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

Transfer into and transfers out of the hierarchy levels are recognized as if they had taken place at the end of the reporting period.

Income taxes — The Company accounts for income taxes utilizing the asset and liability approach. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes generally represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from the differences between the financial and tax bases of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted.

The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for anticipated tax audit issues based on the Company’s estimate of whether, and the extent to which, additional taxes will be due. If payment of these amounts ultimately proves to be

Safe and Green Development Corporation
Notes to Financial Statements

For the Year Ended December 31, 2022 and for the Period from February 17, 2021 (inception) through December 31, 2021

2.      Summary of Significant Accounting Policies (cont.)

unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when the liabilities are no longer determined to be necessary. If the estimate of tax liabilities proves to be less than the ultimate assessment, a further charge to expense would result.

Concentrations of credit risk — Financial instruments, that potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents. The Company places its cash with high credit quality institutions. At times, such amounts may be in excess of the FDIC insurance limits. The Company has not experienced any losses in such account and believes that it is not exposed to any significant credit risk on the account.

3.      Equity-based investments

The approximate combined financial position of the Company’s equity-based investments are summarized below as of December 31, 2022 and 2021:

Condensed balance sheet information:	2022	2021
	(Unaudited)	(Unaudited)
Total assets	$37,500,000	$37,700,000
Total liabilities	$7,100,000	$7,020,000
Members’ equity	$30,400,000	$30,680,000

4.      Note Payable

On July 14, 2021, the Company, issued a Real Estate Lien Note, in the principal amount of $2,000,000 (the “Short-Term Note”), secured by a Deed of Trust, dated July 14, 2021 (the “Deed of Trust”), on Lago Vista and a related Assignment of Leases and Rents, dated July 8, 2021 (“Assignment of Rents”), for net loan proceeds of approximately $1,948,234 after fees. The Short-Term Note has a term of one (1) year, provides for payments of interest only at a rate of twelve percent (12%) per annum and may be prepaid without penalty commencing nine (9) months after its issuance date. If the Short-Term Note is prepaid prior to nine (9) months after its issuance date, a 0.5% prepayment penalty is due. The Company capitalized $20,000 in interest charges and $4,134 in debt issuance costs during the year ended December 31, 2022 related to the Lago Vista project in accordance with ASC 835-20. On July 14, 2022, the Company entered into a renewal and extension of the Short-Term Note, with a maturity date of January 14, 2023 and all other terms remaining the same.

The Company entered into a Second Real Estate Lien Note, in the principal amount of $500,000, with similar terms to the Short-Term Note (“Second Short-Term Note”). The Second Short-Term Note has a maturity date of January 14, 2023.

During August 2022, in connection with the purchase of a property in Georgia, the Company entered into a promissory note in the amount of $148,300. This note has a term of one (1) year, provided for payments of interest only at a rate of nine and three quarters percent (9.75%) per annum.

5.      Net Loss Per Share

Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares consist of the common shares issuable upon the exercise of stock options and warrants. Potentially dilutive common shares are excluded from the calculation if their effect is antidilutive.

Safe and Green Development Corporation
Notes to Financial Statements

For the Year Ended December 31, 2022 and for the Period from February 17, 2021 (inception) through December 31, 2021

5.      Net Loss Per Share (cont.)

At December 31, 2022 and 2021, there were no securities outstanding that could potentially dilute future net loss per share.

6.      Stockholder’s Equity

As of December 31, 2022, the Company has 1,000 shares of common stock authorized, issued and outstanding which were issued to the Parent. As of December 31, 2022, the Parent contributed $5,095,346 to the Company.

7.      Related Party Transactions

As of December 31, 2022 and 2021, $4,200,000 is due to Parent. This amount was advanced to the Company, is non-interest bearing and is due on demand. Included in this amount, are payroll and general and administrative expenses which have been paid by the Parent and allocated to the Company. The Parent has allocated these costs based upon the estimated efforts which benefit the Company. For the year ended December 31, 2022, the Parent allocated $1,690,377 to the Company, with $207,523 included in project development costs. For the period February 17, 2021 (inception) through December 31, 2021, the Parent allocated $1,150,808 to the Company, with $670,061 included in project development costs.

8.      Income Taxes

The Company’s provision (benefit) for income taxes consists of the following for the year end and period ended December 31, 2022 and 2021:

Deferred:	2022	2021
Federal	$(513,294)	$102,007)
State and local	(35,234)	(7,002)
Total deferred	(548,528)	(109,009)
Total provision (benefit) for income taxes	(548,528)	(109,009)
Less: valuation reserve	548,528	109,009
Income tax provision	$—	$—

A reconciliation of the federal statutory rate to 0.0% for the year ended December 31, 2022 and the period ended December 31, 2021 to the effective rate for income from operations before income taxes is as follows:

Benefit for income taxes at federal statutory rate	21.0%
State and local income taxes, net of federal benefit	1.4
Less valuation allowance	(22.4)
Effective income tax rate	0.0%

The tax effects of these temporary differences along with the net operating losses, net of an allowance for credits, have been recognized as deferred tax assets at December 31, 2022 and 2021 as follows:

	2022	2021
Net operating loss carryforward	$439,519	$109,009
Valuation allowance	(439,519)	(109,009)
Net deferred tax asset	$—	$—

Safe and Green Development Corporation
Notes to Financial Statements

For the Year Ended December 31, 2022 and for the Period from February 17, 2021 (inception) through December 31, 2021

8.      Income Taxes (cont.)

The Company establishes a valuation allowance, if based on the weight of available evidence, it is more likely than not that some portion or all of the deferred assets will not be realized. The valuation allowance increased by $439,519 and 109,009 during the year ended December 31, 2022 and the period ended December 31, 2021, respectively.

As of December 31, 2022, the Company had a net operating loss carryforward of approximately $2,900,000 for Federal and State tax purposes. This net operating losses will carryforward indefinitely and be available to offset up to 80% of future taxable income each year. The Company’s net operating loss carryforward may be subject to annual limitations, which could reduce or defer the utilization of the losses as a result of an ownership change as defined in Section 382 of the Internal Revenue Code.

As required by the provisions of ASC 740, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. Differences between tax positions taken or expected to be taken in a tax return and the net benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits.” A liability is recognized (or amount of net operating loss or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740.

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expenses. As of December 31, 2022 and 2021, the Company has no unrecognized tax positions, including interest and penalties. The 2021 tax year is still open to examination by the major tax jurisdictions in which the Company operates. The Company files returns in the United States Federal tax jurisdiction and various other state jurisdictions.

9.      Commitments and Contingencies

At times the Company is subject to certain claims and lawsuits arising in the normal course of business. The Company assesses liabilities and contingencies in connection with outstanding legal proceedings utilizing the latest information available. Where it is probable that the Company will incur a loss and the amount of the loss can be reasonably estimated, the Company records a liability in our financial statements. These legal accruals may be increased or decreased to reflect any relevant developments on a quarterly basis. Where a loss is not probable or the amount of the loss is not estimable, the Company does not record an accrual, consistent with applicable accounting guidance. Based on information currently available, advice of counsel, and available insurance coverage, the Company believes that any legal proceedings will not have a material adverse effect on the financial condition.

10.    Subsequent Events

During January 2023, the Short-Term Note and Second Short-Term Note were extended with a current maturity date of February 1, 2024.

On March 30, 2023, an affiliate of SG DevCorp. entered into an agreement to secure financing to pay off the Short-Term Note and Second Short-Term Note by issuing a new $5,000,000 note to be secured by the Lago Vista property and SG DevCorp.’s McLean site in Durant, Oklahoma.

PART I. FINANCIAL INFORMATION

ITEM 1. Financial Statements
Safe and Green Development Corporation

Balance Sheets

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash	$1,082,443	$720
Prepaid asset and other current assets	541,650	25,040
Current Assets	1,624,093	25,760

Assets held for sale	4,400,361	4,396,826
Land	1,190,655	1,190,655
Project development costs and other non-current assets	68,077	55,732
Equity-based investments	3,624,945	3,599,945
Intangible assets	21,650	—

Total Assets	$10,929,781	$9,268,918

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable and accrued expenses	$333,555	$255,278
Due to affiliates	3,200,743	4,200,000
Short term notes payable, net	5,963,181	2,648,300
Total current liabilities	9,497,479	7,103,578

Commitments and contingencies

Stockholder’s equity:
Common stock, $0.001 par value, 1,000 shares authorized, issued and outstanding	1	1
Additional paid-in capital	6,054,729	5,095,345
Accumulated deficit	(4,622,428)	(2,930,006)
Total stockholder’s equity	1,432,302	2,165,340

Total Liabilities and Stockholder’s Equity	$10,929,781	$9,268,918

The accompanying notes are an integral part of these financial statements.

Safe and Green Development Corporation

Statements of Operations

	For the Three Months Ended June 30, 2023	For the Three Months Ended June 30, 2022
	(Unaudited)	(Unaudited)
Operating expenses:
Payroll and related expenses	$196,601	$263,763
General and administrative expenses	284,703	189,031
Marketing and business development expense	15,159	1,195
Total	496,463	453,989

Operating loss	(496,463)	(453,989)

Other expense:

Interest Expense	(291,456)	(72,942)

Net loss	$(787,919)	$(526,931)

Net loss per share
Basic and diluted	$(787.92)	$(526.93)

Weighted average shares outstanding:
Basic and diluted	1,000	1,000
	For the Six Months Ended June 30, 2023	For the Six Months Ended June 30, 2022
	(Unaudited)	(Unaudited)
Operating expenses:
Payroll and related expenses	$670,098	$520,194
General and administrative expenses	519,973	350,196
Marketing and business development expense	27,305	3,708
Total	12,217,376	874,098

Operating loss	(1,217,376)	(874,098)

Other expense:

Interest Expense	(475,046)	(121,569)

Net loss	$(1,692,422)	$(995,667)

Net loss per share
Basic and diluted	$(1,692.42)	$(995.67)

Weighted average shares outstanding:
Basic and diluted	1,000	1,000

The accompanying notes are an integral part of these financial statements.

Safe and Green Development Corporation

Statements of Changes in Stockholder’s Equity (Unaudited)

	$0.01 Par Value Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance at March 31, 2022	1,000	$1	$3,628,329	$(954,483)	$2,673,847
Capital Contributions	—	—	521,999	—	521,999
Net Loss	—	—	—	(526,931)	(526,931)
Balance at June 30, 2022	1,000	$1	$4,150,328	$(1,481,414)	$2,668,915

Balance at January 1, 2022	1,000	$1	$2,029,733	$(485,747)	$1,543,987
Capital Contributions	—	—	2,120,596	—	2,120,596
Net Loss	—	—	—	(995,667)	(995,667)
Balance at June 30, 2022	1,000	$1	$4,150,329	$(1,481,414)	$2,668,916
	$0.01 Par Value Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance at March 31, 2023	1,000	$1	$6,054,729	$(3,834,509)	$2,220,221
Net Loss	—	—	—	(787,919)	(787,919)
Balance at June 30, 2023	1,000	$1	$6,054,729	$(4,622,428)	$1,432,302

Balance at January 1, 2023	1,000	$1	$5,095,345	$(2,930,006)	$2,165,340
Capital Contributions	—	—	959,384	—	959,384
Net Loss	—	—	—	(1,692,422)	(1,692,422)
Balance at June 30, 2023	1,000	$1	$6,054,729	$(4,622,428)	$1,432,302

The accompanying notes are an integral part of these financial statements.

Safe and Green Development Corporation

Statements of Cash Flows

	For the Six Months Ended June 30, 2023	For the Six Months Ended June 30, 2022
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(1,692,422)	$(995,667)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issuance costs	186,706	25,883
Changes in operating assets and liabilities:
Prepaid asset and other current assets	158,390	—
Intangible assets	(21,650)	—
Accounts payable and accrued expenses	78,276	(94,676)
Due to affiliates	(999,257)	—
Net cash used in operating activities	(2,289,957)	(1,064,460)
Cash flows from investing activities:
Additions to assets held for sale
Additions to project development costs	(3,534)	—
Equity-based investments	(12,345)	(893,786)
Net cash used in investing activities	(25,000)	(162,350)
	(40,879)	(1,056,136)
Cash flows from financing activities:
Debt issuance costs	(486,825)	—
Proceeds from short-term notes payable	5,440,000	—
Repayment of short-term notes payable	(2,500,000)	—
Contributions	959,384	2,120,596
Net cash provided by financing activities	3,412,559	2,120,596

Net change in cash	1,081,723	—

Cash – beginning of period	720	—

Cash – end of period	$1,082,443	$—

Supplemental disclosure of non-cash operating activities:
Transfer of land to assets held for sale	$—	$3,576,130
Prepaid interest held back from proceeds from short-term notes payable	$675,000	$—

The accompanying notes are an integral part of these financial statements.

Safe and Green Development Corporation
Notes to Financial Statements

For the Three and Six Months Ended June 30, 2023

1.      Description of Business

Safe and Green Development Corporation (the “Company,” “we”, “us” or “our”), previously known as SGB Development Corp., a Delaware corporation was incorporated on February 17, 2021. The Company was formed with the purpose of real property development primarily in the acquisition, development, management, sale and leasing of green single or multi-family projects in underserved regions nationally. The Company has a minority interest in Norman Berry II Owners LLC and JDI-Cumberland Inlet LLC as described further below.

The Company began operations during 2021 and has incurred a net loss during such period. Since inception, the Company has been funded by Safe & Green Holdings Corp., the Company’s parent company (“Parent”) and the Company relies significantly on the Parent to fund operations and has raised substantial doubt of the Company’s ability to continue as a going concern. The Company will continue to rely on its Parent to fund the operations of the Company until positive cash flows are received. Management believes that these actions will enable the Company to continue as a going concern.

2.      Summary of Significant Accounting Policies

Basis of presentation — The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and the applicable rules and regulations of the United States Securities and Exchange Commission (“SEC”).

Recently adopted accounting pronouncements — New accounting pronouncements implemented by the Company are discussed below or in the related notes, where appropriate.

Accounting estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications — Certain amounts in the prior periods presented have been reclassified to conform to the current period financial statement presentation. These reclassifications have no effect on previously reported net loss or cash flows.

Investment Entities — On May 31, 2021, the Company agreed to contribute $600,000 to acquire a 50% membership interest in Norman Berry II Owner LLC (“Norman Berry”). The Company contributed $350,329 and $114,433 of the initial $600,000 in the second quarter and third quarter of 2021 respectively, with the remaining $135,183 funded in the fourth quarter of 2021. The purpose of Norman Berry is to develop and provide affordable housing in the Atlanta, Georgia metropolitan area. The Company has determined it is not the primary beneficiary of Norman Berry and thus will not consolidate the activities in its financial statements. The Company will use the equity method to report the activities as an investment in its financial statements.

On June 24, 2021, the Company entered into an operating agreement with Jacoby Development for a 10% non-dilutable equity interest for JDI-Cumberland Inlet, LLC (“Cumberland”). The Company contributed $3,000,000 for its 10% equity interest. During the three months ended March 31, 2023, the Company contributed an additional $25,000. The purpose of Cumberland is to develop a waterfront parcel in a mixed-use destination community. The Company has determined it is not the primary beneficiary of Cumberland and thus will not consolidate the activities in its financial statements. The Company will use the equity method to report the activities as an investment in its financial statements.

During the six months ended June 30, 2023 and year ended December 31 ,2022, Norman Berry and Cumberland did not have any material earnings or losses as the investments are in development. In addition, management believes there was no impairment as of June 30, 2023 or December 31, 2022.

Safe and Green Development Corporation
Notes to Financial Statements

For the Three and Six Months Ended June 30, 2023

2.      Summary of Significant Accounting Policies (cont.)

Cash and cash equivalents — The Company considers cash and cash equivalents to include all short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less upon acquisition. The Company has $1,082,443 cash and cash equivalents on hand as of June 30, 2023 and $720 as of December 31, 2022.

Property, plant and equipment — Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated lives of each asset. Repairs and maintenance are charged to expense when incurred.

On May 10, 2021 the Company acquired a 50+ acre Lake Travis project site in Lago Vista, Texas (“Lago Vista”) for $3,576,130, which is recorded in assets held for sale on the accompanying balance sheets.

During February 2022 and September 2022, the Company acquired properties in Oklahoma and Georgia for $893,785 (including additions) and $296,870, respectively, which is recorded as land on the accompanying balance sheets.

Intangible assets — Intangible assets consist of $21,650 of website costs that will be amortized over 5 years. As of June 30, 2023 the website costs are not in service. The Company evaluated intangible assets for impairment during the six months ended June 30, 2023 and 2022 and determined that there are no impairment losses.

Project Development Costs — Project development costs are stated at cost. At June 30, 2023 and December 31, 2022, the Company’s project development costs are expenses incurred related to development costs on various projects that are capitalized during the period the project is under development. As of June 30, 2023 and December 31, 2022, $820,696 of project development costs related to Lago Vista are included in assets held for sale.

Assets Held For Sale — During 2022, management implemented a plan to sell Lago Vista, which meets all of the criteria required to classify it as an Asset Held For Sale. Including the project development costs associated with Lago Vista of $824,231, the book value is now $4,400,361 as of June 30, 2023.

Fair value measurements — Financial instruments, including accounts payable and accrued expenses are carried at cost, which the Company believes approximates fair value due to the short-term nature of these instruments. The short-term note payable is carried at cost which approximates fair value due to corresponding market rates.

The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

The Company uses three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2	Quoted prices for similar assets and liabilities in active markets or inputs that are observable.
Level 3	Inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

Transfer into and transfers out of the hierarchy levels are recognized as if they had taken place at the end of the reporting period.

Income taxes — The Company accounts for income taxes utilizing the asset and liability approach. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes generally represents income taxes

Safe and Green Development Corporation
Notes to Financial Statements

For the Three and Six Months Ended June 30, 2023

2.      Summary of Significant Accounting Policies (cont.)

paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from the differences between the financial and tax bases of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted.

The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for anticipated tax audit issues based on the Company’s estimate of whether, and the extent to which, additional taxes will be due. If payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when the liabilities are no longer determined to be necessary. If the estimate of tax liabilities proves to be less than the ultimate assessment, a further charge to expense would result.

Concentrations of credit risk — Financial instruments, that potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents. The Company places its cash with high credit quality institutions. At times, such amounts may be in excess of the FDIC insurance limits. The Company has not experienced any losses in such account and believes that it is not exposed to any significant credit risk on the account.

3.      Equity-based investments

The approximate combined financial position of the Company’s equity-based investments are summarized below as of June 30, 2023 and December 31, 2022:

Condensed balance sheet information:	June 30, 2023	December 31, 2022
	(Unaudited)	(Unaudited)
Total assets	$37,500,000	$37,500,000
Total liabilities	$7,100,000	$7,100,000
Members’ equity	$30,400,000	$30,400,000

4.      Notes Payable

On July 14, 2021, the Company, issued a Real Estate Lien Note, in the principal amount of $2,000,000 (the “Short-Term Note”), secured by a Deed of Trust, dated July 14, 2021 (the “Deed of Trust”), on Lago Vista and a related Assignment of Leases and Rents, dated July 8, 2021 (“Assignment of Rents”), for net loan proceeds of approximately $1,948,234 after fees. The Short-Term Note has a term of one (1) year, provides for payments of interest only at a rate of twelve percent (12%) per annum and may be prepaid without penalty commencing nine (9) months after its issuance date. If the Short-Term Note is prepaid prior to nine (9) months after its issuance date, a 0.5% prepayment penalty is due. The Company capitalized $20,000 in interest charges and $4,134 in debt issuance costs during the year ended December 31, 2022 related to the Lago Vista project in accordance with ASC 835-20. On July 14, 2022, the Company entered into a renewal and extension of the Short-Term Note, with a maturity date of January 14, 2023 and all other terms remaining the same.

The Company entered into a Second Real Estate Lien Note, in the principal amount of $500,000, with similar terms to the Short-Term Note (“Second Short-Term Note”). The Second Short-Term Note had a maturity date of January 14, 2023.

During August 2022, in connection with the purchase of a property in Georgia, the Company entered into a promissory note in the amount of $148,300. This note has a term of one (1) year, provided for payments of interest only at a rate of nine and three quarters percent (9.75%) per annum.

During January 2023, the Short-Term Note and Second Short-Term Note were extended with a maturity date of February 1, 2024.

Safe and Green Development Corporation
Notes to Financial Statements

For the Three and Six Months Ended June 30, 2023

4.      Notes Payable (cont.)

On March 31, 2023, LV Peninsula Holding LLC (“LV Peninsula”), a Texas limited liability company and wholly owned subsidiary of SG DevCorp, pursuant to a Loan Agreement, dated March 30, 2023 (the “Loan Agreement”), issued a promissory note, in the principal amount of $5,000,000 (the “LV Note”), secured by a Deed of Trust and Security Agreement, dated March 30, 2023 (the “Deed of Trust”) on the Lake Travis project site in Lago Vista, Texas, a related Assignment of Contract Rights, dated March 30, 2023 (“Assignment of Rights”), on our project site in Lago Vista, Texas and McLean site in Durant, Oklahoma and a Mortgage, dated March 30, 2023 (“Mortgage”), on our site in Durant, Oklahoma.

The proceeds of the LV Note were used to pay off the Short-Term Note and Second Short-Term Note. The LV Note requires monthly installments of interest only, is due on April 1, 2024 and bears interest at the prime rate as published in the Wall Street Journal (currently 8.0%) plus five and 50/100 percent (5.50%), currently equaling 13.5%; provided that in no event will the interest rate be less than a floor rate of 13.5%. The LV Peninsula obligations under the LV Note have been guaranteed by SG DevCorp pursuant to a Guaranty, dated March 30, 2023 (the “Guaranty”), and may be prepaid by LV Peninsula at any time without interest or penalty. The Company incurred $406,825 of debt issuance costs and remitted $675,000 in prepaid interest in connection with the LV Note.

On June 23, 2023, the Company entered into a Loan Agreement (the “BCV Loan Agreement”) with a Luxembourg-based specialized investment fund, BCV S&G DevCorp (“BCV S&G”), for up to $2,000,000 in proceeds, under which we initially received $1,250,000. The Loan Agreement provides that the loan provided thereunder will bear interest at 14% per annum and mature on December 1, 2024. The loan may be repaid by the Company at any anytime following the twelve-month anniversary of its issue date. The loan is secured by 19.99% of the Company’s outstanding shares of common stock (the “Pledged Shares”), which were pledged pursuant to an escrow agreement (the “Escrow Agreement”) with American Stock Transfer & Trust Company, LLC, the Company’s transfer agent. The fees associated with the issuance include $70,000 paid to BCV S&G for the creation of the BCV Loan Agreement and $27,500 payable to BCV S&G per annum for maintaining the BCV Loan Agreement. Additionally, $37,500 in broker fees was paid to Bridgeline Capital Partners S.A. on the principal amount raised of $1,250,000. As of June 30, 2023, the Company has paid $35,000 in debt issuance costs. The BCV Loan Agreement further provided that if SG DevCorp’s shares of common stock are not listed on The Nasdaq Stock Market before August 30, 2023 or if following such listing the total market value of the Pledged Shares falls below twice the face value of the loan, the loan will be further secured by the Company’s St. Mary’s industrial site, consisting of 29.66 acres and a proposed manufacturing facility in St. Mary’s, Georgia (the “St. Mary’s Site”). For the three months ended June 30, 2023, the Company recognized amortization of debt issuance costs of $5,000. As of June 30, 2023, the unamortized debt issuance costs amounted to $130,000.

5.      Net Loss Per Share

Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares consist of the common shares issuable upon the exercise of stock options and warrants. Potentially dilutive common shares are excluded from the calculation if their effect is antidilutive.

At June 30, 2023 and December 31, 2022, there were no securities outstanding that could potentially dilute future net loss per share.

6.      Stockholder’s Equity

As of June 30, 2023, the Company has 1,000 shares of common stock authorized, issued and outstanding which were issued to the Parent. As of June 30, 2023, the Parent contributed $6,054,729 to the Company.

Safe and Green Development Corporation
Notes to Financial Statements

For the Three and Six Months Ended June 30, 2023

7.      Related Party Transactions

As of June 30, 2023 and December 31, 2022, $3,200,743 and $4,200,000, respectively, is due to Parent. This amount was advanced to the Company, is non-interest bearing and is due on demand. Included in this amount, are payroll and general and administrative expenses which have been paid by the Parent and allocated to the Company. The Parent has allocated these costs based upon the estimated efforts which benefit the Company. For the year ended December 31, 2022, the Parent allocated $1,690,377 to the Company, with $207,523 included in project development costs. For the six months ended June 30, 2023, the Parent allocated $542,065 to the Company. For the three months ended June 30, 2023, the Parent allocated $60,000 to the Company.

8.      Commitments and Contingencies

At times the Company is subject to certain claims and lawsuits arising in the normal course of business. The Company assesses liabilities and contingencies in connection with outstanding legal proceedings utilizing the latest information available. Where it is probable that the Company will incur a loss and the amount of the loss can be reasonably estimated, the Company records a liability in our financial statements. These legal accruals may be increased or decreased to reflect any relevant developments on a quarterly basis. Where a loss is not probable or the amount of the loss is not estimable, the Company does not record an accrual, consistent with applicable accounting guidance. Based on information currently available, advice of counsel, and available insurance coverage, the Company believes that any legal proceedings will not have a material adverse effect on the financial condition.

9.      Subsequent Events

On August 9, 2023, Parent and the Company entered into a Note Cancellation Agreement, effective as of July 1, 2023, pursuant to which Parent cancelled and forgave the remaining balance then due on that certain promissory note, dated December 19, 2021, made by the Company in favor of Parent in the original principal amount of $4,200,000.

In addition, on August 9, 2023, Parent issued to the Company a non-interest bearing promissory note, in the principal amount of $908,323, payable on demand, to evidence advances by the Company to Parent in such amount.

On August 16, 2023, the Company secured an additional $500,000 in bridge funding from BCV S&G under the BCV Loan Agreement.

On August 25, 2023, SG DevCo and BCV S&G amended the BCV Loan Agreement (“Amendment No. 1”) to change the date upon which SG DevCo’s shares must be listed on The Nasdaq Stock Market from August 30, 2023 to September 15, 2023. According to Amendment No. 1, if SG DevCo’s shares of common stock are not listed on The Nasdaq Stock Market before September 15, 2023 or if following such listing the total market value of the Pledged Shares falls below twice the face value of the loan, the loan will be further secured by a security interest in the St. Mary’s Site.

On September 11, 2023, SG DevCo and BCV S&G amended the BCV Loan Agreement (“Amendment No. 2”) to change the date upon which SG DevCo’s shares must be listed on The Nasdaq Stock Market from September 15, 2023 to September 30, 2023. According to Amendment No. 2, if SG DevCo’s shares of common stock are not listed on The Nasdaq Stock Market before September 30, 2023 or if following such listing the total market value of the Pledged Shares falls below twice the face value of the loan, the loan will be further secured by a security interest in the St. Mary’s Site.